    As filed with the Securities and Exchange Commission on December 27, 1996
                                             Registration No. 333-_____________
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

            AMERICAN BUSINESS FINANCIAL SERVICES, INC. (Exact name of
                     Registrant as specified in its charter)

               Delaware                                        6162                                    87-0418807
--------------------------------------         ------------------------------------        ----------------------------------
   (State or other jurisdiction of                 (Primary Standard Industrial                     (I.R.S. Employer
    incorporation or organization)                 Classification Code Number)                   Identification Number)

                   American Business Financial Services, Inc.
                              103 Springer Building
                              3411 Silverside Road
                           Wilmington, Delaware 19810
                                 (302) 478-6160
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                            Anthony J. Santilli, Jr.
                  Chairman, President, Chief Executive Officer,
                 Chief Operating Officer, Treasurer and Director
                   American Business Financial Services, Inc.
                            Balapointe Office Center
                           111 Presidential Boulevard
                                    Suite 215
                              Bala Cynwyd, PA 19004
                                 (610) 668-2440
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:


   Frederick D. Lipman, Esquire                 Philip Ross Bevan, Esquire
     Jane K. Storero, Esquire             Elias, Matz, Tiernan & Herrick L.L.P.
  Blank Rome Comisky & McCauley                   734 15th Street, N.W.
   1200 Four Penn Center Plaza                          12th Floor
 Philadelphia, Pennsylvania 19103                  Washington, DC 20005
          (215) 569-5500


         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

===============================================================================

         If this Form is a post-effective registration statement filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434 please check the following box. [ ]

========================================================================================================================
                                             CALCULATION OF REGISTRATION FEE

                                                            Proposed maximum
       Title of each class of                Amount          offering price       Proposed maximum       Amount of
     securities to be registered      to be registered(1)      per share(2)        offering price     registration fee
===================================== ========================================= ========================================
Common Stock.........................       1,150,000          $19.56               $22,494,000         $6,817

------------------------------------- ----------------------------------------- ----------------------------------------

(1) Includes 150,000 shares which the Underwriter has the option to purchase to cover over-allotments, if any. See "Underwriting."

(2) Estimated solely for the purpose of calculating the registration fee based upon the average high and low bid prices of the Common Stock of $
         19.56 as reported on the Philadelphia Stock Exchange on December
         23, 1996.



         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED DECEMBER 27, 1996

PROSPECTUS
                                1,000,000 Shares

                [LOGO] AMERICAN BUSINESS FINANCIAL SERVICES, INC.

                                  Common Stock
                             ----------------------

         All of the shares of the Common Stock, $.001 par value per share (the "Common Stock"), offered hereby (the "Public Offering") are being sold by American Business Financial Services, Inc. (together with its subsidiaries, "ABFS" or the "Company").

         The Common Stock is traded on the Philadelphia Stock Exchange ("PHLX") under the symbol "AFX." On December 23, 1996, the last reported sales price of the Common Stock was $19.56 per share. See "Market for Common Stock and Related Stockholder Matters." The Common Stock has been approved for quotation on the Nasdaq National Market System under the symbol " " upon commencement of the Public Offering.

         ABFS is not subject to state or federal statutes or regulations applicable to banks and/or savings and loan associations with regard to deposit insurance, the maintenance of reserves, the quality or condition of its assets or other matters. THE SHARES OFFERED HEREBY ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT GUARANTEED BY ANY GOVERNMENTAL OR PRIVATE INSURANCE FUND OR ANY OTHER ENTITY.

         SEE "RISK FACTORS" ON PAGE 9 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                        ---------------------------------

=========================================================================================================================
                                                                                Underwriting
                                                           Price to            Discounts and            Proceeds to
                                                            Public             Commissions(1)           Company (2)
-------------------------------------------------------------------------------------------------------------------------
Per Share.......................................... $                      $                       $
-------------------------------------------------------------------------------------------------------------------------
Total (3).......................................... $                      $                       $
=========================================================================================================================

(1) See "Underwriting" for information relating to the indemnification of the Underwriters.

(2) Before deducting, expenses payable by the Company estimated to be $445,000.

(3) The Company has granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase from the Company up to 150,000 additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total price to Public, Underwriting Discounts and
      Commissions and Proceeds to Company will be $         , $ and $         ,
      respectively. See "Underwriting."

           The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or part. It is expected that delivery of the shares of Common Stock will be made against payment therefor at the offices of Friedman, Billings, Ramsey & Co., Inc., as representative of the several Underwriters (the "Representative"), Arlington, Virginia, or in book entry form through the book entry facilities of the
Depository Trust Company on or about           , 1997.

                        ---------------------------------

                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                 The date of this Prospectus is        , 1997.

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (together with all exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of the Common Stock offered by this Prospectus. This Prospectus does not contain all of the information set forth in such Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company, the Common stock offered by this Prospectus and related matters, reference is made to such Registration Statement, including the exhibits filed as a part thereof. Each statement in this Prospectus referring to a document filed as an exhibit to such Registration Statement is qualified by reference to the exhibit for a complete statement of its terms and conditions.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. Following the Public Offering, the Company will continue to be subject to the reporting requirements of the Exchange Act. So long as the Company is subject to the reporting requirements of the Exchange Act, it will continue to furnish the reports and other information required thereby to the Commission. The Company will furnish to its stockholders annual reports containing audited financial statements and an opinion thereon expressed by the Company's independent auditors and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

         The Registration Statement and any reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at its Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located as follows:
Chicago Regional Office, Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, IL 60661-2511; and New York Regional Office, 7 World Trade Center, New York, NY 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web Site is http://www.sec.gov. In addition, such reports, proxy statements and other information concerning the Company will also be available for inspection at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, DC 20006.

         The Company's Common Stock is traded on the PHLX under the symbol "AFX." Reports, proxy statements and other information concerning the Company can be inspected at the offices of the Philadelphia Stock Exchange located at 1900 Market Street, Philadelphia, Pennsylvania 19103.

         IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER THE COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the consolidated financial statements, including the notes thereto appearing elsewhere in this Prospectus. Prospective investors of the shares of Common Stock offered hereby should carefully consider the factors set forth under "Risk Factors." Except as otherwise specified, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. See "Underwriting."

General

         ABFS is a financial services company operating primarily in the mid-atlantic region of the United States. The Company, through its principal direct and indirect subsidiaries, originates, sells and services loans to businesses secured by real estate and other business assets ("Business Purpose Loans") and non-conforming mortgage loans typically to credit impaired borrowers secured by mortgages on single-family residences ("Home Equity Loans"). The Company also originates small ticket leases (generally $10,000 to $150,000) for the acquisition of business equipment ("Equipment Leases"). In addition, the Company has recently entered into exclusive business arrangements with several financial institutions pursuant to which the Company will purchase Home Equity Loans that do not meet the underwriting guidelines of the selling institution but meet the Company's underwriting criteria (the "Bank Alliance Program").

         The Company's customers currently consist primarily of two groups. The first category of customers includes credit impaired borrowers who are generally unable to obtain financing from banks, savings and loan associations or other finance companies that have historically provided loans only to individuals with favorable credit characteristics. These borrowers generally have impaired or unsubstantiated credit characteristics and/or unverifiable income and respond favorably to the Company's marketing efforts. The second category of customers includes borrowers who would qualify for loans from traditional lending sources but elect to utilize the Company's products and services. The Company's experience has indicated that these borrowers are attracted to the Company's loan products as a result of its marketing efforts, the personalized service provided by the Company's staff of highly trained lending officers and the timely response to loan requests. Historically, both categories of customers have been willing to pay the Company's origination fees and interest rates which are generally higher than those charged by traditional lending sources.

Business Purpose Loans

         The Company began operations in 1988 and initially offered Business Purpose Loans. The Company currently originates Business Purpose Loans through a retail network of salespeople in Pennsylvania, Delaware, New Jersey, New York, Virginia, Maryland and Connecticut. The Company has taken the initial steps to expand its business purpose lending program into the southeastern region of the United States. The Company focuses its marketing efforts on small businesses who do not meet all of the credit criteria of commercial banks and small businesses that the Company's research indicates are predisposed to using the Company's products and services.

         The Business Purpose Loans originated by the Company are secured by real estate. In substantially all cases, the Company receives additional collateral in the form of, among other things, pledges of securities, assignments of contract rights, life insurance and lease payments and liens on business equipment and other business assets, as available. The Company's Business Purpose Loans are generally originated with fixed rates and typically have origination fees of 5.0% to 6.0%. The weighted average interest rate received on the Business Purpose Loans originated by the Company was 15.96 % and 15.83% for the three months ended September 30, 1996 and the year ended June 30, 1996, respectively. Business Purpose Loans typically have significant prepayment penalties which the Company believes tend to extend the average life of such loans and make these loans more attractive products to securitize. The Business Purpose Loans securitized in the last two securitizations had a weighted average loan-to-value ratio (based solely upon the real estate collateral securing the loans) of 59.82% at the time of securitization.

         The Company's strategy for expanding its business purpose lending program focuses on motivating borrowers through the investment in retail marketing and sales efforts rather than on emphasizing discounted pricing or a reduction in underwriting standards. The Company utilizes a proprietary training program involving extensive and on-going training of its lending officers. The Company originated $7.4 million and $28.9 million of Business Purpose Loans for the quarter ended September 30, 1996 and the year ended June 30, 1996, respectively.

Home Equity Loans

         ABFS entered the Home Equity Loan market in 1991. The Company originates Home Equity Loans primarily to credit impaired borrowers through retail marketing which includes telemarketing operations, direct mail and television advertisements. The Company currently originates Home Equity Loans primarily in Pennsylvania, New Jersey, Delaware, Maryland and Virginia. The Company was recently granted licenses and expects to begin originating Home Equity Loans on a limited basis in Georgia, North Carolina, South Carolina, Connecticut and Florida during calendar 1997. The Company originated $12.7 million and $36.5 million of Home Equity Loans for the quarter ended September 30, 1996 and the year ended June 30, 1996, respectively. The weighted average interest rate on Home Equity Loans originated by the Company was 11.50% and 9.94% for the three months ended September 30, 1996 and the year ended June 30, 1996, respectively.

          The Company initiated its Bank Alliance Program in fiscal 1996. The Company believes that the Bank Alliance Program is a unique method of increasing the Company's production of Home Equity Loans. Currently, the Company has entered into agreements with five financial institutions which provide the Company with the opportunity to underwrite, process and purchase loans generated by the branch networks of such institutions which consist of approximately 600 branches located in Pennsylvania, Delaware, New Jersey and Maryland. The Company is also negotiating with other financial institutions regarding their participation in the program.

Equipment Leases

         ABFS began offering Equipment Leases in December 1994 to complement its business purpose lending program. The Company originates leases on a nationwide basis with a particular emphasis on the eastern portion of the United States. The Company believes that cross-selling opportunities exist for offering lease products to Business Purpose Loan customers and offering Business Purpose Loans to lease customers. The weighted average interest rate received on the Equipment Leases originated by the Company was 15.53% and 17.22% for the three months ended September 30, 1996 and the year ended June 30, 1996, respectively. The Company currently holds all Equipment Leases originated in its lease portfolio to generate interest income. The Company recently hired a leasing officer with over 20 years of experience in small ticket leasing to expand this area of the Company's business. See "Business -- Lending and Leasing Activities."

         The Company intends to continue to utilize funds generated from the securitization of loans and the sale of subordinated debentures to increase its loan and lease originations and to expand into new geographic markets, with an initial focus on expansion in the southeastern region of the United States. The Company also intends to expand its Bank Alliance Program with financial institutions across the United States.

         From the inception of the Company's business in 1988 through September 30, 1996, the Company has experienced total net loan and lease losses of approximately $300,000. The Company's losses on its total loan and lease portfolio serviced totaled $50,000, $129,000, $88,000 and $10,000, respectively, for the three months ended September 30, 1996 and the years ended June 30, 1996, 1995 and 1994. The Company's loans and leases delinquent over 30 days represented 3.93% and 2.30% of the total loan and lease portfolio at September 30, 1996 and June 30, 1996, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset Quality."

         The Company's ability to fund and subsequently securitize Business Purpose Loans and Home Equity Loans has significantly improved its financial performance and enabled it to both expand its marketing efforts and increase the geographic scope of its products. Through September 30, 1996, the Company had securitized an aggregate of $47.1 million of Business Purpose Loans and $26.0 million of Home Equity Loans. The Company retains the servicing rights on its securitized loans. See "Business -- Securitizations."

         In addition to securitizations, the Company funds its operations with subordinated debentures that the Company markets directly to individuals from the Company's principal operating office located in Pennsylvania and branch offices located in Florida and Arizona. At September 30, 1996, the Company had $37.9 million in subordinated debentures outstanding with a weighted average coupon of 8.91% and a weighted average maturity of 25.6 months. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                               The Public Offering

Common Stock offered by the Company:                         1,000,000 shares

Capital Stock to be Outstanding after the Public
     Offering..............................................  3,353,166 shares (1)(2)

Use of Proceeds............................................  The net proceeds resulting from the sale of the Common
                                                             Stock will be utilized by the Company for its general
                                                             corporate purposes.  See "Use of Proceeds."

Nasdaq National Market Symbol for the
     Common Stock..........................................  "_____"

Risk Factors...............................................  See "Risk Factors" for a discussion of certain material factors that should be considered in connection with an
                                                             investment in the Common Stock offered hereby.

(1)   Assumes no exercise of the over-allotment option.

(2) Excludes 181,000 shares of Common Stock reserved for issuance upon the exercise of options granted under the Company's stock option plans, options to purchase 150,500 shares intended to be granted to the Company's officers in connection with the Public Offering and 38,488 shares of Common Stock reserved for issuance upon the exercise of options available for grant under the Company's stock option plans. See "Management--Executive Compensation" and "Description of Capital Stock."

                       SUMMARY CONSOLIDATED FINANCIAL DATA

      The consolidated financial information set forth below for ABFS should be read in conjunction with the more detailed consolidated financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                Three Months Ended
                                                  September 30,                        Year Ended June 30,
                                              ---------------------- --------------------------------------------------------
                                                 1996       1995        1996       1995       1994        1993       1992
                                              ---------- ----------- ---------- ---------- ----------- ---------- -----------
Statement of Income Data:                                      (Dollars in Thousands, except per share data)
Revenues
   Gain on sale of loans..................... $    4,373    $     55    $ 9,005    $ 1,443    $    110    $   119     $    83
   Interest and fees.........................      1,135         889      3,351      4,058       2,367      1,619       1,534
   Other.....................................         76          --         23        143         156        306         103
                                              ---------- ----------- ---------- ---------- ----------- ---------- -----------
Total revenues...............................      5,584         944     12,379      5,644       2,633      2,044       1,720
Total expenses.............................        3,806       1,380      9,258      4,750       2,299      1,977       1,928
Operating income (loss) before income
   taxes (recoverable), extraordinary item
   and cumulative effect of accounting change      1,778       (436)      3,121        894         334         67       (208)
Income (loss) before extraordinary items and
   cumulative effect of accounting change....      1,156       (283)      2,319        581         137         41       (125)
Extraordinary item (net of income taxes of
   $101) ....................................         --          --         --         --          --         --         157
Cumulative effect of accounting change
   on prior years............................         --          --         --         --        (52)         --          --
 Net income (loss)............................     1,156        (283)     2,319        581         85          41           2

Per Common Share Data:
   Income (loss) before extraordinary item and
      cumulative effect of accounting change.  $     .47    $  (.13)   $   1.01    $   .27    $    .04   $    .02    $   (.08)
   Extraordinary item .......................         --         --          --         --          --         --         .10
   Net income (loss).........................        .47       (.13)       1.01        .27         .04        .02         .02
   Cash dividends declared...................       .015          --       0.03         --          --         --          --

                                                  September 30,                              June 30,
                                              ---------------------- --------------------------------------------------------
                                                 1996       1995        1996       1995       1994        1993       1992
                                              ---------- ----------- ---------- ---------- ----------- ---------- -----------
Balance Sheet Data:                                                           (In Thousands)
Cash and cash equivalents....................  $   8,812    $  1,105   $  5,345    $ 4,734    $     83    $   151    $    270
Loan and lease receivables, net available for
  sale.......................................     10,894      15,000     17,625      8,669       3,181      2,170       2,088
Other........................................        579         485        534        328       5,538      2,963       1,491
Total assets.................................     51,975      25,367     46,894     22,175      12,284      7,270       5,368
Subordinated debentures .....................     37,878      20,887     33,620     17,800       7,171      1,327         665
Total liabilities ...........................     46,463      23,507     42,503     20,031      10,721      5,801       4,322
Stockholders' equity.........................      5,512       1,860      4,392      2,143       1,562      1,469       1,045


                                                Three Months Ended
                                                  September 30,                        Year Ended June 30,
                                              ---------------------- --------------------------------------------------------
                                                 1996       1995        1996       1995       1994        1993       1992
                                              ---------- ----------- ---------- ---------- ----------- ---------- -----------
Other Data:                                                               (Dollars in Thousands)
Originations:
   Business Purpose Loans.................... $    7,421    $  6,714    $28,872    $18,170    $ 11,793    $ 9,769    $  5,773
   Home Equity Loans.........................     12,663       5,082     36,479     16,963      22,231     22,017      34,462
   Equipment Leases .........................      1,970       1,309      5,967      2,220          --         --          --
Loans sold:
   Securitizations...........................     26,916          --     36,506      9,777          --         --          --
   Other.....................................        864         950     19,438     31,948      30,562     29,036      40,310
Total Loan and Lease Portfolio Owned
   and Serviced..............................     79,080      24,503     59,891     17,774       8,719      5,134       3,578
Average loan/lease size:
   Business Purpose Loans....................         76          74         78         71          57         63          48
   Home Equity Loans.........................         43          38         47         46          55         45          42
   Equipment Leases..........................         10          11         11         12          --         --          --
Weighted average interest rate on loans and
   leases originated:
   Business Purpose Loans ..................        15.96%     15.88%     15.83%     16.05%      16.03%     16.24%      16.45%
   Home Equity Loans.........................       11.50      10.86       9.94      12.68        8.65       9.60        9.25
   Equipment Leases..........................       15.53      16.95      17.22      15.85          --         --          --



                                                  At or For The
                                                Three Months Ended
                                                  September 30,                 At or For the Year Ended June 30,
                                              ---------------------- --------------------------------------------------------
                                                 1996       1995        1996       1995       1994        1993       1992
                                              ---------- ----------- ---------- ---------- ----------- ---------- -----------
Financial Ratios:
Return on average assets (1)................       9.35%      (4.77)%      6.71%      3.37%       0.87%      0.65%       0.56%
Return on average equity (1)................       63.76     (71.89)      70.96      31.36        5.58       3.29      (3.27)
Total delinquencies as a percentage of total
   portfolio serviced, at end of period(2)..        3.93       3.67        2.30       3.84        6.85       5.97       5.39
Allowance for credit losses to total portfolio
   serviced, at end of period...............        1.21         .81       1.18        .87         .89        .80        1.14
Real estate owned as a percentage of total
   portfolio serviced, at end of period.....         .23        3.21        .71       3.61        2.63       1.44          --
Loan and lease losses as a percentage of the average
   total portfolio serviced during the period        .08          --        .33        .66         .16        .47         .26
Pre-tax income (loss) as a percentage of
   total revenues...........................       31.80      (46.16)     25.21      15.84       12.69       3.26      (12.10)

(1) Annualized
(2) Total deliquencies includes loans and leases deliquent over 30 days, exclusive of real estate owned.

                                  RISK FACTORS

         In addition to the financial and other information contained in this Prospectus, prospective investors should consider, among other things, the following factors in connection with the purchase of the Common Stock.

Decline in Collateral Value May Adversely Affect Loan-to-Value Ratios

         The Company's business may be adversely affected by declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowings and increases the loan-to-value ratios of loans previously made by the Company, thereby weakening collateral coverage and increasing the possibility of a loss in the event of a borrower default. Further, delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions. As a result, there can be no assurance that the market value of the real estate underlying such loans will at any time be equal to or in excess of the outstanding principal amount of such loans. See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Credit Impaired Borrowers May Result in Increased Delinquency Rates

         The Company markets loans, in part, to borrowers who, for one reason or another, are not able, or do not wish, to obtain financing from traditional sources such as commercial banks. Loans made to such borrowers may entail a higher risk of delinquency and losses than loans made to borrowers who utilize traditional financing sources. As a result, the Company may experience higher delinquency rates and losses in the event of adverse economic conditions than those experienced by other lenders. At September 30, 1996 and June 30, 1996, total delinquent loans as a percentage of the Company's total portfolio serviced were 3.9% and 2.3%, respectively. While the Company utilizes underwriting standards and collection procedures designed to mitigate the higher credit risk associated with lending to such borrowers, no assurance can be given that such standards or procedures will offer adequate protection against this risk. In the event loans sold and serviced by the Company experience higher delinquencies, foreclosures or losses than anticipated, the Company's results of operations or financial condition could be adversely affected. See "Business."

Dependence upon Securitizations and Fluctuations in Operating Results

         In recent periods, gain on sale of loans generated by the Company's securitizations has represented a substantial majority of the Company's revenues and net income. Gain on sale of loans resulting from securitizations as a percentage of total revenues was 78.6% and 71.8% for the three months ended September 30, 1996 and the year ended June 30, 1996, respectively. In addition, the Company relies primarily on securitizations to generate cash proceeds for repayment of its warehouse credit facilities and other borrowings and to enable the Company to originate additional loans. Several factors affect the Company's ability to complete securitizations, including conditions in the securities markets generally, conditions in the asset-backed securities markets specifically and the credit quality of the portfolio of loans serviced by the Company. Any substantial reduction in the size or availability of the securitization market for the Company's loans could have a material adverse effect on the Company's results of operations and financial condition.

         The Company's revenues and net income have fluctuated in the past and are likely to fluctuate in the future principally as a result of the timing and size of its securitizations. The strategy of selling loans through securitizations requires the Company to build an inventory of loans over time, during which time the Company incurs costs and expenses. Since the Company does not recognize gains on the sale of such loans until it consummates a securitization thereof, which may not occur until a subsequent fiscal period, the Company's operating results for a given period can fluctuate significantly as a result of the timing and level of securitizations. If securitizations do not close when expected, the Company could experience a loss for the period which could have a materially adverse effect on the Company's results of operations. In addition, due to the timing difference between the period when costs are incurred in connection with the origination of loans and their subsequent sale through the securitization process, the Company may operate on a negative cash flow basis, which could adversely impact the Company's results of operations and financial condition.

         The Company has made estimates of the excess spread receivable to be received in connection with its securitizations based upon certain prepayment and default assumptions; however, its actual prepayment and default experience may vary materially from such estimates. As a result, the gain recognized by the Company upon the sale of loans may be overstated to the extent that actual prepayments or losses are greater than estimated. Higher levels of future prepayments, delinquencies and/or liquidations could result in decreased excess spreads and the write down of the receivable, which would adversely affect the Company's income in the period of adjustment. Conversely, if the estimated average lives of the loans assumed for this purpose are shorter than the actual life, the amount of cash actually received over the lives of the loans would reduce the gain previously recognized at the time the loans were sold and the Company would record a charge against earnings. See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Ability of the Company to Sustain Recent Levels of Growth and Operating Results

         During fiscal 1996 and the first quarter of fiscal 1997, the Company experienced record levels of total revenues and net income as a result of increases in loan originations and the securitization of loans. Total revenues increased approximately $6.8 million, or 121.4%, between fiscal 1995 and 1996 while net income increased approximately $1.7 million, or 292.6%. Total revenues and net income were $5.6 million and $1.2 million respectively, for the three months ended September 30, 1996 as compared to $944,000 and $(283,000) for the three months ended September 30, 1995. The Company's ability to sustain the level of growth in total revenues and net income experienced during fiscal 1996 and the first quarter of fiscal 1997 is dependent upon a variety of factors outside the control of the Company, including interest rates, economic conditions in the Company's primary market area, competition and regulatory restrictions. As a result, the rate of growth experienced in fiscal 1996 and the three months ended September 30, 1996 may not be sustained in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Ability of the Company to Implement its Growth Strategy

         The Company's growth strategy is dependent upon its ability to increase its loan volume through geographic expansion while maintaining its customary origination fees, interest rate spreads and underwriting criteria with respect to such increased loan volume. Implementation of this strategy will depend in large part on the Company's ability to: (i) expand its offices in markets with a sufficient concentration of borrowers meeting the Company's underwriting criteria; (ii) obtain adequate financing on favorable terms to fund its growth strategy; (iii) profitably securitize its loans in the secondary market on a regular basis; (iv) hire, train and retain skilled employees; (v) successfully implement its marketing campaigns; and (vi) continue to expand in the face of increasing competition from other lenders. The Company's failure with respect to any or all of these factors could impair its ability to successfully implement its growth strategy which could have a material adverse effect on the Company's results of operations and financial condition. See "Business."

Increased Competition Could Adversely Affect Results of Operations

         The various segments of the Company's lending businesses are highly competitive. Certain lenders against which the Company competes have substantially greater resources, greater experience and lower cost of funds, as well as a more established market presence than the Company. To the extent the Company's competitors increase their marketing efforts to include the Company's market niche of borrowers, the Company may be forced to reduce the rates and fees it currently charges for such loans in order to maintain and expand its market share. Any reduction in such rates or fees could have an adverse impact on the Company's results of operations. In addition, even after the Company has made a loan to a borrower, the borrower may refinance the loan with another lender at more favorable rates and terms. Furthermore, the profitability of the Company and other similar lenders is attracting additional competitors into this market, with the possible effect of reducing the Company's ability to charge its customary origination fees and interest rates. In addition, as the Company expands into new geographic markets, it will face competition from lenders with established positions in these areas. There can be no assurance that the Company will be able to continue to compete successfully in the markets it serves. Such an event could have a material adverse effect on the Company's results of operations and financial condition. See "Business -- Competition."

Dependence Upon Debt Financing

         For its ongoing operations, the Company is dependent upon borrowings such as that represented by the Company's unsecured subordinated debentures and the Company's warehouse credit facilities and lines of credit as well as funds received from the securitization of loans. The Company had $37.9 million of subordinated debentures outstanding at September 30, 1996 and was not utilizing its lines of credit and credit facilities of $36.0 million. At September 30, 1996 subordinated debentures scheduled to mature during the twelve months ended September 30, 1997 totaled $20.9 million. Any failure to renew or obtain adequate funding under a warehouse credit facility, or other borrowings, or any substantial reduction in the size of or pricing in the markets for the Company's loans, could have a material adverse effect on the Company's results of operations and financial condition. To the extent that the Company is not successful in maintaining or replacing existing financing, it would have to curtail its loan production activities or sell loans rather than securitizing them, thereby having a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Changes in Interest Rates May Adversely Affect Profitability

         The profitability of the Company is likely to be adversely affected during any period of rapid changes in interest rates. Any future rise in interest rates may adversely affect demand for the Company's products. In addition, such increase in rates may increase the Company's cost of funds and could adversely affect the spread between the rate of interest received on loans and rates payable under the Company's outstanding credit facilities or the pass-through rate for interests issued in connection with loans securitized. In addition, any future decrease in interest rates will reduce the amounts which the Company may earn on its newly originated loans and leases. A significant decline in interest rates could also decrease the size of the loan portfolio serviced by the Company by increasing the level of loan prepayments.

         In an attempt to mitigate the effect of changes in interest rates on its fixed-rate mortgage loan portfolio prior to securitization, the Company implemented a hedging strategy in August 1995. An effective hedging strategy is complex and no hedging strategy can completely insulate the Company from interest rate risks. The nature and timing of hedging transactions may impact the effectiveness of hedging strategies. Poorly designed strategies or improperly executed transactions may increase rather than mitigate risk. In addition, hedging involves transaction and other costs, and such costs could increase as the period covered by the hedging protection increases or in periods of rising and fluctuating interest rates. As a result, the Company may be prevented from effectively hedging its interest rate risks without reducing income in current periods.

         The Company also experiences interest rate risk to the extent that a portion of its liabilities are comprised of subordinated debentures with scheduled maturities of one to ten years. At September 30, 1996, the Company had
17.0 million of subordinated debentures with scheduled maturities greater than one year. To the extent that interest rates decrease in the future, the rates paid on such liabilities could exceed the rates received on the Company's newly originated loans resulting in a decrease in the Company's spread. Consequently, fluctuations in interest rates may adversely affect the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Interest Rate Risk Management."

 Geographic Concentration of Loans

         The Company originates loans in a circumscribed geographic area which primarily includes the states located in the mid-atlantic region of the United States. This practice may subject the Company to the risk that a downturn in the economy in this area of the country would more greatly affect the Company than if its lending business were more geographically diversified. See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Contingent Risks

         Although the Company sells substantially all loans which it originates on a nonrecourse basis through securitizations, the Company retains risk on substantially all loans sold. During the period of time that loans are held pending sale, the Company is subject to the various business risks associated with the lending business including the risk of borrower default, the risk of foreclosure and the risk that a rapid increase in interest rates would result in a decline in the value of loans to potential purchasers.

         In addition, documents governing the Company's securitizations require the Company to commit to repurchase or replace loans which do not conform to the representations and warranties made by the Company at the time of sale. When borrowers are delinquent in making monthly payments on loans included in a securitization trust, the Company is required to advance interest payments with respect to such delinquent loans to the extent that the Company deems such advances will be ultimately recoverable. These advances require funding from the Company's capital resources but have priority of repayment from the succeeding month's collections.

         In the ordinary course of its business, the Company is subject to claims made against it by borrowers and private investors arising from, among other things, losses that are claimed to have been incurred as a result of alleged breaches of fiduciary obligations, misrepresentations, errors and omissions by employees, officers and agents of the Company (including its appraisers), incomplete documentation and failures by the Company to comply with various laws and regulations applicable to its business. The Company believes that any potential liability with respect to any currently asserted claims or legal actions will not be material to the Company's results of operations or financial condition; however, any claims asserted in the future may result in legal expenses or liabilities which could have a material adverse effect on the Company's results of operations and financial condition. See "Business -- Legal Proceedings."

Diversification of the Company's Lending Business

         The Company's involvement in home equity lending through the Bank Alliance Program and equipment leasing is relatively new. Therefore, the Company is not able to predict with any certainty whether it will be able to operate such areas of the Company's business profitability either in the short or long term. There are also risks inherent in such types of lending which in some cases differ from those which exist in the business purpose lending area. While the Equipment Leases made by the Company are secured by a lien on the equipment leased, such equipment is subject to the risk of damage, destruction or technological obsolescence prior to the termination of the lease. In the case of the Company's fair market value leases, lessees may choose not to exercise their option to purchase the equipment for its fair market value at the termination of the lease, with the result that the Company may be required to sell such equipment to third party buyers at a discount or otherwise dispose of such equipment. See "Business -- Lending and Leasing Activities."

Regulatory Restrictions and Licensing Requirements

         The Company's home equity lending business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and is subject to various laws and judicial and administrative decisions imposing requirements and restrictions on all or part of its operations. The Company's home equity lending activities are subject to the Federal Truth-in-Lending Act and Regulation Z (including the Home Ownership and Equity Protection Act of 1994), the Federal Equal Credit Opportunity Act and Regulation B, as amended, the Federal Real Estate Settlement Procedures Act and Regulation X, the Home Mortgage Disclosure Act and the Federal Debt Collection Practices Act, as well as other federal and state statutes and regulations affecting the Company's activities. The Company is also subject to examinations by state regulatory authorities with respect to originating, processing, underwriting, selling and servicing Home Equity Loans. These rules and regulations, among other things, impose licensing obligations on the Company, prohibit discrimination, regulate assessment, collection, foreclosure and claims handling, payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, and fees. Failure to comply with these requirements can lead to termination or suspension of licenses, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

         The previously described laws and regulations are subject to legislative, administrative and judicial interpretation, and certain of these laws and regulations have been infrequently interpreted or only recently enacted. Infrequent interpretations of these laws and regulations or an insignificant number of interpretations of recently enacted regulations can result in ambiguity with respect to permitted conduct under these laws and regulations. Any ambiguity under the regulations to which the Company is subject may lead to regulatory investigations or enforcement actions and private causes of action, such as class action lawsuits, with respect to the Company's compliance with the applicable laws and regulations.

         Although the Company believes that it has implemented systems and procedures to facilitate compliance with the foregoing requirements and believes that it is in compliance in all material respects with applicable local, state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future that could make compliance more difficult or expensive. See "Business -- Regulation."

Dependence on Key Personnel

         The success of the Company's operations depend, to a large extent, upon the management, lending, credit analysis and business skills of the senior level management of the Company. If members of senior level management were for some reason unable to perform their duties or were, for any reason, to leave the Company, there can be no assurance that the Company would be able to find capable replacements. The Company has entered into employment agreements with its President, Anthony J. Santilli, Jr. and its Executive Vice President, Beverly Santilli. The Company also holds "key-man" insurance for Anthony J. Santilli, Jr. and Beverly Santilli. See "Management."

Voting Control of the Board of Directors of the Company

         The Board of Directors of the Company are the beneficial owners of 1,365,281 shares (excluding options) of the outstanding Common Stock. As a result, upon completion of the Public Offering (assuming the Underwriters' over-allotment option is not exercised), the Board of Directors of the Company will hold approximately 40.7% of the Common Stock, which may allow it to control all actions to be taken by the stockholders, including the election of all of the directors to the Board of Directors. This voting control may have the effect of discouraging hostile offers to acquire the Company because the consummation of any such acquisition would require the consent of the current members of the Board of Directors of the Company. In addition, the Board of Directors is authorized to issue additional shares of Common Stock or shares of preferred stock from time to time with such rights and preferences as the Board may determine. Such preferred stock could be issued in the future with terms and conditions that could further discourage hostile offers to acquire the Company. See "Principal Stockholders" and "Description of Capital Stock."


Environmental Concerns

         In the course of its business, the Company has acquired, and may acquire in the future, properties securing loans which are in default. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or chemical releases at such property, and may be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and cleanup costs incurred by such parties in connection with the contamination. The liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The costs of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such property, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not the facility is owned or operated by such person. In addition, the owner or former owners of a contaminated site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from such property.

         The ability of the Company to foreclose on the real estate collateralizing its loans, if at any time such a foreclosure would be otherwise appropriate, may be limited by the above-referenced environmental laws. While the Company would not make a loan collateralized by real property as to which it had knowledge of an environmental risk or problem, it is possible that such a risk or problem could become known after the subject loan has been made. See "Business -- Loan and Lease Servicing."

Limited Public Market for the Common Stock; Possible Volatility of Stock Price

         The Common Stock has been traded on the PHLX since May 1996. However, the Common Stock experienced a relatively low trading volume. Upon commencement of the Public Offering, the Company's Common Stock will be traded on the Nasdaq National Market System. There can be no assurance that an active trading market will develop or that the purchasers of the Common Stock will be able to resell their Common Stock at prices equal to or greater than the Public Offering price. The Public Offering price of the Common Stock was determined through negotiations between the Company and the Underwriters and may not reflect the market price of the Common Stock after the Public Offering. See "Underwriting," for a discussion of factors considered in determining the Public Offering price. The trading price of the Common Stock could be subject to wide fluctuations in response to quarterly variations in changes in financial estimates by securities analysts and other events or facts. These broad market fluctuations may adversely affect the market price of the Common Stock. See "Market for Common Stock."

Effect on Stock Price of Shares Available for Future Sale

         The Board of Directors of the Company is the record and beneficial holder of 1,365,281 shares of the outstanding shares of Common Stock and currently holds options to purchase an additional 137,500 shares. In addition, executive officers who are not also directors have been granted options to purchase 7,500 shares and it is intended that such officers will be awarded options to purchase 37,500 shares of Common Stock in connection with the Public Offering. Such shares of Common Stock may be sold in the public market or otherwise disposed of, subject to compliance with applicable securities laws. The Company's Amended and Restated Certificate of Incorporation authorizes the issuance of 9,000,000 shares of Common Stock. Upon completion of the Public Offering, there will be 3,353,166 shares of Common Stock issued and outstanding (assuming no exercise of the Underwriters' over-allotment option). Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. See "Shares Eligible for Future Sale."

Dividend Policy

         During fiscal 1996, the Company began paying dividends on its Common Stock. Such dividends totaled approximately $71,000 in the aggregate. The Company also paid a dividend of approximately $35,000 in the aggregate for the three months ended September 30, 1996. The Company's continuing payment of dividends in the future is in the sole discretion of the Board of Directors and will depend, among other things, upon the Company's earnings, its capital requirements and financial condition as well as other factors. As a result, no prediction can be made as to whether the Company will continue to pay dividends in the future or continue to pay dividends at the level it has in the past. See "Dividend Policy" and "Description of Capital Stock."

Anti-Takeover Effect of Delaware Law

         The Company is a Delaware corporation and is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" with the Company for three years following the date that person became an interested stockholder unless the business combination is approved in a prescribed manner. This statute could make it more difficult for a third party to acquire control of the Company without the support of management. See "Description of Capital Stock--Certain Provisions of Delaware Law."

Forward Looking Statements

         When used in this prospectus, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "projected" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including but not limited to changes in interest rate, credit risk related to ABFS's borrowers, market conditions and real estate values in ABFS's lending area, lack of a pubic market for the Common Stock, competition, factors affecting the Company's ability to implement its growth strategy, ABFS's dependence on debt financing and securitizations to fund operations, fluctuations in quarterly operating results, unseasoned nature of ABFS's home equity loan and leasing portfolios, state and federal regulation and licensing requirements applicable to ABFS's lending activities and environmental concerns that could cause the Company's actual results to differ materially from historical earnings and those presently anticipated or projected. Such factors, which are discussed in "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the notes to consolidated financial statements, could affect ABFS's financial performance and could cause ABFS's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in this prospectus. As a result, potential investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. See "Business" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

                                   THE COMPANY
         The Company is a financial services company operating primarily throughout the mid-atlantic region of the United States. ABFS, through its principal direct and indirect subsidiaries, American Business Credit, Inc. ("ABC"), HomeAmerican Credit, Inc. (d/b/a Upland Mortgage and referred to herein as "HAC" or "Upland"), American Business Leasing, Inc. ("ABL") and HomeAmerican Consumer Discount Company ("HCDC"), originates, services and sells Business Purpose Loans, Home Equity Loans and Equipment Leases. The Company also underwrites, processes and purchases Home Equity Loans through the Bank Alliance Program and originates a limited number of secured and unsecured consumer loans. See "Business."

         ABFS was incorporated in Delaware in 1985 and began operations as a finance company in 1988, initially offering Business Purpose Loans to customers whose borrowing needs the Company believed were not being adequately serviced by commercial banks. Since its inception ABFS has significantly expanded its product line and geographic scope and currently offers its loan and lease products in more than ten states.

         The Company's principal executive office is located at 103 Springer Building, 3411 Silverside Road, Wilmington, Delaware 19810. The telephone number at such address is (302) 478-6160. The Company's principal operating office and the executive offices of its subsidiaries are located at Balapointe Office Centre, 111 Presidential Boulevard, Suite 215, Bala Cynwyd, PA 19004. The telephone number at such address is (610) 668-2440. See "Business."


                                 USE OF PROCEEDS

         The net proceeds resulting from the sale of the one million shares of Common Stock offered hereby assuming a Public Offering price of $19.25 per share, after deducting underwriting discounts and other estimated offering expenses, will be utilized by the Company for its general corporate purposes. General corporate purposes may include: (i) financing the future growth of the Company's Business Purpose Loan, Home Equity Loan or Equipment Lease portfolios; (ii) replacing some or all of the Company's outstanding debt; (iii) the repayment of warehouse credit facilities and lines of credit; and (iv) possible future acquisitions of related businesses or assets. The precise amounts and timing of the application of such proceeds depends upon many factors, including, but not limited to, the amount of any such proceeds, actual funding requirements and the availability of other sources of funding. Until such time as the proceeds are utilized, they will be invested in short and long-term investments, including U.S. Treasury Bills, commercial paper, certificates of deposit, securities issued by U.S. government agencies, money market funds and repurchase agreements, depending on the Company's cash flow requirements. The Company's investment policies permit significant flexibility as to the types of such investments that may be made by the Company. The Company may also maintain daily unsettled balances with certain broker-dealers. While the Company may from time to time consider potential acquisitions, the Company as of the date of this Prospectus had no commitments or agreements with respect to any material acquisitions.

                                 DIVIDEND POLICY

         During fiscal 1996, the Company began paying dividends on its Common Stock. Such dividends totaled approximately $71,000 or $0.03 per share. For the three months ended September 30, 1996, the Company paid a dividend which totaled approximately $35,000, or $0.015 per share. The continuing payment of dividends by the Company in the future is in the sole discretion of its Board of Directors and will depend, among other things, upon the Company's earnings, capital requirements and financial condition as well as other factors. As a result, no assurance can be given that the Company will continue to pay dividends at the same level in the future or continue to pay dividends as it has in the past following the completion of the Public Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources."

         As a Delaware corporation, the Company may not declare and pay dividends on its capital stock if the amount paid exceeds an amount equal to the excess of the Company's net assets over paid-in-capital or, if there is no excess, its net profits for the current and/or immediately proceeding fiscal year.


                             MARKET FOR COMMON STOCK

         The Common Stock has been traded on the PHLX since May 1996. During such period, the Common Stock has experienced a relatively low trading volume. The Common Stock has been preliminarily approved for trading on the Nasdaq National Market System under the symbol "____" upon commencement of the Public Offering. Upon completion of the Public Offering, the Company intends to delist its Common Stock from the PHLX. In order to be traded on the Nasdaq National Market System there must be at least two market makers for the Common Stock. The Underwriter has indicated its intention to make a market in the Company's Common Stock following completion of the Public Offering. The Underwriter is not obligated, however, to make a market in the Common Stock and any market making thereby may be discontinued at any time. A second market maker has not yet been secured by the Company. The Company anticipates that it will be able to secure the two market makers necessary to enable the Common Stock to be traded on the Nasdaq National Market System. However, a public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of both willing buyers and sellers of the Common Stock at any given time, which is not within the control of the Company or any market maker. Accordingly, there can be no assurance that an active and liquid market for the Common Stock will develop or be maintained, or that resales of the Common Stock can be made at or above the Public Offering price after the completion of the Public Offering. In addition, the trading price of the Common Stock could be subject to wide fluctuations in response to quarterly variations in changes in financial estimates by securities analysts and other events or facts. These broad market fluctuations may adversely affect the market price of the Common Stock. See "Risk Factors--Limited Public Market for the Common Stock; Possible Volatility of Stock Price."

                                 CAPITALIZATION

          The following table sets forth the consolidated capitalization of ABFS as of September 30, 1996 and on an as adjusted basis giving effect to the sale of 1,000,000 shares of Common Stock by the Company in the Public Offering (assuming no exercise of the Underwriters' over-allotment option) at an assumed Public Offering price of $19.25 per share of Common Stock after deducting underwriting discounts and commissions and estimated expenses of the Public Offering and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This information below should be read in conjunction with the Company's audited consolidated financial statements and the notes thereto which are included elsewhere herein. See also "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Capital Stock."



                                                                                                    At
                                                                                            September 30, 1996
                                                                                   -------------------------------------
                                                                                                               As
                                                                                        Actual              Adjusted
                                                                                   ----------------     ----------------
                                                                                              (In Thousands)
Warehouse Credit Facilities.....................................................       $         --        $          --
Long-term Debt:
   Subordinated Debentures......................................................             16,937               16,937
   Notes payable................................................................                 12                   12
                                                                                   ----------------     ----------------
        Total...................................................................             16,949               16,949
                                                                                   ----------------     ----------------
Stockholders' equity:
   Preferred Stock, $.001 par value per share; 1,000,000 shares
        authorized; no shares outstanding.......................................                 --                   --
   Common Stock, $0.001 par value; 9,000,000 shares authorized;
        2,353,166 shares issued and outstanding (actual);
        3,353,166 shares issued and outstanding (as adjusted)(1)................                  2                    3
   Additional paid in capital...................................................              1,932               19,389
   Retained earnings............................................................              4,178                4,178
        Less note receivable....................................................                600                  600
                                                                                   ----------------     ----------------
        Total stockholders' equity..............................................              5,512               22,970
                                                                                   ----------------     ----------------
        Total capitalization....................................................         $   22,461       $       39,919
                                                                                   ================     ================

-------------------

(1) Excludes 181,000 shares of Common Stock reserved for issuance upon the exercise of options granted under the Company's stock option plans, options to purchase 150,500 shares intended to be granted to the Company's officers in connection with the Public Offering and 38,488 shares of Common Stock reserved for issuance upon the exercise of options available for grant under the Company's stock option plans. See "Management--Executive Compensation" and "Description of Capital Stock."

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The financial information set forth below for ABFS and its subsidiaries should be read in conjunction with the more detailed consolidated financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                Three Months Ended
                                                  September 30,                        Year Ended June 30,
                                              ---------------------- --------------------------------------------------------
                                                 1996       1995        1996       1995       1994        1993       1992
                                              ---------- ----------- ---------- ---------- ----------- ---------- -----------
Statement of Income Data:                                      (Dollars in Thousands, except per share data)
Revenues
   Gain on sale of loans..................... $    4,373    $     55     $9,005    $ 1,443     $   110   $    119     $    83
   Interest and fees.........................      1,135         889      3,351      4,058       2,367      1,619       1,534
   Other.....................................         76          --         23        143         156        306         103
                                              ---------- ----------- ---------- ---------- ----------- ---------- -----------
Total revenues...............................      5,584         944     12,379      5,644       2,633      2,044       1,720
Total expenses...............................      3,806       1,380      9,258      4,750       2,299      1,977       1,928
Operating income (loss) before income taxes
   (recoverable), extraordinary item and
   cumulative effect of accounting change....      1,778       (436)      3,121        894         334         67       (208)
Income (loss) before extraordinary items and
   cumulative effect of accounting change....      1,156       (283)      2,319        581         137         41       (125)
Extraordinary item (net of income taxes of
   $101) ....................................         --         --          --         --          --         --        157
Cumulative effect of accounting change
   on prior years............................         --         --          --         --         (52)        --         --
Net income (loss)............................      1,156       (283)      2,319        581          85         41          2

Per Common Share Data:
   Income (loss) before extraordinary item and
      cumulative effect of accounting change. $      .47    $  (.13)    $  1.01    $   .27    $    .04    $   .02     $  (.08)
   Extraordinary item .......................         --         --          --         --          --         --         .10
   Net income (loss).........................        .47       (.13)       1.01        .27         .04        .02         .02
   Cash dividends declared...................       .015          --       0.03         --          --         --          --

                                                  September 30,                              June 30,
                                              ---------------------- --------------------------------------------------------
                                                 1996       1995        1996       1995       1994        1993       1992
                                              ---------- ----------- ---------- ---------- ----------- ---------- -----------
Balance Sheet Data:                                                           (In Thousands)
Cash and cash equivalents....................  $   8,812    $  1,105    $ 5,345   $  4,734    $     83    $   151     $   270
Loan and lease receivables, net available
  for sale...................................     10,894      15,000     17,625      8,669       3,181      2,170       2,088
Other........................................        579         485        534        328       5,538      2,963       1,491
Total assets.................................     51,975      25,367     46,894     22,175      12,284      7,270       5,368
Subordinated debentures .....................     37,878      20,887     33,620     17,800       7,171      1,327         665
Total liabilities ...........................     46,463      23,507     42,503     20,031      10,721      5,801       4,322
Stockholders' equity.........................      5,512       1,860      4,392      2,143       1,562      1,469       1,045

                                                Three Months Ended
                                                  September 30,                        Year Ended June 30,
                                              ---------------------- --------------------------------------------------------
                                                 1996       1995        1996       1995       1994        1993       1992
                                              ---------- ----------- ---------- ---------- ----------- ---------- -----------
Other Data:                                                               (Dollars in Thousands)
Originations:
   Business Purpose Loans.................... $    7,421    $  6,714    $28,872    $18,170     $11,793    $ 9,769     $ 5,773
   Home Equity Loans.........................     12,663       5,082     36,479     16,963      22,231     22,017      34,462
   Equipment Leases .........................      1,970       1,309      5,967      2,220          --         --          --
Loans sold:
   Securitizations...........................     26,916          --     36,506      9,777          --         --          --
   Other.....................................        864         950     19,438     31,948      30,562     29,036      40,310
Total Loan and Lease Portfolio Owned
   and Serviced..............................     79,080      24,503     59,891     17,774       8,719      5,134       3,578
Average loan/lease size:
   Business Purpose Loans....................         76          74         78         71          57         63          48
   Home Equity Loans.........................         43          38         47         46          55         45          42
   Equipment Leases..........................         10          11         11         12          --         --          --
Weighted average interest rate on loans and
    leases originated:
   Business Purpose Loans ..................       15.96%      15.88%     15.83%     16.05%      16.03%     16.24%      16.45%
   Home Equity Loans.........................      11.50       10.86       9.94      12.68        8.65       9.60        9.25
   Equipment Leases..........................      15.53       16.95      17.22      15.85          --         --          --

                                                  At or For The
                                                Three Months Ended
                                                  September 30,                 At or For the Year Ended June 30,
                                              ---------------------- --------------------------------------------------------
                                                 1996       1995        1996       1995       1994        1993       1992
                                              ---------- ----------- ---------- ---------- ----------- ---------- -----------
Financial Ratios:
Return on average assets (1)................        9.35%     (4.77)%      6.71%      3.37%       0.87%      0.65%       0.56%
Return on average equity (1)................       63.76     (71.89)      70.96      31.36        5.58       3.29       (3.27)
Total delinquencies as a percentage of total
   portfolio serviced, at end of period(2)..        3.93       3.67        2.30       3.84        6.85       5.97        5.39
Allowance for credit losses to total portfolio
   serviced, at end of period...............        1.21         .81       1.18        .87         .89        .80        1.14
Real estate owned as a percentage of total
   portfolio serviced, at end of period.....         .23        3.21        .71       3.61        2.63       1.44          --
Loan and lease losses as a percentage of the
   average total portfolio serviced during
   the period ..............................         .08          --        .33        .66         .16        .47         .26
Pre-tax income (loss) as a percentage of
   total revenues...........................       31.80      (46.16)     25.21      15.84       12.69       3.26      (12.10)

-------------------
(1) Annualized
(2) Total deliquencies includes loans and leases deliquent over 30 days, exclusive of real estate owned.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

         The following financial review and analysis is intended to assist prospective investors in understanding and evaluating the financial condition and results of operations of the Company, for the years ended June 30, 1996, 1995 and 1994 and the quarters ended September 30, 1996 and 1995. This information should be read in conjunction with the Company's Consolidated Financial Statements and the accompanying notes thereto, "Selected Consolidated Financial Data" and other detailed information appearing elsewhere in this Prospectus. All operations of the Company are conducted through ABC and its subsidiaries.

Overview

         The Company is a financial services company operating primarily in the mid-atlantic region of the United States. ABFS, through its direct and indirect subsidiaries, originates, sells and services Business Purpose Loans, Home Equity Loans and Equipment Leases. The Company also underwrites, processes and purchases Home Equity Loans through the Bank Alliance Program and originates a limited number of secured and unsecured consumer loans. The Company's customers include credit impaired borrowers and other borrowers who would qualify for loans from traditional sources but who the Company believes are attracted to the Company's loan and lease products due to the Company's personalized service and timely response to loan applications. Since its inception, the Company has significantly expanded its product line and geographic scope and currently offers its loan and lease products in more than ten states. See "Business."

         The ongoing securitization of loans is a central part of the Company's business strategy. Prior to 1995, the Company sold substantially all of the loans it originated in the secondary market with servicing released. Since such time, the Company has sold loans through securitizations in order to fund growing loan and lease originations. The Company has completed four securitizations aggregating $47.1 million in Business Purposes Loans and $26.0 million in Home Equity Loans. Such securitizations generated gain on the sale of loans of $4.4 million, $8.9 million and $1.4 million, respectively, for the three months ended September 30, 1996 and for fiscal 1996 and 1995. See "--Results of Operations."

         The Company also relies upon funds generated by the sale of subordinated debentures and other borrowings to fund its operations. At September 30, 1996, the Company had $37.9 million of subordinated debt outstanding and available credit facilities and lines of credit totaling $36.0 million, none of which were drawn upon on such date. The Company expects to continue to rely on such borrowings to fund loans prior to securitization. See "-- Liquidity and Capital Resources."

Accounting Considerations Related to the Securitizations

         As a fundamental part of its current business strategy, the Company sells substantially all of the loans it originates in securitizations to trusts in exchange for certificates representing the senior interest and the excess spread and, if applicable, a subordinated interest in the securitized loans held by the trust. The senior certificates are subsequently sold to investors for cash.

         As a result of securitizations, the Company's net income is increasingly dependent upon realizing gains on the sale of loans due to the excess spread associated with such loans at the time of sale. The excess spread is calculated as the difference between (a) principal and interest paid by borrowers and (b) the sum of (i) pass-through interest and principal to be paid to the holders of the senior certificates and (ii) servicing trustee and insurance fees and other costs. The Company's right to receive this excess spread begins after a pre-determined over-collateralization amount or reserve is established. Such over-collateralization amount is specific to each securitization and is used as a means of credit enhancement.

         When loans are sold in securitizations, the Company recognizes both revenue and an associated receivable equal to the present value of the excess spread expected to be realized over the anticipated average life of the loans sold less future estimated credit losses relating to the loans sold, net of origination costs and hedging results. These excess spreads and the associated receivable are computed using prepayment, loss and discount rate assumptions that the Company believes are reasonable. The Company periodically reviews these assumptions in relation to actual experience and, if necessary, adjusts the receivable.

         The Company carries the excess spread on the pool of securitized loans at fair value. As such, the carrying value of the excess spread is impacted by changes in prepayment and loss experiences of the underlying loans. The Company determines the fair value of the excess spread utilizing prepayment and credit loss assumptions appropriate for each particular securitization. The range of values attributable to the factors used in determining fair value is broad. Accordingly, the Company's estimate of fair value is subjective. The prepayment assumptions used by the Company with respect to its Business Purpose Loans are based upon the Company's historical experience due to the lack of any industry wide historical prepayment rates for such loans. The prepayment assumptions with respect to the Company's Home Equity Loans are based on historical experience in the industry.

         Although the Company believes it has made reasonable estimates of prepayment rates and default assumptions, the actual prepayment and default experience may materially vary from its estimates. The gain recognized by the Company upon the sale of loans will have been overstated if prepayments or losses are greater than estimated. To the extent that prepayments, delinquencies and/or liquidations differ from the Company's estimates, adjustments of the Company's gain on sale of loans during the period of adjustment may be required.

         When loans are sold through a securitization, the Company retains the servicing on the loans sold which is recognized as a separate asset for accounting purposes. To determine the fair value of the mortgage servicing rights, the Company projects net cash flows expected to be received from servicing related income over the life of the loans. Such projections assume certain servicing costs, prepayment rates and credit losses. These assumptions are similar to those used by the Company to value the excess spread.

         There can be no assurance that the Company's estimates and assumptions used to determine the fair value of mortgage servicing rights will remain appropriate for the life of each securitization. If actual loan prepayments or credit losses exceed the Company's estimates, the carrying value of the Company's mortgage servicing rights may have to be written down through a charge against earnings.

The Company will not write up such assets to reflect slower than expected prepayments, although slower prepayments may increase future earnings as the Company will receive cash flows in excess of those anticipated. Fluctuations in interest rates may also result in a write-down of the Company's mortgage servicing rights in subsequent periods. See "Risk Factors - Dependence upon Securitizations and Fluctuations in Operating Results."

         Balance Sheet Information

         September 30, 1996 compared to June 30, 1996. Total assets increased $5.1 million, or 10.9%, to $52.0 million at September 30, 1996 from $46.9 million at June 30, 1996 due to increases in cash and other receivables. Cash increased $3.5 million, or 66.0%, to $8.8 million at September 30, 1996 from $5.3 million at June 30, 1996 as a result of the net cash received from a securitization of $17.0 million of Home Equity Loans and $9.9 million of Business Purpose Loans and additional sales of subordinated debentures. Other receivables, consisting primarily of the excess spread, increased $6.7 million, or 47.5%, to $20.8 million at September 30, 1996, from $14.1 million at June 30, 1996 due to the Company's retention of the excess spread in connection with its loan securitization. Loans receivable available for sale decreased $6.7 million as a result of the securitization of such loans during the three months ended September 30, 1996.

         Total liabilities increased $4.0 million, or 9.4%, to $46.4 million at September 30, 1996 from $42.5 million at June 30, 1996 primarily due to an increase in debt. The increase in debt was due to net sales of subordinated debentures of $4.2 million during the three months ended September 30, 1996 offset in part by a net decrease in institutional debt of $2.3 million. At September 30, 1996, the Company had approximately $37.9 million of subordinated debentures outstanding. The Company's ratio of total debt to equity at September 30, 1996 was 6.9:1 as compared to 8.2:1 at June 30, 1996.

         June 30, 1996 compared to June 30, 1995. Total assets increased $24.7 million, or 111.3%, to $46.9 million at June 30, 1996 from $22.2 million at June 30, 1995. The primary reasons for the increase were increases in loan and lease receivables, other receivables and other assets. Loan and lease receivables available for sale increased $8.9 million, or 102.3%, to $17.6 million at June 30, 1996 from $8.7 million at June 30, 1995 as a result of the Company's strategy of holding loans in its portfolio pending securitization. Other receivables increased $9.9 million, or 235.7%, to $14.1 million at June 30, 1996 from $4.2 million at June 30, 1995 due to the Company's retention of the excess spread in connection with its two loan securitizations. Other assets, consisting primarily of subordinated interests resulting from the securitizations, increased $3.6 million, or 124.1%, to $6.5 million at June 30, 1996 from $2.9 million at June 30, 1995 due primarily to an increase in subordinated interests obtained as a result of the Company's securitizations.

         Total liabilities increased $22.5 million, or 112.5%, to $42.5 million at June 30, 1996 from $20.0 million at June 30, 1995 primarily due to an increase in debt. The increase in debt was due to sales of subordinated debentures of $19.7 million during the year ended June 30, 1996 combined with a net increase in bank debt of $2.3 million. At June 30, 1996, the Company had approximately $33.6 million of subordinated debentures outstanding. The Company's ratio of total debt (subordinated debentures plus credit facilities) to equity at June 30, 1996 was 8.2:1.

         June 30, 1995 compared to June 30, 1994. Total assets increased $9.9 million, or 80.5%, to $22.2 million at June 30, 1995 from $12.3 million at June 30, 1994. The primary reasons for the increase were an increase in cash and cash equivalents, other receivables and other assets. Cash and cash equivalents increased $4.6 million to $4.7 million at June 30, 1995 from $83,000 at June 30, 1994 as a result of increased sales of the Company's subordinated debentures. Other receivables increased $3.3 million, or 351.4%, to $4.2 million at June 30, 1995 from $939,000 at June 30, 1994 due to the Company's retention of the excess spread in connection with a securitization of $9.7 million of Business Purpose Loans. Other assets increased $1.6 million, or 123.1%, to $2.9 million at June 30, 1995 from $1.3 million, at June 30, 1994, due primarily to the addition of a subordinated certificate obtained as a result of a securitization and an increase in foreclosed real estate held for sale.

         Total liabilities increased $9.3 million, or 86.9%, to $20.0 million at June 30, 1995 from $10.7 million at June 30, 1994, primarily due to an increase in debt outstanding. The increase in debt was due to net sales of subordinated debentures of $10.6 million during the year ended June 30, 1995 which more than offset the net decrease in institutional debt of $2.2 million. At June 30, 1995, the Company had approximately $17.8 million of subordinated debentures outstanding. The Company's ratio of total debt to equity at June 30, 1995 was 8.3:1.

Results of Operations

         During fiscal 1996 and the three months ended September 30, 1996, the Company experienced record levels of total revenues and net income as a result of increases in originations and securitizations. The Company's total revenues increased $6.8 million, or 121.4%, between fiscal 1995 and 1996 while net income increased $1.7 million, or 292.6%, during the same fiscal period. Total revenues increased $4.6 million and net income increased $1.4 million for the three months ended September 30, 1996 as compared to the same period in fiscal 1995.

         Since the Company's securitization strategy requires the Company to build an inventory of loans over time, the Company may experience fluctuations in operating results as a consequence of incurring costs and expenses in a fiscal period prior to the fiscal period in which the securitization is consummated. As such, the results of operations for a given period may not be indicative of results for subsequent comparable periods.


Three Months Ended September 30, 1996 Compared with the Three Months Ended September 30, 1995

         Total Revenues. Total revenues increased $4.6 million, or 487.3%, to $5.6 million in the three months ended September 30, 1996 from $944,000 for the three months ended September 30, 1995. The increase in total revenues was primarily the result of gains on sales of loans through securitizations.

         Gain on Sale of Loans. Gain on sale of loans increased $4.3 million to $4.4 million for the three months ended September 30, 1996 from $55,000 for the three months ended September 30,

1995. This increase was the result of a sale of $9.9 million of Business Purpose Loans and $17.0 million of Home Equity Loans through a securitization in September of 1996. The Company recognized a gain of $4.4 million (representing the fair value of the excess spread of $5.6 million less $1.2 million of costs associated with the transaction) on the Company's participation in $26.9 million of loans sold through a $40.0 million securitization. The balance of the securitization of $13.1 million was in the form of a pre-funded account pursuant to which the Company securitized loans to be originated in a future period which was added to the trust in December 1996. See "Business -- Securitizations." The Company did not participate in a securitization during the corresponding quarter of the prior fiscal year.

         Interest and Fee Income. Interest and fee income consists of interest income, fee income and amortization of origination costs. Interest and fee income increased $246,000, or 27.7%, to $1.1 million in the three months ended September 30, 1996 from $889,000 in the three months ended September 30, 1995 due to an increase in interest income as a result of a larger amount of loans retained in portfolio prior to the securitization.

         Interest income consists of interest income the Company earns on the loans and leases it holds in its portfolio. Interest income from loans and leases held in portfolio increased $469,000 to $942,000 for the three months ended September 30, 1996 or a 99.2% increase over the $473,000 reported for the three months ended September 30, 1995. The increase was attributable to increased originations of Business Purpose Loans, Home Equity Loans and Equipment Leases, as well as management's decision to retain Home Equity Loans in portfolio in contemplation of future securitizations.

         During the three months ended September 30, 1996, the Company originated approximately $12.7 million of Home Equity Loans, $7.4 million of Business Purpose Loans and $1.9 million of Equipment Leases. During the three months ended September 30, 1995, the Company originated $5.1 million of Home Equity Loans, $6.7 million of Business Purpose Loans and $1.3 million of Equipment Leases. The majority of the Home Equity Loans originated during the three months ended September 30, 1995 were sold to third parties (with servicing released). Beginning in October 1995, as part of the Company's securitization strategy, the Company placed Home Equity Loans into its held for sale portfolio until sold as part of a securitization. Prior to the implementation of the securitization strategy, the Company originated and immediately sold such loans. As a result of the Company's securitization strategy, the Company holds a greater amount of Home Equity Loans in its portfolio thereby generating an increase in interest income and a decrease in fee income, as described below.

         Fee income, includes primarily premium and points earned when loans are closed, funded and immediately sold to unrelated third party purchasers. Fee income decreased $210,000 from $490,000 for the three months ended September 30, 1995 to $280,000 for the three months ended September 30, 1996. The reduction in fee income was due to the Company's current strategy of building a portfolio of loans and securitizing them. As a result of this strategy, the Company is generally not selling loans upon origination, thereby reducing fee income.

         The third component of interest and fee income is amortization of origination costs. During the three months ended September 30, 1996 amortization of origination costs was $86,000 compared to $75,000 recognized during the three months ended September 30, 1995. The increase was partly attributable to an increase in the amortization of lease originations of $29,000 caused by growth in the lease portfolio. Amortization of loan origination costs, not considering the effect of leases, actually decreased by $18,000. The amount of origination costs recognized is in part determined by the length of time a loan is held in portfolio. During the three months ended September 30, 1996, the Company securitized its loan portfolio on August 30, 1996 resulting in the average loan being held in portfolio for approximately one month. No loans were securitized during the comparable period in 1995 resulting in an average holding period of approximately 1.5 months.

         Total Expenses. Total expenses increased $2.4 million, or 171.4%, to $3.8 million for the three months ended September 30, 1996 from $1.4 million for the three months ended September 30, 1995. As described in more detail below, this increase was primarily a result of increased interest and sales expense attributable to the Company's continued sale of subordinated debentures. Also contributing to the increase in total expenses was increases in provision for credit losses, payroll, sales and marketing and general and administrative expenses related to increased loan and lease originations.

         Interest Expense. Interest expense increased $588,000, or 130.1%, to $1.0 million for the three months ended September 30, 1996 from $452,000 for the three months ended September 30, 1995. The increase was primarily attributable to an increase in the amount of the Company's subordinated debentures outstanding, the proceeds of which were utilized to fund the Company's loan growth. Average subordinated debentures outstanding was $35.8 million during the three months ended September 30, 1996 as compared to $19.9 million during the three months ended September 30, 1995. Average interest rates paid on the subordinated debentures increased to 8.99% for the three months ended September 30, 1996 from 8.81% for the three months ended September 30, 1995. Interest expense on lines of credit utilized by the Company during the three months ended September 30, 1996 was $139,000. The lines were not in use during the three months ended September 30, 1995.

         Allowance for Credit Losses. The Company maintains an allowance for credit losses based upon management's estimate of the expected collectibility of loans and leases outstanding. The allowance is determined based upon management's estimate of potential losses in the portfolio in light of economic conditions, the credit history of the borrowers, and the nature and characteristics of the underlying collateral as well as the Company's historical loss experience. Although the Company's historical loss experience has been minimal, the increase in the allowance reflects the increase in originations. Although the Company maintains its allowance for credit losses at the level it considers adequate to provide for potential losses, there can be no assurances that actual losses will not exceed the estimated amounts or that additional provisions will not be required. The allowance is increased through a provision for credit losses. The provision for credit losses increased by $255,000 to $300,000 for the three months ended September 30, 1996 from $45,000 for the same period in fiscal 1995. The Company had an allowance for credit losses of $957,000 at September 30, 1996. The ratio of the allowance for credit losses to total net loan and lease receivables serviced was 1.21% at September 30, 1996 as compared to 0.81% at September 30, 1995. From the inception of the Company's business in 1988 through September 30, 1996, the Company experienced a total of approximately $300,000 in net loan and lease losses.

         Payroll and Related Costs. Payroll and related costs increased $68,000, or 51.9%, to $199,000 for the three months ended September 30, 1996 from $131,000 for the three months ended September 30, 1995. The increase was due to both an increase in the number of administrative employees as a result of the Company's growth in loan and lease originations and an increase in loans serviced for others. Management anticipates that such expense will continue to increase in the future as the Company's expansion and increasing originations continue.

         Sales and Marketing Expenses. Sales and marketing expenses increased $877,000, or 178.3%, to $1.4 million for the three months ended September 30, 1996 from $492,000 in the three months ended September 30, 1995. The increase is attributable to increases in advertising costs as a result of increased newspaper, direct mail and radio advertising related to the Company's sales of subordinated debentures and loan products. In addition, the Company initiated a television advertising program for the sale of its home equity product. Subject to market conditions, the Company plans to expand its service area throughout the eastern United States. As a result, it is therefore anticipated that sales and marketing expenses will continue to increase in the future.

         General and Administrative Expenses. General and administrative expenses increased $636,000, or 243.7%, to $897,000 for the three months ended September 30, 1996 from $261,000 for the three months ended September 30, 1995. The increase was primarily attributable to increases in rent, telephone, office expense, professional fees and other expenses incurred as a result of previously discussed increases in loan and lease originations and loan servicing experienced during the three months ended September 30, 1996.

         Income Taxes. Income taxes increased $775,000 to $622,000 for the three months ended September 30, 1996 from a tax benefit of $153,000 for the three months ended September 30, 1995 due to an increase in income before taxes.

         Net Income. Net income increased $1.4 million to $1.2 million for the three months ended September 30, 1996 as compared to a net loss of $283,000 for the three months ended September 30, 1995 since the Company did not securitize any loans during the 1995 period. As a result of the increase, earnings per share increased to $0.47 on weighted average common shares outstanding of 2,448,301 compared to a loss per share of $0.13 on weighted average common shares outstanding of 2,128,154.

Year Ended June 30, 1996 Compared with the Year Ended June 30, 1995

         Total Revenues. Total revenues increased $6.8 million, or 121.4%, to $12.4 million in the year ended June 30, 1996 from $5.6 million in the year ended June 30, 1995. The increase in total revenues was primarily the result of increased gains on sales of loans through securitizations.

         Gain on Sale of Loans. Gain on sale of loans increased $7.6 million, or 542.9%, to $9.0 million for the year ended June 30, 1996 from $1.4 million for the year ended June 30, 1995. This increase was the result of increased loan sales through securitizations in the year ended June 30, 1996. The Company consummated loan securitizations in October 1995 and May 1996 generating gain in the aggregate on securitizations of $8.9 million (representing the fair value of the excess spread of $10.4 million less $1.5 million of costs associated with the transactions) on the Company's participation in $36.5 million of loans sold through securitizations. Of the loans sold through securitizations during the year ended June 30, 1996, $27.5 million were Business Purpose Loans and $9.0 million were Home Equity Loans.

         Interest and Fee Income. Interest and fee income decreased $707,000, or 17.2%, to $3.4 million in the year ended June 30, 1996 from $4.1 million in the year ended June 30, 1995 due to a decline in fee income as a result of the implementation of the Company's securitization program discussed below.

         Interest income from loans and leases held in portfolio increased $777,000 to $2.2 million in the year ended June 30, 1996 or a 55.5% increase over the $1.4 million reported for the year ended June 30, 1995. ABL, the Company's leasing subsidiary, contributed $593,000 of the increase. The remaining increase was attributable to increased originations of Business Purpose Loans and Home Equity Loans as well as management's decision to retain Home Equity Loans in portfolio in contemplation of the securitization thereof in the future. During the year ended June 30, 1996, the Company originated approximately $37.0 million of Home Equity Loans and $29.0 million of Business Purpose Loans. During the year ended June 30, 1995, the Company originated approximately $18.0 million of Home Equity Loans, the majority of which were sold to third parties (with servicing released) and $18.2 million of Business Purpose Loans. Beginning in October 1995, as part of the Company's securitization strategy, the Company placed loans into its held for sale portfolio until sold as part of a securitization. As a result of this strategy, the Company holds a greater amount of Home Equity Loans in its portfolio thereby generating an increase in interest income and a decrease in fee income.

         Fee income decreased $1.7 million to $1.5 million for the year ended June 30, 1996 from $3.2 million for the year ended June 30, 1995. The reduction in fee income was due to the Company's current strategy of building a portfolio of loans and securitizing them. As a result of this strategy, the Company is not selling as many loans upon origination thereby reducing fee income in the form of premiums received on the sale of loans.

         Amortization of origination costs, the third component of interest and fee income, decreased $223,000 to $305,000 for the year ended June 30, 1996 from $528,000 for the year ended June 30, 1995. Amortization of origination costs attributable to leasing activities increased $166,000 as ABL was only in operation for approximately six months of the year ended June 30, 1995. However, amortization of origination costs attributable to mortgage loans decreased $374,000 in the year ended June 30, 1996. The amount of origination cost recognized is in part determined by the length of time a loan is held in portfolio. In the year ended June 30, 1995, the Company securitized its loan portfolio in March 1995 resulting in the average loan being held in portfolio for approximately 5.5 months. In the year ended June 30, 1996, loans were securitized in October 1995 and May 1996, reducing the average holding period to approximately three months.

         Total Expenses. Total expenses increased $4.5 million, or 93.8%, to $9.3 million in the year ended June 30, 1996 from $4.8 million in the year ended June 30, 1995. As described in more detail below, this increase was primarily a result of increases in interest and sales expenses attributable to the Company's continued sale of subordinated debentures, and increased payroll, sales and marketing and general and administrative expenses related to increased loan originations during the year ended June 30, 1996.

         Interest Expense. Interest expense increased $1.5 million, or 125.0%, to $2.7 million in the year ended June 30, 1996 from $1.2 million in the year ended June 30, 1995. The increase was primarily attributable to an increase in the amount of the Company's subordinated debentures outstanding. Management utilized the proceeds from the sale of such subordinated debentures to fund the increase in loan originations experienced during the year ended June 30, 1996. Outstanding subordinated debentures which were issued for terms ranging from three months to ten years and with rates ranging from 7% to 10.5%, increased to an average of $25.0 million during the year ended June 30, 1996 from an average of $12.0 million during the year ended June 30, 1995. The average interest rate paid on the subordinated debentures increased to 9.02% for fiscal 1996 from 8.75% for fiscal 1995 due to an increase in market rates of interest.

         Provision for Credit Losses. The provision for credit losses increased to $681,000 in fiscal 1996 from $165,000 in fiscal 1995. The provision for credit losses was increased due to the increase in the Company's loan and lease portfolio. The Company's allowance for credit losses totaled $707,000 at June 30, 1996. The ratio of the allowance for credit losses to total net loan and lease receivables serviced was 1.18% at June 30, 1996 as compared to 0.87% at June 30, 1995.

         Payroll and Related Costs. Payroll and related costs increased $208,000, or 20.8%, to $1.2 million in the year ended June 30, 1996 from $1.0 million in the year ended June 30, 1995. This increase was primarily due to an increase in the number of administrative employees as a result of the Company's growth in loan originations, geographic expansion and increase in loans serviced for others.

         Sales and Marketing Expenses. Sales and marketing expenses increased $1.2 million, or 80.0%, to $2.7 million in the year ended June 30, 1996 from $1.5 million in the year ended June 30, 1995. The increase was attributable to an increase in advertising costs as a result of increased newspaper and direct mail advertising related to the Company's sale of debentures and loan products and the initiation of a radio advertising program for the home equity loan product. The increase in sales and marketing expenses was also due to the expansion of the Company's service area during fiscal 1996 into Maryland, New York City and Florida. During such period, the Company began offering its subordinated debentures in Florida and Business Purpose Loans in Maryland and New York City.

         General and Administrative Expenses. General and administrative expenses increased $1.1 million, or 127.0%, to $2.0 million in the year ended June 30, 1996 from $866,000 in the year ended June 30, 1995. The increase was primarily attributable to increases in rent, telephone, office expense, professional fees and other expenses incurred as a result of the previously discussed increase in loan originations and loan servicing experienced during fiscal 1996.

         Income Taxes. Income taxes increased from $313,000 for the year ended June 30, 1995 to $802,000 for the year ended June 30, 1996 as a result of increased earnings. At June 30, 1996, the Company had approximately $900,000 of net operating loss carryforwards ("NOLs") available for federal income tax purposes (which the Company intends to utilize) and $1.6 million of NOLs available for state income tax purposes. If not utilized, substantially all of the state NOLs will expire at various dates between June 30, 1997 and June 30, 1999. Based upon the relatively short carryforward periods allowed by the states in which the Company operates and the Company's current strategy of utilizing securitizations to manage portfolio size, it is not likely that the Company will utilize all of the NOLs for state tax purposes. As a result, the Company established a valuation reserve equal to 100% of the value of this asset.

         Net Income. Net income increased $1.7 million, or 292.6%, to $2.3 million for the year ended June 30, 1996 from $581,000 for the year ended June 30, 1995. As a result of the increase in income, earnings per share increased to $1.01 on weighted average common shares outstanding of 2,296,913 in the year ended June 30, 1996 compared to $0.27 on weighted average common shares outstanding of 2,128,154 for the year ended June 30, 1995 representing a 274.1% increase for the year ended June 30, 1996 from the year ended June 30, 1995.

Year Ended June 30, 1995 Compared with the Year Ended June 30, 1994

         Total Revenues. Total revenues increased $3.0 million, or 115.4%, to $5.6 million in the year ended June 30, 1995 from $2.6 million in the year ended June 30, 1994. The increase in total revenues was the result of increased interest and fee income combined with the recognition of gain on sale of loans through a securitization.

         Gain on Sale of Loans. Gain on sale of loans increased $1.3 million, or 1181.8%, to $1.4 million for the year ended June 30, 1995 from $110,000 for the year ended June 30, 1994 as a result of increased loan sales through a securitization in the year ended June 30, 1995. The Company consummated its first securitization of $9.7 million in Business Purpose Loans in March 1995 generating gain on sale of loans of $1.4 million (representing the fair value of the excess spread of $3.1 million less $1.7 million of costs associated with the transaction).

         Interest and Fee Income. Interest and fee income increased $1.7 million, or 70.8%, to $4.1 million in the year ended June 30, 1995 from $2.4 million in the year ended June 30, 1994 due primarily to an increase in fee income earned in connection with the origination of Business Purpose Loans for sale to unaffiliated lenders.

         Interest income from loans and leases increased $390,000 to $1.4 million in the year ended June 30, 1995, or 39.0%, from $1.0 million for the year ended June 30, 1994. ABL, the Company's leasing subsidiary which commenced operations in December 1994, contributed $99,000 of the increase. The remaining increase was attributable to higher average outstanding loan and lease receivables caused by increased originations during fiscal 1995. During the year ended June 30, 1995, the Company originated $18.2 million of Business Purpose Loans and $17.0 million of Home Equity Loans. During the same period, $2.2 million of leases were originated. Average outstanding loan and lease receivables increased to 9.9 million during the year ended June 30, 1995 from $6.6 million during the year ended June 30, 1994.

         Fee income increased $1.3 million, or 68.4%, to $3.2 million for the year ended June 30, 1995 from $1.9 million for the year ended June 30, 1994. The increase in fee income was due to higher originations of Business Purpose Loans on which the Company received higher fees than those received on Home Equity Loans. Business Purpose Loans originated on behalf of unaffiliated lenders increased to $15.0 million during the year ended June 30, 1995 from $9.5 million for the year ended June 30, 1994.

         Amortization of origination costs remained fairly constant during the years ended June 30, 1995 and 1994 at approximately $500,000.

         Total Expenses. Total expenses increased $2.5 million, or 108.7%, to $4.8 million in the year ended June 30, 1995 from $2.3 million in the year ended June 30, 1994. This increase was primarily the result of increased interest and sales expenses attributable to the Company's sale of subordinated debentures, and increased payroll, sales and marketing and general administrative expenses related to increased loan originations during the year ended June 30, 1995.

         Interest Expense. Interest expense increased $585,000, or 93.2%, to $1.2 million in the year ended June 30, 1995 from $628,000 in the year ended June 30, 1994 primarily due to an increase in the amount of the Company's subordinated debentures outstanding as management utilized the proceeds from the sale of such subordinated debentures to fund the increase in loan originations during the year ended June 30, 1995. Outstanding subordinated debentures which were issued for terms ranging from three months to ten years and with rates ranging from 7.0% to 10.25% increased to an average of $12.0 million during the year ended June 30, 1995 from an average $3.8 million during the year ended June 30, 1994. The average interest rate paid on the subordinated debentures remained fairly constant during the two years at approximately 8.75%.

         Provision for Credit Losses. The provision for credit losses increased $117,000 to $165,000 for the year ended June 30, 1995 from $48,000 for the year ended June 30, 1994. The provision for credit losses was increased due to the increase in the Company's loan and lease portfolio. The allowance for credit losses was $155,000 at June 30, 1995. The ratio of the allowance for credit losses to total net loan and lease receivables serviced was 0.87% at June 30, 1995 as compared to 0.93% at June 30, 1994.

         Payroll and Related Costs. Payroll and related costs increased $584,000, or 142.1%, to $995,000 in the year ended June 30, 1995 from $411,000 in the year ended June 30, 1994. The increase was due to the hiring of additional personnel in connection with the commencement of operations of ABL and an increase in the number of administrative employees resulting from the Company's growth in loan originations.

         Sales and Marketing Expenses. Sales and marketing expenses increased $849,000, or 128.4%, to $1.5 million in the year ended June 30, 1995 from $661,000 in the year ended June 30, 1994. The increase was attributable to an increase in advertising costs as a result of increased newspaper and direct mail advertising related to the Company's sale of subordinated debentures and loan products.

         General and Administrative Expenses. General and administrative expenses increased $315,000, or 57.2%, to $866,000 in the year ended June 30, 1995 from $551,000 in the year ended June 30, 1994. The increase was primarily attributable to increases in rent, telephone, office expense, professional fees and other expenses incurred as a result of the commencement of operations of ABL and the previously discussed increase in loan originations.

         Income Taxes and Change in Accounting for Income Taxes. Income taxes increased $115,000, or 58.1%, to $313,000 for the year ended June 30, 1995 from $198,000 for the year ended June 30, 1994 due to increased income before taxes.

         The Company adopted Statement of Financial Accounting Standard No. 109 ("SFAS No. 109") in the fourth quarter of fiscal 1994 retroactive to July 1, 1993. The provisions of SFAS 109 require the liability method of accounting for income taxes and among other things, recognition of future tax benefits, measured by enacted tax rates, attributable to deductible temporary differences between financial statement and income tax bases of assets and liabilities and to NOLs, to the extent that realization of such benefits is more likely than not. The adoption of SFAS No. 109 resulted in a $52,000 reduction in net income for the year ended June 30, 1994.

         At June 30, 1995, the Company had NOLs for state tax purposes of approximately $1.4 million. Based upon the relatively short carryforward periods allowed by the states in which the Company operates and the Company's current strategy of utilizing securitizations to manage portfolio size, it is not likely that the Company will utilize all of the NOLs for state tax purposes. As a result, the Company established a valuation reserve equal to 100% of the value of this asset.

         Net Income. Net income increased $496,000, or 583.5%, to $581,000 for the year ended June 30, 1995 from $85,000 for year ended June 30, 1994 primarily due to the increase in the gain on sale of loans due to the Company's securitizations. As a result of the increase, earnings per share increased to $.27 on weighted average common shares outstanding of 2,128,154 for the year ended June 30, 1995 compared to $0.04 on weighted average common shares outstanding of 2,127,263 for the year ended June 30, 1994 representing a 575.0% increase in earnings per share for the year ended June 30, 1995 from the year ended June 30, 1994.

Asset Quality

         The following table provides data concerning delinquency experience, real estate owned ("REO") and loss experience for the Company's loan and lease portfolio serviced. There were no home equity or other loans included in REO during the periods presented.

                                   September 30, 1996     June 30, 1996        June 30, 1995        June 30, 1994
                                  -------------------- -------------------- -------------------- --------------------
       Delinquency by Type          Amount       %       Amount       %       Amount       %       Amount       %
--------------------------------- ----------  -------- ---------  --------- ----------  -------- ---------- ---------
Business Purpose Loans                                          (Dollars in Thousands)
Total Portfolio Serviced.........     $44,110              $37,950             $ 14,678             $ 8,170
                                      =======  =====       ======= =====       ========   =====     =======     ====
Period of delinquency
     31-60 Days..................     $ 1,155   2.62%      $    37   .10%      $    141     .96%         71      .87%
     61-90 Days..................         311    .71           181   .48             75     .51          --       --
     Over 90 Days................       1,302   2.95         1,019  2.69            310    2.11         504     6.17
                                      -------  -----       -------- -----      ---------   ------   -------     ----
     Total Delinquencies.........     $ 2,768   6.27%      $ 1,237  3.26%      $    526    3.59%    $   575     7.05%
                                      =======  =====        ======= =====       ========  =====     =======     ====
REO..............................     $   181              $   444             $    641             $   220
                                      =======  =====       ======= =====       ========   =====     =======     ====

Home Equity Loans
Total Portfolio Serviced.........     $28,842              $17,224                   --                  --
                                      =======  =====       ======= =====       ========   =====     =======     ====
Period of delinquency
     31-60 Days..................     $    14    .05%           --    --             --     --           --       --
     61-90 Days..................          10    .04            --    --             --     --           --       --
     Over 90 Days................          94    .33            --    --             --     --           --       --
                                      -------  -----       -------- -----      ---------  ------    --------    ----
     Total Delinquencies.........    $    118    .42%           --    --             --     --           --       --
                                      =======  =====       ======= =====       ========   =====     =======     ====

Equipment Leases
Total Portfolio Serviced.........    $  6,010              $ 4,607              $ 2,031                  --
                                      =======  =====       ======= =====       ========   =====     =======     ====
Period of delinquency
     31-60 Days..................    $     82   1.36%      $    23   .51%      $     49    2.40%         --       --
     61-90 Days..................          32    .53            14   .29             40    1.97          --       --
     Over 90 Days................          38    .63            41   .89             --      --          --       --
                                      -------  -----       -------- -----      ---------  -----    --------    ----
     Total Delinquencies.........     $   152   2.52       $    78  1.69%      $     89    4.37%         --       --
                                      =======  =====       ======= =====       ========   =====     =======     ====

Other Loans (1)
Total Portfolio Serviced.........     $   118              $   110             $  1,065             $   237
                                      =======  =====       ======= =====       ========   =====     =======     ====
Period of delinquency
     31-60 Days..................     $    --     --%      $    --    --%      $     16    1.15%    $    --       --%
     61-90 Days..................          --     --            18 16.55             30    2.82          --       --
     Over 90 Days................          70  59.74            50 45.82             21    1.97          --       --
                                      -------  -----       -------- -----      ---------  ------    --------    ----
     Total Delinquencies.........     $    70  59.74%      $    68 62.37%      $     67    6.30%    $    --       --%
                                      =======  =====       ======= =====       ========   =====     =======     ====

        Company Combined
---------------------------------
Total Portfolio Serviced.........     $79,080              $59,891             $ 17,774             $ 8,407
                                      =======              =======             ========             =======
Period of delinquency
     31-60 Days..................     $ 1,250   1.58%      $    62    .10%     $    206    1.16%    $    72      .85%
     61-90 Days..................         353    .45           213    .35           145     .82          --       --
     Over 90 Days................       1,504   1.90         1,110   1.85           331    1.86         504     6.00
                                      -------  -----       -------- -----      ---------  ------    --------    ----
     Total Delinquencies.........     $ 3,107   3.93%      $ 1,384   2.30%     $    682    3.84%    $   576     6.85%
                                      =======  =====       =======  =====      ========   =====     =======     ====
REO..............................     $   181    .23%      $   444    .74%     $    641    3.61%    $   220     2.63%
                                      =======  =====       =======  =====      ========   =====     =======     ====
Losses Experienced
  During the Period..............     $    50    .06%      $   129    .22%     $     88     .49%    $    10      .13%
                                      =======  =====       =======  =====      ========   =====     =======     ====
Allowance for Credit Losses at end
  of Period......................     $   957   1.21%      $   707   1.18%     $    155     .87%    $    78      .93%
                                      =======  =====       =======  =====      ========   =====     =======     ====

---------------------------------------
(1)  Includes secured and unsecured consumer loans originated by HCDC.

         The following table sets forth the Company's loss experience for the periods indicated.


                                                        For the Three
                                                         Months Ended
                                                        September 30,          For the Year Ended June 30,
                                                        -------------- --------------------------------------------
                                                             1996           1996           1995           1994
                                                        -------------- -------------- -------------- --------------
                                                                              (In Thousands)
Business Purpose Loans...............................          $    50        $   129         $   86         $   10
Home Equity Loans....................................               --             --             --             --
Other Loans..........................................               --             --              2             --
Leases...............................................               --             --             --             --
                                                        -------------- -------------- -------------- --------------
         Total Losses................................             $ 50        $   129          $  88           $ 10
                                                        ============== ============== ============== ==============


         Although the Company's total delinquencies as a percentage of the total loan and lease portfolio serviced did not increase during the years ended June 30, 1996 and 1995, the dollar amount of the total loan delinquencies increased during such periods which is reflective of the increase in the Company's total loan and lease portfolio serviced.

         Interest Rate Risk Management

         The Company's profitability is largely dependent upon the spread between the effective rate of interest received on the loans originated or purchased by the Company and interest rates payable pursuant to the Company's credit facilities or the pass-through rate for interests issued in connection with the securitization of loans. The Company's spread may be negatively impacted to the extent it holds fixed-rate mortgage loans in its held for sale portfolio prior to securitization. The adverse effect in the Company's spread may be the result of increases in interest rates during the period the loans are held prior to securitization or as result of an increase in the rate required to be paid to investors in connection with the securitization.

         In August 1995, the Company implemented an "interest-rate lock" strategy in an attempt to mitigate the effect of changes in interest rates on its fixed-rate mortgage loan portfolio between the date of origination and securitization. This strategy involves short sales of a combination of U.S. Treasury securities with an average life which closely match the average life of the loans to be securitized. The settlement date of the short sale, as well as, the buy back of the Treasury securities coincides with the anticipated settlement date of the underlying securitization. At June 30, 1996, the Company had sold short $15.0 million of U.S. Treasury securities. The deferred loss related to these activities was approximately $27,000 at June 30, 1996. At September 30, 1996, the Company had no outstanding hedges. During the three months ended September 30, 1996, the Company incurred a loss of $34,000 on short sales of securities. The Company also prefunds loan originations in connection with its loan securitizations which enables the Company to determine in the current period the rate to be received by the investors on loans to be originated and securitized in a future period.
See "Business -- Securitizations."

         The nature and quantity of hedging transactions are determined by the Company's management based on various factors, including market conditions and the expected volume of mortgage loan originations and purchases.

         The Company believes that it has implemented a cost-effective hedging program to provide a level of protection against changes in market value of its fixed-rate mortgage loans held for sale. However, an effective interest rate risk management strategy is complex and no such strategy can completely insulate the Company from interest rate changes. In addition, hedging involves transaction and other costs, and such costs could increase as the period covered by the hedging protection increases. In the event of a decrease in market interest rates, the Company would experience a loss on the purchase of Treasury securities involved in the interest rate lock transaction which would be reflected on the Company's financial statements during the period in which the buy back of the Treasury securities occurred. Such loss would be offset by the income realized from the securitization in future periods. As a result, the Company may be prevented from effectively hedging its fixed-rate loans held for sale, without reducing the Company's income in current periods.

         In the future, the Company intends to continue to engage in short sales of Treasury securities as part of its interest rate risk management strategy.

         The Company also experiences interest rate risk to the extent that as of September 30, 1996 approximately $17.0 million of its liabilities are comprised of subordinated debentures with scheduled maturities greater than one year. To the extent that interest rates decrease in the future, the rates paid on such liabilities could exceed the rates received on new loan originations resulting in a decrease in the Company's spread. See "Risk Factors--Changes in Interest Rates May Adversely Affect Profitability."

Liquidity and Capital Resources

         The Company continues to fund its loans principally through (i) the securitization and sales of loans which it originates, (ii) the sale of the Company's registered subordinated debentures, (iii) institutional debt financing, and (iv) retained earnings. The Company's cash requirements include the funding of loan originations, payment of interest expense, funding over-collateralization requirements, operating expenses and capital expenditures.

         To a limited extent, the Company presently intends to continue to augment the interest and fee income it earns on its loan and lease portfolio, from time to time, by selling loans either at the time of origination or from its portfolio to unrelated third parties. These transactions also create additional liquid funds available for lending activities.

         In recent periods, the Company has significantly increased its reliance on securitizations to generate cash proceeds for the repayment of debt and to fund its ongoing operations. During fiscal 1995, the Company completed a securitization of $9.7 million of Business Purpose Loans resulting in proceeds of approximately $9.0 million. During fiscal 1996, the Company completed two loan securitizations. These securitizations, which were consummated in October 1995 and May 1996, involved $14.5 million of Business Purpose Loans and $22.0 million of Business Purpose and Home Equity Loans, respectively. The securitizations occurring during fiscal 1996 resulted in proceeds of approximately $34.2 million. During the three months ended September 30, 1996, the Company completed the initial portion of a loan securitization involving $26.9 of Business Purpose Loans and Home Equity Loans. The securitization has resulted in proceeds of approximately $26.7 million. The Company has utilized the proceeds of the securitizations to fund the origination of new loans and leases and to repay funds borrowed pursuant to the Company's warehouse financing facilities. In accordance with the terms of the securitizations, the Company will receive less cash flow from the portfolios of loans securitized than it would otherwise receive absent securitizations.

         The Company's sale of loans through securitizations has resulted in gains on sale of loans recognized by the Company. For the fiscal years 1996 and 1995 and the three months ended September 30, 1996, the Company had gain on sale of loans through securitizations of $8.9 million, $1.4 million and $4.4 million, respectively. Substantially all of the proceeds of a securitization, net of fees and costs of the securitization, are used to repay the warehouse credit facilities. Additionally, in a securitization, the Company obtains the right to receive excess cash flows generated by the securitized loans held in the trust referred to herein as the excess spread and capitalizes mortgage servicing rights, each of which creates non-cash taxable income. Consequently, the income tax payable and the expenses related to the securitizations negatively impact the Company's cash flow. As a result, the Company may operate on a negative operating cash flow basis which could negatively impact the Company's results of operations during such periods.

         Additionally, pursuant to the terms of the securitizations, the Company will act as the servicer of the loans and in that capacity will be obligated to advance funds in certain circumstances in respect of each monthly loan interest payment that accrued during the collection period for the loans but was not received, unless the Company determines that such advances will not be recoverable from subsequent collections in respect of the related loan. The Company's obligation to advance funds in its capacity as servicer of the loans may create greater demands on the Company's cash flow than either selling loans or maintaining a portfolio of loans.

         Subject to economic, market and interest rate conditions, the Company intends to continue to implement additional securitizations of its loan portfolios and may in the future securitize its lease portfolio. Adverse conditions in the securitization market could impair the Company's ability to sell loans through securitizations on a favorable or timely basis. Since the sale of loans through securitizations is an important source of revenues, any such delay or impairment could have a material adverse impact in the Company's results of operations.

         Despite its recent use of securitizations to fund loan originations, the Company continues to rely on borrowings such as its subordinated debentures and warehouse credit facilities or lines of credit to fund its operations. At September 30, 1996, the Company had a total of $37.9 million of subordinated debentures outstanding. On such date, the Company was not utilizing the approximately $36.0 million of funds available to it under its credit facilities.

         Between 1990 and 1993, American Business Finance Corporation ("ABFC"), an indirect subsidiary of ABFS, sold approximately $1.7 million in principal amount of subordinated debentures which mature at varying times between September 1996 and June 1998. In February 1994, the

Company ceased selling subordinated debentures through ABFC. As of September 30, 1996, ABFC had approximately $1.3 million of subordinated debentures was outstanding.

         In addition, between July 1, 1993 and September 30, 1996, ABFS sold $56.7 million in principal amount of subordinated notes (including redemptions and repurchases by investors), pursuant to registered offerings with maturities ranging between three months and ten years. As of September 30, 1996, ABFS had approximately $36.6 million of subordinated debentures outstanding (excluding the debt of ABFC). The proceeds of such sales of debentures have been used to fund general operating and lending activities. The Company intends to meet its obligations to repay such debentures as they mature with income generated through its lending activities and funds generated through repayment of its outstanding loans. The repayment of such obligations should not effect the Company's operations.

         During fiscal 1997, the Company intends to file a registration statement with the Commission which would register up to $100.0 million of debt securities for sale in a public offering. The Company anticipates offering such securities to the public on a continuous basis over an eighteen month period.

         In April 1996, Upland entered into an Interim Warehouse and Security Agreement with Prudential Securities Realty Funding Corporation. The credit facility is for $25.0 million, bears interest at the 30 day London Inter-Bank Offered Rate ("LIBOR") plus 1.25% and expires March 1997. Additionally, in May 1996, Upland entered into a $7.5 million Revolving Loan and Security Agreement with BankAmerica Business Credit, Inc. The credit facility bears interest at the bank's prime rate plus 1.25% and expires in May 1998. None of these credit facilities were being utilized at September 30, 1996. In addition, in December 1996, ABC entered into a Loan and Security Agreement with Finova Capital Corporation. This line of credit is in the amount of $15.0 million and expires in December 1999. This line of credit bears interest at the Prime Rate plus 1.0% and is guaranteed by the Company.

         The Company is currently discussing the possibility of obtaining additional lines of credit with other lenders and providers of credit.

         As of September 30, 1996, the Company had $20.9 million of debt scheduled to mature during the twelve months ending September 30, 1997 which was comprised solely of maturing subordinated debentures. The Company currently expects to refinance the $20.9 million of maturing debt through extensions of maturing debentures or new debt financing and, if necessary, may retire the debt through cash flow from operations and loan sales or securitizations. Despite the Company's current use of securitizations to fund loan growth, the Company is also dependent upon borrowings to fund a portion of its operations. As a result, the Company intends to continue to utilize debt financing to fund its operations in the future.

         From time to time, the Company considers potential acquisitions of related businesses or assets which could have a material impact upon the Company's results of operations and liquidity position.

         The Company leases certain of its facilities under a five-year operating lease expiring in November 2000 at a minimum annual rental of $430,637. The lease contains a renewal option for an additional period at increased annual rental. See "Business -- Property."

Recent Accounting Pronouncements

         Set forth below are recent accounting pronouncements which may have a future effect on the Company's operations. These pronouncements should be read in conjunction with the significant accounting policies which the Company has adopted that are set forth in the Company's notes to consolidated financial statements.

         In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") establishing financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 encourages all entities to adopt a new method of accounting to measure compensation cost of all employee stock compensation plans based on the estimated fair value of the award at the date it is granted. Companies are, however, allowed to continue to measure compensation cost for those plans using the intrinsic value based method of accounting, which generally does not result in compensation expense recognition for most plans. Companies that elect to remain with the existing accounting are required to disclose in a footnote to the financial statements pro forma net income, and if presented, earnings per share, as if SFAS No. 123 had been adopted. The accounting requirements of this Statement are effective for transactions entered into during fiscal years that begin after December 15, 1995; however, companies are required to disclose information for awards granted in their first fiscal year beginning after December 15, 1994. The Company intends to continue to utilize the intrinsic value method of accounting for stock based compensation as permitted by SFAS No.
123. Subject to the approval of stockholders, the Company amended its existing option plan to increase the number of options available for issuance thereunder from 78,988 to 163,988 shares, of which the Company intends to make awards of options to purchase 150,500 shares of Common Stock in conjunction with the Public Offering to various officers of the Company. See "Management."

         In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"). Pursuant to SFAS No. 125, after a transfer of financial assets, an entity would be required to recognize all financial assets and servicing it controls and liabilities it has incurred and, conversely, would not be required to recognize financial assets when control has been surrendered and liabilities when extinguished. SFAS No. 125 provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 will be effective with respect to the transfer and servicing of financial assets and the extinguishment of liabilities occurring after December 31, 1996, with earlier application prohibited. The Company has not completed an analysis of the potential effects of SFAS No. 125 on the Company's financial condition or results of operations.

Impact of Inflation and Changing Prices

         The Consolidated Financial Statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars (except with respect to securities which are carried at market value), without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

                                    BUSINESS

General

         ABFS is a financial services company operating primarily in the mid-atlantic region of the United States. The Company, through its principal direct and indirect subsidiaries, originates, sells and services Business Purpose Loans and Home Equity Loans. The Company also originates Equipment Leases. In addition, the Company recently commenced implementation of the Bank Alliance Program pursuant to which it has entered into exclusive business arrangements with several financial institutions pursuant to which the Company will purchase Home Equity Loans that do not meet the underwriting guidelines of the selling institution but that do meet the Company's underwriting criteria.

         The Company's customers currently consist primarily of two groups. The first category of customers includes credit impaired borrowers who are generally unable to obtain financing from banks, savings and loan associations or other finance companies that have historically provided loans only to individuals with favorable credit characteristics. These borrowers generally have impaired or unsubstantiated credit characteristics and/or unverifiable income and respond favorably to the Company's marketing efforts. The second category of customers includes borrowers who would qualify for loans from traditional lending sources but elect to utilize the Company's products and services. The Company's experience has indicated that these borrowers are attracted to the Company's loan products as a result of its marketing efforts, the personalized service provided by the Company's staff of highly trained lending officers and the timely response to loan requests. Historically, both categories of customers have been willing to pay the Company's origination fees and interest rates which are generally higher than those charged by traditional lending sources.

         The Company began operations in 1988 and initially offered Business Purpose Loans. The Company currently originates Business Purpose Loans through a retail network of salespeople in Pennsylvania, Delaware, New Jersey, New York, Virginia, Maryland and Connecticut. The Company has taken the initial steps to expand its business purpose lending program into the southeastern region of the United States. The Company focuses its marketing efforts on small businesses which generally do not meet all of the credit criteria of commercial banks and small businesses that the Company's research indicates are predisposed to using the Company's products and services.

         The Business Purpose Loans originated by the Company are secured by real estate. In substantially all cases, the Company receives additional collateral in the form of, among other things, pledges of securities, assignments of contract rights, life insurance and lease payments and liens on business equipment and other business assets, as available. The Company's Business Purpose Loans are typically originated with fixed rates and typically have origination fees of 5.0% to 6.0%. The weighted average interest rate on the Business Purpose Loans originated by the Company were 15.96 % and 15.83% for the three months ended September 30, 1996 and the year ended June 30, 1996, respectively. The Business Purpose Loans typically have significant prepayment penalties which the Company believes tend to extend the average life of such loans and make these loans more attractive products to securitize. The Business Purpose Loans securitized in the last two securitizations had a weighted average loan-to-value ratio (based solely upon the real estate collateral securing the loans) of 59.82% at the time of securitization.

         The Company's strategy for expanding its business purpose lending program focuses on motivating borrowers through the investment in retail marketing and sales efforts rather than on emphasizing discounted pricing or a reduction in underwriting standards. The Company utilizes a proprietary training program involving extensive and on-going training of its lending officers. The Company originated $7.4 million and $28.9 million of Business Purpose Loans for the quarter ended September 30, 1996 and the year ended June 30, 1996, respectively.

         ABFS entered the Home Equity Loan market in 1991. The Company originates Home Equity Loans primarily to credit impaired borrowers through retail marketing which includes telemarketing operations, direct mail and television advertisements. The Company currently originates Home Equity Loans primarily in Pennsylvania, New Jersey, Delaware, Maryland and Virginia. The Company was recently granted licenses and expects to begin originating Home Equity Loans on a limited basis in Georgia, North Carolina, South Carolina, Connecticut and Florida during calendar 1997. The Company originated $12.7 million and $36.5 million of Home Equity Loans for the quarter ended September 30, 1996 and the year ended June 30, 1996, respectively. The weighted average interest rate on Home Equity Loans originated by the Company was 11.50% and 9.94% for the three months ended on September 30, 1996 and the year ended June 30, 1996, respectively.

         The Company initiated its Bank Alliance Program in fiscal 1996. The Company believes that the Bank Alliance Program is a unique method of increasing the Company's production of Home Equity Loans. Currently, the Company has entered into agreements with five financial institutions which provide the Company with the opportunity to underwrite, process and purchase loans generated by the branch networks of such institutions which consist of approximately 600 branches located in Pennsylvania, Delaware, New Jersey and Maryland. The Company is also negotiating with other financial institutions regarding their participation in the program.

         ABFS began offering Equipment Leases in December 1994 to complement its business purpose lending program. The Company originates leases on a nationwide basis with a particular emphasis on the eastern portion of the United States. The Company believes that cross-selling opportunities may exist for offering lease products to Business Purpose Loan customers and offering Business Purpose Loans to lease customers. The weighted average interest rate received on the Equipment Leases originated by the Company was 15.53% and 17.22% for the three months ended

September 30, 1996 and the year ended June 30, 1996, respectively. The Company currently holds all Equipment Leases originated in its lease portfolio to generate interest income. The Company recently hired a leasing officer with over 20 years of experience in small ticket leasing to expand this area of the Company's business.

         The Company intends to continue to utilize funds generated from the securitization of loans and the sale of subordinated debentures to increase its loan and lease originations and to expand into new geographic markets with an initial focus on expansion in the southeastern region of the United States. The Company also intends to expand its Bank Alliance Program with financial institutions across the United States.

         From the inception of the Company's business in 1988 through September 30, 1996, the Company has experienced total net loan and lease losses of approximately $300,000. The Company's losses on its loan and lease portfolio serviced totaled $50,000, $129,000, $88,000 and $10,000, respectively, for the three months ended September 30, 1996 and the years ended June 30, 1996, 1995 and 1994. The Company's loans and leases delinquent over 30 days represented 3.93% and 2.30% of the total loan and lease portfolio serviced at September 30, 1996 and June 30, 1996, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset Quality."

         The Company's ability to fund and subsequently securitize Business Purpose Loans and Home Equity Loans has significantly improved its financial performance and enabled it to both expand its marketing efforts and increase the geographic scope of its products. Through September 30, 1996, the Company had securitized an aggregate of $47.1 million of Business Purpose Loans and $26.0 million of Home Equity Loans. The Company retains the servicing rights on its securitized loans.

         In addition to securitizations, the Company funds its operations with subordinated debentures that the Company markets directly to individuals from the Company's operating office located in Pennsylvania and branch offices located in Florida and Arizona. At September 30, 1996, the Company had $37.9 million in subordinated debentures outstanding with a weighted average coupon of 8.91% and a weighted average maturity of 25.6 months.

         American Business Financial Services Inc.'s only activity as of the date hereof has been: (i) acting as the holding company for its operating subsidiaries and (ii) raising capital for use in the Company's lending operations. ABFS is the parent holding company of ABC and its subsidiaries, American Business Finance Corporation, HomeAmerican Credit, Inc., Processing Service Center, Inc.,HCDC, ABL and ABC Holdings Corporation (collectively, the "Company").

         ABC, a Pennsylvania corporation incorporated in 1988 and acquired by the Company in 1993, originates, services and sells Business Purpose Loans. HAC, a Pennsylvania corporation incorporated in 1991, originates and sells Home Equity Loans. HAC acquired Upland in 1996 and since such time has conducted business as "Upland Mortgage." Upland also purchases Home Equity Loans through the Bank Alliance Program. Processing Service Center, Inc. processes Home Equity Loan applications for financial institutions as part of the Bank Alliance Program. Incorporated in 1994, ABL commenced operations in 1995 and originates and services Equipment Leases.

         ABC Holdings Corporation was incorporated to hold properties acquired through foreclosure. HCDC was incorporated in 1993 for the purpose of offering secured and unsecured small consumer loans (i.e., loans up to $15,000) for sale to third party investors. Collateral securing such loans includes residential real estate, automobiles, boats and other personal property. As of September 30, 1996, HCDC maintained a portfolio of consumer loans of approximately $100,000. The Company does not intend to emphasize this area of its business in the future.

         The Company's subsidiaries, ABFS 1995-1, Inc., ABFS 1995-2, Inc., ABFS 1996-1, Inc. and ABFS 1996-2, Inc. are Delaware investment holding companies. Such companies were incorporated to facilitate the Company's securitizations. Such corporations do not engage in any business activity other than holding the subordinated certificate, if any, and the excess spread. See "--Securitizations." American Business Finance Corporation was incorporated in connection with the issuance of subordinated debentures in 1990 through 1993. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

       The following chart sets forth organizational structure of ABFS.(1)

                            -----------------------

                                      ABFS

                               (Holding Company)

                            -----------------------


                       ----------------------------------

                               American Business
                                  Credit, Inc.

                        (Originates and services Business
                                 Purpose Loans)

                       ----------------------------------


--------------------------------------------------------------------------------

      HOME       PROCESSING     AMERICAN       HOME         ABC       AMERICAN
    AMERICAN      SERVICE       BUSINESS     AMERICAN    HOLDINGS     BUSINESS
  CREDIT, INC.    CENTER,       LEASING,     CONSUMER      CORP.      FINANCE
     d/b/a          INC.          INC.       DISCOUNT,                  CORP.
     UPLAND     (Processes     (Originates     INC.
  MORTGAGE(2)   Bank Alliance  and services (Originates   (Holds      (Issued
 (Originates,     Program       Equipment      small     foreclosed subordinated
  purchases     Home Equity      Leases)     consumer      real      debentures
 and services      Loans)                    installment  estate)     from 1990
 Home Equity                                  loans)                   to 1993)
    Loans)


(1) In addition to the corporations pictured above, the Company organizes a special purpose corporation for each of its securitizations. Such corporations are direct subsidiaries of ABFS.

(2) Loans purchased by Upland represent loans acquired through Bank Alliance Program.

Lending and Leasing Activities

         General. The following table sets forth certain information concerning the loan and lease origination, purchase and sale activities of the Company for the three months ended September 30, 1996 and the years ending June 30, 1996, 1995 and 1994.

                                                       Three Months
                                                           Ended
                                                        September 30,            Year Ended June 30,
                                                       -------------  ------------------------------------------
                                                           1996           1996          1995           1994
                                                       -------------  ------------- ------------- --------------
                                                                        (Dollars in Thousands)
Loans/Leases Originated/Purchased
         (Net of Refinances)
         Business Purpose Loans.....................        $  7,421      $  28,872     $  18,170      $  11,793
         Home Equity Loans..........................        $ 12,663      $  36,479     $  16,963      $  22,231
         Equipment Leases...........................        $  1,970      $   5,967     $   2,220      $      --
         Other Loans................................        $     26      $     240     $   1,108      $     242
Number of Loans/Leases Originated/Purchased
         Business Purpose Loans.....................              98            371           257            206
         Home Equity Loans..........................             286            772           365            493
         Equipment Leases...........................             199            530           193             --
         Other Loans................................               7             52           237             55
Average Loan/Lease Size
         Business Purpose Loans.....................        $     76      $      78     $      71      $      57
         Home Equity Loans..........................        $     43      $      47     $      46      $      55
         Equipment Leases...........................        $     10      $      11     $      12      $      --
         Other Loans................................        $      4      $       5     $       5      $       4
Weighted Average Interest Rate on Loans/Leases
            Originated
         Business Purpose Loans.....................           15.96%         15.83%        16.05%         16.03%
         Home Equity Loans..........................           11.50%          9.94%        12.68%          8.65%
         Equipment Leases...........................           15.53%         17.22%        15.85%            --%
         Other Loans................................           21.37%         24.50%        24.51%         24.92%
Weighted Average Term (in months)
         Business Purpose Loans.....................             172            169           173            168
         Home Equity Loans..........................             185            194           132            171
         Equipment Leases...........................              38             42            40             --
         Other Loans................................              41             50            53             25
Loans/Leases Sold
         Business Purpose Loans.....................        $  9,909      $  28,252     $  24,762      $   8,331
         Home Equity Loans..........................        $ 17,872      $  24,325     $  16,963      $  22,231
         Equipment Leases...........................        $     --      $   2,259     $      --      $      --
         Other Loans................................        $     --      $   1,108     $      --      $      --
Number of Loans/Leases Sold
         Business Purpose Loans.....................             133            378           384             98
         Home Equity Loans..........................             380            512           365            438
         Equipment Leases...........................              --            193            --             --
         Other Loans................................              --            252            --             --
Weighted Average Rate on Loans/Leases Originated....           13.37%         12.97%        14.85%         11.30%

         The following table sets forth information regarding the average loan-to-value ratios for loans originated by the Company during the periods indicated.





                                                                Three Months Ended
                                                                  September 30,            Year Ended June 30,
                                                             ------------------------    ------------------------
                          Loan Type                                   1996                        1996
----------------------------------------------------------   ------------------------    ------------------------
Business Purpose Loans....................................           60.38%                       58.93%
Home Equity Loans.........................................           68.34                        68.82


         The following table shows the geographic distribution of the Company's loan and lease originations and purchases during the periods indicated.



                             Quarter Ended September 30,                       Year Ended June 30,
                         ------------------------------------ ------------------------------------------------------
          State          1996       %       1995      %       1996       %      1995       %       1994      %
---------------------- --------- -------- -------- -------- --------- ----------------- -------- -------- --------
                                                         (Dollars in Thousands)
Pennsylvania..........  $ 10,583   47.93% $ 6,879   51.99%  $ 33,324   46.57%  $17,913   46.57%  $18,246   53.25%
New Jersey............     6,899   31.25    3,449   26.07     20,986   29.33    16,300   42.38    15,540   45.35
Virginia..............     1,291    5.85        4    0.03        104    0.15       111    0.29        --      --
New York..............     1,261    5.71    1,678   12.68      7,417   10.36     1,534    3.99        --      --
Maryland..............       637    2.88      550    4.16      4,408    6.16     1,191    3.10        --      --
Delaware..............       384    1.74      130    0.98      2,724    3.81       481    1.25       480    1.40
Florida...............       368    1.67      118    0.89        674    0.94       149    0.39        --      --
North Carolina........       124    0.56       19    0.14         78    0.11         6    0.02        --      --
Georgia...............        72    0.33      110    0.83        181    0.25        98    0.25        --      --
Connecticut...........        58    0.26        4    0.03         87    0.12         5    0.01        --      --
Other.................       402    1.82      290    2.20      1,575    2.20       673    1.75        --      --
                       --------- -------- -------- -------- --------- ----------------- -------- -------- --------
      Total...........  $ 22,080  100.00%  13,231  100.00%    71,558  100.00%   38,461  1 00.00%  34,266  100.00%
                       ========= ======== ======== ======== ========= ================= ======== ======== ========

         Business Purpose Lending. Through its subsidiary, ABC, the Company originates Business Purpose Loans to corporations, partnerships, sole proprietors and other business entities for various business purposes including, but not limited to, working capital, business expansion, equipment acquisition and debt-consolidation. The Company does not target any particular industries or trade groups and, in fact, takes precautions against concentrations of loans in any one industry group. All Business Purpose Loans are collateralized by a first or second mortgage lien on a principal residence or some other parcel of real property, such as office and apartment buildings and mixed use buildings, owned by the borrower, a principal of the borrower, or a guarantor of the borrower. In addition, such loans are generally further collateralized by pledges of securities, assignments of contract rights, life insurance and lease payments and liens on business equipment and other business assets, as available.

         Business Purpose Loans generally range from $15,000 to $350,000 and had an average balance of approximately $70,000 at September 30, 1996. Generally, Business Purpose Loans are made at fixed rates and for terms ranging from five to 15 years. Such loans generally have origination fees of 5.0% to 6.0% of the aggregate loan amount. For the three months ended September 30, 1996, the weighted average interest rate received on such loans was 15.96% and the average loan-to-value ratio was 60.38% for the loans originated by the Company during such period. From June 30, 1994 through September 30, 1996, the Company originated $66.3 million of Business Purpose Loans.

         Generally, the Company computes interest due on its outstanding loans using the simple interest method. Where permitted by applicable law, a prepayment penalty is imposed. Although prepayment penalties imposed vary based upon applicable state law, prepayment penalties generally range from 8% to 20% of the outstanding loan balance. The Company believes that such prepayment terms tend to extend the average life of such loans and make such loans more attractive products to securitize. Whether a prepayment fee is imposed and the amount of such fee, if any, is negotiated between the Company and the individual borrower prior to consummation of the loan. See "-- Securitizations."

         Home Equity Lending. The Company originates Home Equity Loans primarily to credit impaired borrowers through Upland. Historically, Home Equity Loans originated and funded by the Company were sold to one of several third party lenders, at a premium and with servicing released. Currently, the Company builds portfolios of Home Equity Loans for the purpose of securitizing such loans.

         Home Equity Loan applications are obtained from potential borrowers over the phone and in person. The loan request is then processed and closed. The loan processing staff generally provides its home equity borrowers with a loan approval within 24 hours and closes its Home Equity Loans within approximately seven days of obtaining a loan approval.

         Home Equity Loans generally range from $15,000 to $250,000 and had an average balance of approximately $43,000 for the period ended September 30, 1996. Generally, Home Equity Loans are made at fixed rates of interest and for terms ranging from 15 to 30 years. Such loans generally have origination fees of up to 2.5% of the aggregate loan amount. For the three months ended September 30, 1996, the weighted average interest rate received on such loans was 11.50% and the average loan-to-value ratio was 68.34% for the loans originated by the Company during such period. The Company attempts to maintain its interest and other charges on Home Equity Loans competitive with the lending rates of other finance companies and banks. Where permitted by applicable law, a prepayment penalty may be imposed; however, for competitive reasons such penalties are generally not charged to the borrower on the prepayment of a Home Equity Loan.

         In fiscal 1996, Upland, in conjunction with the Processing Center, Inc., implemented the Bank Alliance Program which is designed to provide an additional source of Home Equity Loans. The Bank Alliance Program targets traditional financial institutions, such as banks, which because of their strict underwriting and credit guidelines have generally provided mortgage financing only to the most credit-worthy borrowers. The program enables such financial institutions to originate loans to credit impaired borrowers in order to achieve certain community reinvestment objectives and subsequently sell such loans to Upland.

         Under the program, a borrower who fails to meet a financial institution's underwriting guidelines will be referred to the Processing Service Center, Inc. which will process the loan application and underwrite the loan pursuant to Upland's underwriting guidelines. If the borrower qualifies under Upland's underwriting standards, the loan will be originated by the financial institution and subsequently sold to Upland.

         Since the introduction of this program, agreements have been entered into with five financial institutions which provide the Company with the opportunity to underwrite, process and purchase loans generated by the branch networks of such institutions which consist of approximately 600 branches located in Pennsylvania, Delaware, New Jersey and Maryland. During fiscal 1996 and the three months ended September 30, 1996, $6.2 million and $546,000, respectively, of loans were purchased pursuant to this program. The Company continues to market this program to other regional and national banking institutions. The Company is also negotiating with other financial institutions regarding their participation in the program.

         Leasing Activities. The Company through its subsidiary, ABL, originates Equipment Leases to corporations, partnerships, other entities and sole proprietors on various types of business equipment including, but not limited to, computer equipment, phone systems, copiers, construction equipment and medical equipment. The Company generally does not target credit impaired borrowers. All such lessees must meet certain specified financial and credit criteria. The Company originates leases throughout the United States with primary emphasis on the eastern portion of the United States. In addition, the Company recently hired a leasing officer with over 20 years of experience in small ticket leasing to expand this area of the Company's leasing business.

         Generally, the Company's Equipment Leases are of two types: (i) finance leases which have a term of twelve to sixty months and provide a purchase option exercisable by the lessee at $1.00 at the termination of the lease and (ii) fair market value or true leases which have a similar term but provide a purchase option exercisable by the lessee at the fair market value of the equipment at the termination of the lease. The Company's Equipment Leases generally range in size from $3,000 to $100,000, with an average lease size of approximately $12,000 at September 30, 1996. The Company's leases generally have maximum terms of five years. The weighted average interest rate received on such leases for the three months ended September 30, 1996 was 15.53%. Generally, the interest rates and other terms and conditions of the Company's Equipment Leases are competitive with the leasing terms of other leasing companies in its market area.

         Currently, all leases originated are generally held in the Company's lease portfolio. At September 30, 1996, the Company's lease portfolio totaled $6.0 million. All leases are serviced by ABL. It is anticipated that in the future, ABL may develop relationships with third party purchasers of leases and will sell a portion of the leases it originates to such third parties. The sale of leases to third party purchasers may or may not require ABL to retain the servicing rights to such leases. The Company may, in the future, attempt to securitize its lease portfolio provided financial and economic conditions warrant such activity.

Marketing Strategy

         The Company concentrates its marketing efforts on two potential customer groups, one of which, based on historical profiles, displays a pre-disposition for being customers of the Company's loan and lease products and the other being credit impaired borrowers that satisfy the Company's underwriting guidelines.

         The Company's marketing efforts for Business Purpose Loans focus on the Company's niche market of selected small businesses located in the Company's market area which generally includes the mid-atlantic region of the United States. The Company targets businesses which it believes would qualify for loans from traditional lending sources but would elect to utilize the Company's products and services. The Company's experience has indicated that these borrowers are attracted to the Company as a result of its marketing efforts, the personalized service provided by the Company's staff of highly trained lending officers and the timely response to loan applications. Historically, such customers have been willing to pay the Company's origination fees and interest rates which are generally higher than those charged by traditional lending sources.

         The Company markets Business Purpose Loans through various forms of advertising, and a direct sales force. Advertising media utilized includes large direct mail campaigns and newspaper and radio advertising. The Company's commissioned sales staff, which consists of full-time highly trained sales persons, are responsible for converting advertising leads into loan applications. The Company utilizes a proprietary training program involving extensive and on-going training of its lending officers. The Company's sales staff utilizes significant person-to-person contact to convert direct mail advertising into loan applications and maintains contact with the borrower throughout the application process.

         Through its subsidiary, Upland, the Company markets Home Equity Loans through direct mail campaigns as well as television, radio and newspaper advertisements. The Company's television advertising campaign initiated in September 1996 was designed to complement the other forms of advertising utilized by the Company. The Company's integrated approach to media advertising is intended to maximize the effect of the Company's advertising campaigns.

         Upland's marketing efforts are currently concentrated in the mid-atlantic states; however, the Company expects to begin originating loans in Georgia, North Carolina, Florida and Connecticut in calendar 1997 and may open sales offices in such states in the future with loan processing and collection procedures performed at the Company's main office. Upland also utilizes the Bank Alliance Program as an additional source of loans. See "-- Loan and Leasing Activities -- Home Equity Lending."

         The Company, through ABL, markets its Equipment Leases throughout the United States with particular emphasis on the eastern portion of the United States. The Company's marketing efforts in the leasing area are focused on the Company's niche market of distributors of small to medium-sized office, industrial and medical equipment. ABL primarily obtains its equipment leasing customers through equipment manufacturers, brokers and vendors with whom it has a relationship and through a direct sales force. The Company does not target any particular industry or trade group and avoids the concentration of leases in one particular industry group. The Company believes that its leasing activities will enhance its cross-selling opportunities with its existing Business Purpose Loan customers.

Loan and Lease Servicing

         Generally, the Company services the loans and leases it maintains in its portfolio or which are securitized by the Company in accordance with its established servicing procedures. Servicing includes collecting and transmitting payments to investors, accounting for principal and interest, collections and foreclosure activities, and disposing of real estate owned. At September 30, 1996, the Company's total servicing portfolio included 2,351 loans and leases with an aggregate outstanding balance of $79.1 million. The Company generally receives servicing fees of 0.50% to 0.75% per annum based upon the outstanding balance of loans serviced and the Company's responsibilities related to collections and accounting for such loans.

         In servicing its loans and leases, the Company typically sends an invoice to borrowers on a monthly basis advising them of the required payment and its due date. The Company initiates the collection process one day after a borrower fails to make a monthly payment. When a loan or lease becomes forty-five to sixty days delinquent, it is transferred to the Company's work-out department. The work-out department attempts to reinstate a delinquent loan or lease, seek a payoff, or occasionally enter into a modification agreement with the borrower to avoid foreclosure. All proposed work-out arrangements are evaluated on a case-by-case basis, based upon the borrower's past credit history, current financial status, cooperativeness, future prospects and the reasons for the delinquency. If the loan or lease becomes delinquent 61 days or more and a satisfactory work-out arrangement with the borrower is not achieved or borrower declares bankruptcy, the matter is immediately referred to counsel for collection. Legal action may be initiated prior to a loan or lease becoming delinquent over 60 days if management determines that the circumstances warrant such action.

         The Company believes that the low level of delinquencies experienced by the Company during prior periods is due, in large part, to the Company's maintenance of a high level of borrower contact and a servicing relationship appropriate to the Company's borrowing base.

         Real estate acquired as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired or expected to be acquired by foreclosure or deed in lieu of foreclosure, it is recorded at the lower of cost or estimated fair value, less estimated cost of disposition. After acquisition, all costs incurred in maintaining the property are expensed.

         The Company's ability to foreclose on certain properties may be affected by state and federal environmental laws which impose liability on the property owner for the costs related to the investigation and clean up of hazardous or toxic substances or chemicals released on the property. Although the Company's loans are primarily secured by residential real estate, there is a risk that the Company could be required to investigate or clean up an environmentally damaged property which is discovered after acquisition by the Company. To date, the Company has not been required to perform any investigation or clean up activities nor has it been subject to any environmental claims.
See "Risk Factors -- Environmental Concerns."

         The Company in its capacity as the servicer of securitized loans is obligated to advance funds (an "Advance") in respect of each monthly loan interest payment that accrued during the collection period for the loans but was not received, unless the Company determines that such Advances will not be recoverable from subsequent collections in respect to the related loans.

Underwriting Procedures and Practices

         Summarized below are certain of the policies and practices which are followed in connection with the origination of Business Purpose Loans and Home Equity Loans and the origination of Equipment Leases. It should be noted that such policies and practices will be altered, amended and supplemented as conditions warrant. The Company reserves the right to make changes in its day-to-day practices and policies in its sole discretion.

         The Company's loan underwriting standards are applied to evaluate prospective borrowers' credit standing and repayment ability and the value and adequacy of the mortgaged property as collateral. Initially, the borrower is required to fill out a detailed application providing pertinent credit information. As part of the description of the borrower's financial condition, the borrower is required to provide information concerning assets, liabilities, income, credit, employment history and other demographic and personal information. If the application demonstrates the borrower's ability to repay the debt as well as sufficient income and equity, loan processing personnel obtain and review an independent credit bureau report on the credit history of the borrower and verification of the borrower's income by obtaining and reviewing one or more of the borrower's pay stubs, income tax returns, checking account statements, W-2 tax forms or verification of business or employment forms. Once all applicable employment, credit and property information is obtained, a determination is made as to whether sufficient unencumbered equity in the property exists and whether the prospective borrower has sufficient monthly income available to meet the borrower's monthly obligations.

         Generally, Business Purpose Loans collateralized by residential real estate must have an overall loan-to-value ratio (based solely on the independent appraised fair market value of the real estate collateral securing the loan) on the properties collateralizing the loans of no greater than seventy-five (75%) percent. Business Purpose Loan collateralized by commercial real estate must generally have an overall loan-to-value ratio (based solely on the independent appraised fair market value of the real estate collateral securing the loan) of no greater than sixty (60%) percent. In addition, in substantially all instances, the Company also receives additional collateral in the form of, among other things, pledges of securities, assignments of contract rights, life insurance and lease payments and liens on business equipment and other business assets, as available. The Business Purpose Loans originated by the Company had an average loan-to-value ratio of 60.38% and 58.93% for the three months ended September 30, 1996 and the year ended June 30, 1996, respectively.

         The maximum required loan-to-value ratio for Home Equity Loans is 90%. The Home Equity Loans originated by the Company had an average loan-to-value ratio of 68.34% and 68.82% for the three months ended September 30, 1996 and the year ended June 30, 1996, respectively. Occasionally, exceptions to these maximum loan-to-value ratios are made if other collateral is available or if there are other compensating factors. Title insurance is generally obtained in connection with all real estate secured loans.

         In determining the adequacy of the mortgaged property as collateral, an appraisal is made of each property considered for financing. The appraisal is completed by an independent qualified appraiser and generally includes pictures of comparable properties and pictures of the subject property's interior. With respect to Home Equity Loans, the appraisal is completed by a qualified appraiser on a Federal National Mortgage Association ("FNMA") form.

         In the leasing area, while a security interest in and to the equipment is retained in connection with the origination of the lease, the lease is not dependent on the value of the equipment as the principal means of securing the lease. The underwriting standards applicable to leases place primary emphasis on the borrower's financial strength and its credit history. The Company's lease underwriting criteria includes a review of the subject company's credit reports, financial statements, bank references and trade references, as well as, the credit history and financial statements of the principals of the borrower. The Company typically obtains personal guarantees on its Equipment Leases.

Securitizations

         The sale of the Company's Business Purpose Loans and Home Equity Loans through securitizations is an important objective of the Company. In furtherance of this objective, since 1995 the Company has sold in the secondary market senior interests in four pools of loans it securitized. The four pools of loans securitized were comprised of $47.1 million of Business Purpose Loans and $26.0 million of Home Equity Loans.

         Generally, a securitization involves the transfer by the Company of receivables representing a series of loans to a single purpose trust in exchange for certificates or securities issued by the trust. The certificates represent an undivided ownership interest in the loans transferred to the trust. The certificates consist of a class of senior certificates and the excess spread and may also include a class of subordinated certificates. In connection with securitizations, the senior certificates are sold to investors and the subordinate certificates, if any, and the excess spread are typically retained by the Company. As a result of the sale of the senior certificates, the Company receives a cash payment representing a substantial portion of the principal balance of the loans held by the trust. The senior certificates entitle the holder to be repaid the principal of its purchase price and the certificates bear interest at a stated rate of interest. The stated rate of interest is typically substantially less than the interest rate required to be paid by the borrowers with respect to the underlying loans. As a consequence, the Company is able to receive cash for a portion of its portfolio and to pay the principal and interest required by the senior certificates with the cash flows from the underlying loans owned by the trust. However, since the interest in the loans held by the Company (the subordinate certificate and the excess spread) is subordinate to the senior certificate, the Company retains a portion of the risk that the full value of the underlying loans will not be realized. Additionally, the holder of the senior certificates will receive certain additional payments on account of principal in order to reduce the balance of the senior certificates in proportion to the subordinated amount held by the Company. The additional payments of principal are designed to increase the senior certificate holder's protection against loan losses. In the typical subordination structure, the Company, as the holder of the excess spread will be entitled to receive all of the remaining interest in the loans at the time of the termination of the trust.

         The pooling and servicing agreements that govern the distribution of cash flows from the loans included in the securitization trusts require the overcollateralization of the senior certificates by using interest receipts on the loans to reduce the outstanding principal balance of the senior certificates to a pre-set percentage of the loans. The overcollateralization percentage may be reduced over time according to the delinquency and loss experience of the loans. The Company's interest in each overcollateralized amount is reflected in the Company's financial statements as a portion of the excess spread. To the extent that a loss is realized on the loans, losses will be paid first out of the excess spread received and ultimately out of the overcollateralization amount available to the excess spread, and the subordinated certificates, if available. If losses exceed the Company's projected amount, the excess losses will result in a reduction in the value of the excess spread held by the Company. See "Risk Factors -- Dependence upon Securitizations and Fluctuations in Operating Results."

         The Company may be required either to repurchase or to replace loans which do not conform to the representations and warranties made by the Company in the pooling and servicing agreements entered into when the loans are pooled and sold through securitizations. As of September 30, 1996, the Company had not been required to repurchase or replace any such loans.

         The Company generally retains the servicing rights with respect to all loans securitized. Such loans are serviced by ABC, a subsidiary of the Company. See "-- Loan and Lease Servicing."

         The Company's securitizations are often structured to provide for a portion of the loans included in the trust to be funded with loans originated by the Company during a period subsequent to the securitization. The amount of the aggregate trust value to be funded in the future is referred to as the "prefunded account." The loans to be included in such account must be substantially similar in terms of collateral, size, term, interest rate, geographic distribution and loan-to-value ratio as the loans initially transferred to the trust. To the extent the Company fails to originate a sufficient number of qualifying loans for the prefunding account within the specified time period, the Company's earnings during the quarter in which the funding was to occur would be reduced.

         The securitization of loans during the three months ended September 30, 1996 and the years ended June 30, 1996 and 1995 generated gain on sale of loans of $4.4 million, $8.9 million and $1.4 million, respectively. Such gains resulted in the Company's record levels of revenue and net income during such periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Subject to market conditions, the Company anticipates that it will continue to build portfolios of Business Purpose Loans and Home Equity Loans and enter into securitizations of these portfolios. The Company may also consider the securitization of Equipment Leases in the future. The Company believes that a securitization program provides a number of benefits by allowing the Company to diversify its funding base, provide liquidity and lower its cost of funds.

Competition

         The Company competes for Business Purpose Loans against many other finance companies and financial institutions. Although many other entities originate Business Purpose Loans, the Company has focused its lending efforts on its niche market of businesses which may qualify for loans from traditional lending sources but who the Company believes are attracted to the Company's products as a result of the Company's marketing efforts and responsive customer service and rapid processing and closing periods.

         The Company has significant competition for Home Equity Loans. Through Upland, the Company competes with banks, thrift institutions and other financial companies, which may have greater resources and name recognition. The Company attempts to mitigate these factors through a highly trained staff of professionals, rapid response to prospective borrowers' requests and maintaining an average loan processing time of approximately seven days. In addition, the Company recently implemented the Bank Alliance Program in order to generate additional loan volume. See "-- Lending and Leasing Activities -- Home Equity Lending."

         The Company has significant competition for Equipment Leases. Through ABL, the Company competes with banks, leasing and financial companies with greater resources, capitalization and name recognition throughout its market area. It is the intention of the Company to capitalize on its vendor relationships, cross-selling opportunities, and the efforts of its direct sales force to combat these competitive factors. See "Risk Factors -- Increased Competition Could Adversely Affect Results of Operations."

Regulation

         General. The home equity lending business is highly regulated by both federal and state laws. All Home Equity Loans must meet the requirements of among other statutes, the Federal Truth in Lending Act ("TILA"), the Federal Real Estate Settlement Procedures Act ("RESPA"), the Equal Credit Opportunity Act of 1974, as amended ("ECOA") and their accompanying Regulations Z, X and B, respectively.

         Truth in Lending. The TILA and Regulation Z promulgated thereunder contain certain disclosure requirements designed to provide consumers with uniform, understandable information with respect to the terms and conditions of loans and credit transactions in order to give them the ability to compare credit terms. TILA also guarantees consumers a three day right to cancel certain transactions and imposes specific loan feature restrictions on loans of the type originated by Upland. Management of the Company believes that it is in compliance with TILA in all material respects. If the Company were found not to be in compliance with TILA, aggrieved borrowers could have the right to rescind their loans and to demand, among other things, the return of finance charges and fees paid to the Company.

         Other Lending Laws. The Company is also required to comply with the ECOA, which prohibits creditors from discriminating against applicants on certain prohibited bases, including race, color, religion, national origin, sex, age or marital status. Regulation B promulgated under ECOA restricts creditors from obtaining certain types of information from loan applicants. Among other things, it also requires certain disclosures by the lender regarding consumer rights and requires lenders to advise applicants of the reasons for any credit denial. In instances where the applicant is denied credit or the rate or charge for loans increases as a result of information obtained from a consumer credit agency, another statute, the Fair Credit Reporting Act of 1970, as amended, requires lenders to supply the applicant with the name and address of the reporting agency. In addition, Upland is subject to the Fair Housing Act and regulations thereunder, which broadly prohibit certain discriminatory practices in connection with the Company's home equity lending business. Upland is also subject to RESPA.

         RESPA imposes, among other things, limits on the amount of funds a borrower can be required to deposit with the Company in any escrow account for the payment of taxes, insurance premiums or other charges.

         In addition, the Company is subject to various other federal and state laws, rules and regulations governing, among other things, the licensing of, and procedures that must be followed by, mortgage lenders and servicers, and disclosures that must be made to consumer borrowers. Failure to comply with such laws, as well as with the laws described above, may result in civil and criminal liability.

         Upland is licensed and regulated by the departments of banking or similar entities in the various states in which it is licensed. Upland maintains compliance with the various federal and state laws through its in-house and outside counsel which continually review Upland's documentation and procedures and monitor and apprise Upland on various changes in the laws. See "Risk Factors -- Regulatory Restrictions and Licensing Requirements."

Employees

         At September 30, 1996, the Company employed 145 people on a full time basis and two people on a part-time basis. None of the Company's employees are covered by a collective bargaining agreement. The Company considers its employee relations to be good.

Property

         Except for real estate acquired in foreclosure as part of the Company's normal course of business, neither ABFS nor its subsidiaries presently hold title to any real estate for operating purposes. The interests which the Company presently holds in real estate are in the form of mortgages against parcels of real estate owned by HAC's or ABC's borrowers or affiliates of HAC's or ABC's borrowers and real estate acquired through foreclosure.

         The Company presently leases office space at 111 Presidential Boulevard, Bala Cynwyd, Pennsylvania, just outside the city limits of Philadelphia. The Company is currently leasing its office space under a five year lease with a current year annual rental of approximately $431,000. Such lease contains a five-year renewal option at an increased annual rental amount. The Company is currently negotiating with its landlord to lease additional office space in the building where its executive offices are located. In addition, the Company leases an executive suite in Boca Raton, Florida, expiring in February 1997.

         The Company leases its New Jersey office located in Cherry Hill, New Jersey.

Legal Proceedings

         On or about February 17, 1995, ABL was served with a Writ of Summons captioned Montgomery Leasing Company v. American Business Leasing, Inc., American Business Credit, Inc. and American Business Financial Services, Inc., Court of Common Pleas of Montgomery County (Pennsylvania), No. 95-03554. In connection therewith, on or about May 18, 1995, ABL was served a complaint captioned Montgomery Leasing Company v. American Business Leasing, American Business Credit, American Business Financial Services, Inc., Donna Wesemann and Christine Adams, Court of Common Pleas of Montgomery County (Pennsylvania) No. 95-07219. The complaint alleges that the named defendants acted in a conspiracy to damage the plaintiff; misappropriated assets of the plaintiff; interfered with the plaintiff's contractual relationships and with plaintiff's prospective business opportunities.

         Additionally, on or about August 24, 1995, ABL filed a complaint against Montgomery Leasing Company, the above named plaintiff, Uriel and Arlene Yogev, shareholders and officers of Montgomery Leasing Company, and Mark Halpern, Georgeann Fusco and Furnan & Halpern, P.C. attorneys for Montgomery Leasing Company. The complaint is captioned American Business Leasing v. Montgomery Leasing Company, Uriel Yogev, Arlene Yogev, Furman & Halpern, P.C., Mark Halpern and Georgeann Fusco, Court of Common Pleas of Montgomery County (Pennsylvania). The ABL complaint seeks damages from the defendants based on abuse of process as a result of their malicious filing of their above referenced complaint and conspiracy to drive ABL out of business. The complaint also seeks damages from Montgomery Leasing Company and the Yogevs for interfering with contractual relationships and prospective business opportunities and defamation based on statements made by the Yogev's and Montgomery Leasing Company as to ABL.

         A settlement agreement has been entered into between the parties with respect to the suits described above. Mutual releases and payment of the agreed upon settlement amount are being held in escrow pending completion of all of the conditions of the settlement agreement on the part of the plaintiffs. The Company has complied with all of its obligations under the settlement agreement.

         The Company is involved as plaintiff or defendant in various other legal proceedings arising in the normal course of its business. While the ultimate outcome of these various legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these legal actions should not have a material effect on the Company's financial position, results of operations or liquidity.

                                   MANAGEMENT

General

         The present management structure of the Company is as follows: Anthony
J. Santilli, Jr. is Chairman, President, Chief Executive Officer and Chief Operating Officer, Treasurer and a Director of the Company. Beverly Santilli is President of ABC and an Executive Vice President and Secretary of ABFS. Jeffrey
M. Ruben is Senior Vice President and General Counsel of the Company and is responsible for compliance and other legal matters. David M. Levin, CPA is the Senior Vice President - Finance and Chief Financial Officer and is responsible for the Company's accounting functions. Harold Sussman, Michael DeLuca, Richard Kaufman and Leonard Becker are directors of the Company but take no part in the day-to-day operating activities of the Company. All directors and executive officers of the Company hold office during the term for which they are elected and until their successors are elected and qualified.

         The following table sets forth information regarding the Company's Board of Directors and the executive officers:


                Name               Age(1)                    Position
                ----               -----                     --------
Anthony J. Santilli, Jr.            54             Chairman, President, Chief
                                                   Executive Officer, Chief
                                                   Operating Officer, Treasurer
                                                   and Director
Leonard Becker                      73             Director
Michael DeLuca                      65             Director
Richard Kaufman                     54             Director
Harold E. Sussman                   71             Director
Beverly Santilli                    37             Executive Vice President
                                                   and Secretary of ABFS and
                                                   President of ABC
Jeffrey M. Rubin                    33             Senior Vice President and
                                                   General Counsel of ABFS
David M. Levin                      52             Senior Vice President -
                                                   Finance and Chief Financial
                                                   Officer



-------------------------
(1) As of October 31, 1996

Directors

         The Company's Amended and Restated Certificate of Incorporation fixes the number of Directors to between one and fifteen as determined by resolution of the Board of Directors. The Board of Directors of the Company is currently comprised of five persons. Prior to the closing of the Public Offering, all directors were elected each year for a one-year term and until their successors were elected and qualified.

         The Company's Amended and Restated Certificate of Incorporation provides that the Board shall be divided into three classes following the closing of a public offering of the Company's Common Stock.

         Following the close of the Public Offering, the initial directors of Class One will serve until the first Annual Meeting of Stockholders following the Public Offering; at such first Annual Meeting of Stockholders, the directors of Class One shall be elected for a term of three years, and after expiration of such term, shall thereafter be elected every three years for three year terms. The initial directors of Class Two shall serve until the second Annual Meeting of Stockholders following the Public Offering. At the second Annual Meeting of Stockholders following the Public Offering, the directors of Class Two shall be elected for a term of three years and, after the expiration of such term, shall thereafter be elected every three years for three year terms. The initial directors of Class Three shall serve until the third Annual Meeting of Stockholders after the Public Offering. At the third Annual Meeting of Stockholders following the Public Offering, the directors of Class Three shall be elected for a term of three years and after the expiration of such term, shall thereafter be elected every three years for three year terms. Upon the consummation of the Public Offering the Board shall determine the composition of each class.

         The following is a description of the business experience of the Company's Board of Directors.

         Anthony J. Santilli, Jr. is the Chairman, President, Chief Executive Officer, Chief Operating Officer, Treasurer and a Director of the Company and is an executive officer of its subsidiaries. He has held the positions with the Company since early 1993 when the Company became the parent company of ABC and the positions with the subsidiaries since the formation of ABC in June 1988.

         Prior to the founding of ABC in 1988, Mr. Santilli was Vice President and Department Head of the Philadelphia Savings Fund Society ("PSFS"). As such, Mr. Santilli was responsible for PSFS' commercial relationships with small and middle market business customers. Mr. Santilli also served as the secretary of PSFS' Asset/Liability Committee and Policy Committee from May 1983 to June 1985 and June 1986 to June 1987, respectively.

         Leonard Becker is a former 50% owner and officer of the SBIC of the Eastern States, Inc., a federally licensed small business corporation which made medium term loans to small business concerns. For the last 30 years, Mr. Becker has been heavily involved in the investment in and management of real estate; and, has been involved in the ownership of numerous shopping centers, office buildings and apartments. Mr. Becker formerly served as a Director for Eagle National Bank and Cabot Medical Corp.

         Michael DeLuca was President, Chairman of the Board, Chief Executive Officer and a former owner of Bradford-White Corporation, a manufacturer of plumbing products for a period of approximately thirty years. Presently, Mr. DeLuca serves as a Director of BWC-West, Inc., Bradford-White International and is Chief Executive Officer and a Director of Lux Products Corporation.

         Richard Kaufman has been self employed since 1982 and involved in making and managing investments for his own benefit. From 1976 to 1982, Mr. Kaufman was President and Chief Operating Officer of Morlan International, Inc., a cemetery and financial services conglomerate. From 1970 to 1976, Mr. Kaufman served as a Director and Vice President-Real Estate and Human Services Division of Texas International, Inc., an oil and gas conglomerate.

         Harold E. Sussman is currently a principal in the real estate firm of Lanard & Axilbund, Inc., a major commercial and industrial real estate brokerage and management firm in the Philadelphia area, with which he has been associated since 1972.

Committees of the Board of Directors

         The Board of Directors of the Company held four meetings during the year ended June 30, 1996. During fiscal 1996, no director attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by committees of the Board of Directors on which he served. The following is a description of each of the committees of the Board of Directors of the Company.

         Audit Committee. The members of the Audit Committee are Messrs. DeLuca, Sussman and Becker. The Audit Committee reviews the Company's audited financial statements and makes recommendations to the Board concerning the Company's accounting practices and policies and the selection of independent accountants. The Audit Committee met twice during the year ended June 30, 1996.

         Compensation Committee. The members of the Compensation Committee are Messrs. DeLuca, Sussman and Kaufman. The Compensation Committee is responsible for establishing salaries, bonuses and other compensation for the executive officers and administers the Company's stock option plans. The Compensation Committee met once during the year ended June 30, 1996.

         Finance Committee. The members of the Finance Committee are Messrs. Santilli, Becker, Kaufman and DeLuca. The Finance Committee monitors and makes suggestions as to the interest rate paid by the Company on its debt instruments, develops guidelines and sets policy relating to the amount and maturities of investments to be accepted by the Company and performs cash management functions. The Finance Committee met four times during the year ended June 30, 1996.

         Executive Committee. The members of the Executive Committee are Messrs. Santilli, Kaufman and Becker. The Executive Committee is empowered by the Board to act in its stead between meetings of the Board. The Executive Committee met four times during the year ended June 30, 1996.

Executive Officers who are not also Directors

         The following is a description of the business experience of each executive officer who is not also a director.

         Beverly Santilli, age 37, is Executive Vice President and Secretary of ABFS and President of ABC. Mrs. Santilli is responsible for all sales, marketing and human resources for ABC and for the day-to-day operation of ABC. Prior to joining ABC and from September 1984 to November 1987, Mrs. Santilli was affiliated with the Philadelphia Savings Fund Society initially as an Account Executive and later as a Commercial Lending Officer with such institution's Private Banking Group. Mrs. Santilli is the wife of Anthony J. Santilli, Jr.

         Jeffrey M. Ruben, age 33, is Senior Vice President and General Counsel of ABFS and its subsidiaries. Mr. Ruben is responsible for the Company's legal and regulatory compliance matters. From June 1990 until he joined the Company in April 1992, Mr. Ruben was an attorney with the law firm of Klehr, Harrison, Harvey, Branzburg & Ellers in Philadelphia, Pennsylvania. From December 1987 until June 1990, Mr. Ruben was employed as a credit analyst with the CIT Group Equipment Financing, Inc. From July 1985 until December 1987, Mr. Ruben was a Portfolio Administrator with LFC Financial Corp. in Radnor, Pennsylvania. Mr. Ruben is a member of the Pennsylvania and New Jersey Bar Associations. Mr. Ruben holds both a New Jersey Mortgage Banker License and a New Jersey Secondary Mortgage Banker License.

         David M. Levin, age 52, is Senior Vice President - Finance of the Company and its subsidiaries and Chief Financial Officer of the Company. He has held these positions since May 1995 and October 1995, respectively. Prior to joining the Company, Mr. Levin was associated with Fishbein & Company, P.C., Certified Public Accountants (previous auditors for the Company), as a staff member from 1983 to 1988 and as a shareholder from 1989 to 1995. Mr. Levin is a Certified Public Accountant.

Compensation of Directors

         Non-employee directors of the Company receive an annual stipend of $5,000 and a monthly stipend of $1,000. No director may receive more than $17,000 per year. Mr. Santilli, the only director who is also an officer of the Company, does not receive any separate fee for acting as a director.

         The Company adopted a Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan") in order to attract, retain and motivate non-employee directors and to encourage such individuals to increase their ownership interest in the Company. The Non-Employee Director Plan was adopted by the Board of Directors on September 12, 1995 and became effective upon its ratification by the stockholders at the Annual Meeting held on May 31, 1996. Such plan provides for the award of options to purchase up to 135,000 shares of the Company's Common Stock from the Company's authorized but unissued shares.

         The Non-Employee Director Plan is administered by the Board of Directors of the Company who shall have the exclusive right to determine the amount and conditions applicable to the options issued pursuant to such plan.

         Options granted under the Non-Employee Director Plan are not incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The exercise price of the stock options granted under the Non-Employee Director Plan shall be equal to the fair market value of the Company's Common Stock on the date of grant. Payment of the exercise price for options granted under the Non-Employee Director Plan may be made in cash, shares of Common Stock, or a combination of both. All options granted pursuant to the Non-Employee Plan are exercisable in accordance with a vesting schedule determined at the time of issuance of the option and may not be exercised more than ten years from the date of the grant. If a non-employee director ceases to be a director of the Company within three years of the option grant, the Company has the right to repurchase shares received pursuant to the exercise of options granted under the Non-Employee Director Plan for a period of six months from the date the optionee ceases to be a director of the Company. All unexercised options terminate three months following the date on which an optionee ceases to be a director of the Company but in no event shall an option be exercisable after ten years from the date of grant thereof.

         In connection with the adoption of such plan, each non-employee director of the Company received an option to purchase 22,500 shares of Common Stock at an exercise price of $5.00 per share. Each new outside director elected subsequent to the adoption of the plan would also receive an option to purchase 22,500 shares of Common Stock, subject to availability, at the exercise price on the date of grant. On October 22, 1996, each non-employee director received an option to purchase 5,000 shares of the Company's Common Stock. Such options had a weighted average exercise price of $7.32 per share. As of the date hereof, 25,000 shares remain available for future issuances under this plan.

Indemnification of Directors and Officers

         The Company's Amended and Restated Certificate of Incorporation and Bylaws provide that to the fullest extent permitted by Delaware law, directors of the Company shall not be personally liable to the Corporation or stockholders of the Company for monetary damages for breach of fiduciary duty as a director. ABFS's Amended and Restated Certificate of Incorporation and ByLaws also provide that, if Delaware law is hereafter amended to authorize the further elimination or limitation of the liability of the directors of ABFS, then the liability of such directors shall be eliminated or limited to the fullest extent permitted by applicable law. The effect of these provisions of the Company's Amended and Restated Certificate of Incorporation and Bylaws is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in certain situations described in Delaware General Corporation Law. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or recision in the event of a breach of a director's duty of care.

         The Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of ABFS provide that the Company shall, to the full extent permitted by the laws of the State of Delaware, as amended from time to time, indemnify all persons whom they may indemnify pursuant thereto, including advancement of expenses. The Bylaws of ABFS also provide that the Company may obtain insurance on behalf of such persons, which the Company currently maintains.

Executive Compensation

         ABFS has no direct salaried employees. Each of the executive officers of ABFS is an executive officer of the Company's principal operating subsidiary, ABC, and is a salaried employee of such entity.

         The following table sets forth information regarding compensation paid by ABFS and its subsidiaries to the Chief Executive Officer and each other executive officer who made in excess of $100,000 during fiscal 1996 (the "Named Officers").


                           SUMMARY COMPENSATION TABLE



                                                                                            Long Term
                                                 Annual Compensation                      Compensation Awards
                                      ------------------------------------------ --------------------------------------
                                                                                    Restricted Underlying
             Name and                 Fiscal                       Other Annual       Stock     Options/       All Other
        Principal Position             Year    Salary    Bonus     Compensation(2)   Award(s)   SARS (#)     Compensation
------------------------------------  -----  --------- --------    ---------------  ---------  -----------   -------------
Anthony J. Santilli, Jr.               1996    $237,500 $300,000(1)       --           --       22,500(3)        --
Chairman, President, Chief Executive   1995     191,667       --          --           --           --           --
Officer, Chief Operating Officer,      1994     175,000       --          --           --           --           --
Treasurer and Director of ABFS

Beverly Santilli                       1996    $120,000 $ 65,000          --           --           --           --
President, ABC and Executive Vice      1995      86,892       --          --           --           --           --
President and Secretary of ABFS        1994      80,163       --          --           --           --           --

Jeffrey M. Ruben                       1996    $ 96,125 $ 50,000          --           --           --           --
Senior Vice President and              1995      80,353       --          --           --        7,500(4)        --
General Counsel of ABFS                1994      75,228       --          --           --           --           --

David M. Levin                         1996    $ 85,000 $ 20,000          --           --           --           --
Senior Vice President - Finance and    1995(5)       --       --          --           --           --           --
Chief Financial Officer of ABFS        1994(5)       --       --          --           --           --           --

------------------------------
(1) This represents Mr. Santilli's yearly bonus of $250,000 plus a one-time bonus of $50,000 paid in October 1995.

(2) Excludes perquisites and other personal benefits that do not exceed $50,000 or 10% of each officer's total salary and bonus.

(3) Represents an option to purchase 22,500 shares of Common Stock granted to Mr. Santilli at an exercise price of $5.00 per share.

(4) Represents an option to purchase 7,500 shares of Common Stock granted to Mr. Ruben at an exercise price of $2.67 per share.

(5) No disclosure of salary information is included for Mr. Levin for fiscal 1995 and 1994 as he was not an executive officer at such time.

         During fiscal 1996, the Company paid cash bonuses to certain officers and employees based upon the Company's achievement of certain established performance targets. Bonuses paid for fiscal 1996 to the Named Officers are included in the Summary Compensation Table above.

         During the first quarter of fiscal 1997, the Board of Directors adopted a Management Incentive Plan for the benefit of certain officers of the Company and its subsidiaries, including certain of the Company's executive officers. The plan is intended to motivate management toward the achievement of the Company's business goals and objectives by rewarding management in the form of an annual cash bonus if certain established Company and individual goals are attained. Officers eligible to participate in the plan include selected officers at the level of Vice President and above.

Bonuses are determined based upon the achievement of qualitative and quantitative individual, departmental and Company goals pursuant to an established formula under which the various factors are weighted based upon each individual's position, years of service and contribution to the overall performance of the Company or a subsidiary thereof. The maximum annual bonus awarded can range from 35% to 225% of an individual's annual salary. For example, if 80% of an individual's goal is met, a bonus of 50% of the individual's salary is payable under the plan. If 100% of the individual's goal is reached, a bonus equal to 100% of the individual's salary is payable under the plan. No bonuses will be paid in any year where the Company fails to meet at least 80% of its performance goals. Bonuses will be prorated to the extent an eligible participant has not been employed by the Company for a full 12 month period.

         In 1993, the Company adopted, and the stockholders approved, the Company's Stock Option Plan (the "Plan"). The purpose of the Plan is to attract and retain qualified management officials. Pursuant to the terms of the Plan, 375,000 shares (as adjusted for the Company's stock split) of Common Stock were reserved for issuance upon the exercise of options granted under the Plan. Of such amount, options to purchase 78,988 shares of the Company's Common Stock were still remaining to be granted as of the date hereof. Subject to the approval of the Company's stockholders, during fiscal 1997 the Company amended its Stock Option Plan to increase the amount of authorized but unissued shares of Common Stock available for issuance thereunder by 85,000 shares. In connection with the Public Offering, the Company intends to grant incentive stock options to purchase approximately 150,500 shares of Common Stock to certain of its officers. Of this amount, options to purchase 12,500 shares of Common Stock are intended to be awarded to each of Messrs. Ruben and Levin and Mrs. Santilli, respectively. Such options will vest at a rate of 20% per year over a five year period with the first portion vesting on the first anniversary of the date of grant and the exercise price per share will be the offering price.

         The Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the discretion to interpret the provisions of the Plan; to determine the officers to receive under the Plan; to determine the type of awards to be made and the amount, size and terms of each such award; to determine the time when awards shall be granted; and to make all other determinations necessary or advisable for the administration of the Plan.

         Options granted under the Plan may be incentive stock options intended to qualify under Section 422 of the Code, or options not intended to so qualify. The Plan requires the exercise price of all stock options to be at least equal to the fair market value of the Common Stock on the date of the grant. In the case of incentive stock options granted to a stockholder owning, directly or indirectly, in excess of 10% of the Common Stock, the option exercise price must be at least equal to 110% of the fair market value of the Common Stock on the date of grant and such options may not be exercised more than five years from the date of grant. Payment of the exercise price for options granted under the Plan may be made in cash, shares of Common Stock, or a combination of both. All options granted pursuant to the Plan are exercisable in accordance with a vesting schedule which is set at the time of grant and, except as indicated below, may not be exercised more than ten years from the date of the grant.

         All unexercised options terminate three months following the date on which an optionee's employment by the Company terminates, other than by reason of disability or death. An exercisable option held by an optionee who dies or who ceases to be employed by the Company because of disability may be exercised by the employee or his representative within one year after the employee dies or becomes disabled (but not later than the scheduled option termination date). Options granted pursuant to the Plan are not transferable except to the decedent's estate in the event of death of the optionee.

         The following table sets forth information regarding options exercised by the Named Officers during fiscal 1996 and option values of options held by such individuals at fiscal year end.

              AGGREGATED OPTIONS/SAR EXERCISED IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION/SAR VALUES


                                                                                           Value of Unexercised
                                                                Number of Unexercised          In-the-Money
                                                                  Options/ SARs at            Options/SARs at
                                Shares Acquired     Value          Fiscal Year End            Fiscal Year End
             Name                on Exercise(#)  Realized($) Exercisable/ Unexercisable  Exercisable/ Unexercisable
------------------------------- -------------------------------------------------------- -------------------------
Anthony J. Santilli, Jr.            225,012           0               22,500/0                 $143,438/0(1)
Chairman, President, Chief
Executive Officer, Chief Operating
Officer, Treasurer and Director of
ABFS

Beverly Santilli                       0              0                  N/A                        N/A
President, ABC and Executive
Vice President Secretary  of ABFS

Jeffrey M. Ruben                       0              0                7,500/0                 $ 65,288/0(2)
Senior Vice President and
General Counsel of ABFS

David M. Levin                         0              0                  N/A                        N/A
Senior Vice President  - Finance
and Chief Financial Officer of
ABFS

--------------------------
(1) This represents the aggregate market value (market price of the Common Stock less the exercise price) of the options granted based upon the closing sales price per share of $11.375 on June 30, 1996. The exercise price of the options held by Mr. Santilli is $5.00 per share.

(2) This represents the aggregate market value (market price of the Common Stock less the exercise price) of the options granted based upon the closing sales price per share of $11.375 on June 30, 1996. The exercise price of the options held by Mr. Ruben is $2.67 per share.

         The following table sets forth information regarding options to purchase shares of Common Stock granted to the Named Officers during fiscal 1996. No stock appreciation rights ("SARs") were granted in fiscal 1996.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
                                INDIVIDUAL GRANTS

                                                                                                    Potential Realized Value at
                                          Number of    % of Total                                     Assumed Annual Rates of
                                          Securities  Options/SARs                                   Stock Price Appreciation
                                          Underlying   granted to                                         for Option Term
                                         Options/SARs Employees in  Exercise or Base                ---------------------------
                  Name                   granted (#)   Fiscal Year    Price ($/sh)  Expiration Date       5% ($) 10% ($)
---------------------------------------- ------------ ------------- ------------------------------- ---------------------------
Anthony J. Santilli, Jr.                  22,500(1)       100%           $5.00      October 1, 2005    $ 70,751     $ 179,296
Chairman, President, Chief Executive
Officer, Chief Operating Officer,
Treasurer and Director of ABFS

Beverly Santilli                             --            --             --              --             --            --
President of ABC and Executive Vice
President and Secretary of ABFS

Jeffrey M. Ruben                             --            --             --              --             --            --
Senior Vice President and
General Counsel of ABFS

David M. Levin                               --            --             --              --             --            --
Senior Vice President - Finance and Chief
Financial Officer of ABFS

----------------
(1) Represents an option to purchase 22,500 shares of Common Stock. Subsequent to the end of fiscal 1996, Mr. Santilli received an option to purchase 5,000 shares.

Employment Agreements

         In              , the Company entered into employment agreements with
each of Anthony J. Santilli, Jr. and Beverly Santilli pursuant to which they are entitled to receive annual salaries of $300,000 and $200,000, respectively, subject to increase but not decrease, on an annual basis based upon the Consumer Price Index. The employment agreements are designed to assist the Company in maintaining a stable and competent management team following completion of the Public Offering. Certain of the terms of such agreements are described below.

         Each agreement terminates upon: (a) the earlier of the employee's death, permanent disability, termination of employment for cause, voluntary resignation (provided that no voluntary resignation may occur within three years of the closing date of the Public Offering absent a change in control) or seventieth birthday or (b) the later of: (i) the fifth year anniversary of the execution of the agreement; or (ii) five years from the date of notice to the employee of the Company's intention to terminate the agreement.

         Each employment agreement also provides for the cash payment to the employee equal to a maximum of 299% of the last five years' average annual compensation in the event of a change in control of the Company during the term of this agreement to which the employee does not consent. For purposes of the employment agreements, a "change in control" of the Company shall include: (a) a change in the majority of the members of the Board of Directors within a two year period, excluding a change due to the election of additional Board members, with the consent of the Chairman of the Board of Directors, or the retirement or death of any Board member, or (b) a person or group of persons acting in concert (as defined in Section 13(a) of the Exchange
Act) acquires beneficial ownership, within the meaning of Rule 13(d)(3) of the Rules and Regulations of the SEC promulgated pursuant to the Exchange Act, of a number of voting shares of the Company which constitutes (i) 50% or more of the Company's shares voted in the election of directors, or (ii) more than 25% of the Company's outstanding voting shares. Based upon their current salaries, if Mr. and Mrs. Santilli had been terminated as of September 30, 1996, under circumstances entitling them to change in control payments as discussed above, Mr. and Mrs. Santilli would have been entitled to receive a lump sum payment of $734,000 and $292,000, respectively.

         Each employment agreement also prohibits the employee from divulging confidential information regarding the Company's business to any other party and prohibits the employee, during the term of the agreement, from engaging in a business or being employed by a competitor of the Company without the prior written consent of the Company.

         Each employment agreement provides for the payment of an annual cash bonus of up to 225% of the employee's base salary to the extent certain Board established targets are met. Each employment agreement also provides the employees with certain other benefits including a company car, payment of certain health and insurance disability payments and reimbursement for all reasonable expenses incurred by the employee in the performance of his or her duties.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company does not have any formal policy concerning the direct or indirect pecuniary interest of any of its officers, directors, security holders or affiliates in any investment to be acquired or disposed of by the Company or in any transaction to which the Company is a party or has an interest. The Company will not enter into any such transactions unless approved by a majority of the entire Board of Directors, not including any interested director.

         On September 29, 1995, the Company made a loan in the amount of $600,032 to Anthony J. Santilli, Jr., its President and Chief Executive Officer. The proceeds of the loan were used to exercise 225,012 stock options of the Company at a price of $2.67 per share. The loan bears interest at the rate of 6.46% with interest due annually or at maturity and the principal due September 2005. The loan is secured by the stock purchased with the proceeds of the loan as well as additional shares of Common Stock owned by Mr. Santilli such that the value of the collateral is equal to twice the outstanding loan amount.

                             PRINCIPAL STOCKHOLDERS


         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of November 29, 1996 by
(i) the directors of the Company, (ii) the Named Officers, (iii) each person known by the Company to be the beneficial owners of five percent or more of the Common Stock of the Company, and all directors and executive officers of the Company as a group. The table also sets forth the number and percentage of the outstanding shares projected to be beneficially owned by each stockholder after the Public Offering, assuming the sale of 1,000,000 shares of Common Stock by the Company.


                                                  Shares Beneficially Owned(1)       Shares Beneficially Owned(1)
             Name and Position                      Prior to Public Offering            After Public Offering
--------------------------------------------    ---------------------------------  --------------------------------
                                                      Number           Percent          Number           Percent
                                                ------------------  -------------  -----------------  -------------
Anthony J. Santilli, Jr.                                   904,544  (2)(3)    38.0%        917,044 (8)         27.3%
Chairman, President,
Chief Executive Officer, Chief Operating
Officer Treasurer and Director of ABFS
and Beverly Santilli, President of ABC
and Executive Vice President and
Secretary of ABFS
111 Presidential Blvd., Suite 215
Bala Cynwyd, PA  19004

Leonard Becker, Director of ABFS                           131,230  (4)        5.5         131,230             3.9
Becker Associates
111 Presidential Blvd., Suite 140
Bala Cynwyd, PA  19004

Michael DeLuca, Director of ABFS                           194,735  (4)        8.2         194,735             5.8
Lux Products
6001 Commerce Park
Mt. Laurel, NJ  08054

Richard Kaufman, Director of ABFS                          170,561  (4)        7.2         170,561             5.1
c/o Presidential Securities
3 Bala Plaza
East Suite 415
Bala Cynwyd, PA  19004

Harold Sussman, Director of ABFS                           101,711  (4)        4.3         101,711             3.0
Lanard & Axilbund
399 Market Street, 3rd Floor
Philadelphia, PA  19106

Jeffrey M. Ruben                                             7,500  (5)       (6)           20,000 (9)            (6)
Senior Vice President and General
Counsel of ABFS
111 Presidential Blvd., Suite 215
Bala Cynwyd, PA  19004




                                                  Shares Beneficially Owned(1)       Shares Beneficially Owned(1)
             Name and Position                      Prior to Public Offering            After Public Offering
--------------------------------------------    ---------------------------------  --------------------------------
                                                      Number           Percent          Number           Percent
                                                ------------------  -------------  -----------------  -------------
David M. Levin
Senior Vice President - Finance and Chief                    --             --             12,500(10)            (6)
Financial Officer of ABFS
111 Presidential Blvd., Suite 215
Bala Cynwyd, PA  19004

All executive officers and directors as a             1,510,281   (7)      60.5%        1,547,781            45.7
group (eight persons)

----------------
(1) The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission. Accordingly they may include securities owned by or for, among others, the wife and/or minor children or the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within 60 days after the date of this table. Beneficial ownership may be disclaimed as to certain of the securities.

(2)  Shares listed are held in joint tenancy by Mr. and Mrs. Santilli.

(3) Includes options to purchase 22,500 shares of the Company's Common Stock awarded to Mr. Santilli pursuant to the Company's Plan.

(4) Includes options to purchase 22,500 shares of the Company's Common Stock awarded to each non-employee director of the Company pursuant to the Company's Non-Employee Director Stock Option Plan.

(5) Represents an option to purchase 7,500 shares of the Company's Common Stock granted pursuant to the Company's Plan.

(6)  Less than one percent.

(7)  Includes options to purchase 145,000 shares of the Company's Common Stock.

(8) Includes an option to purchase 12,500 shares of the Company's Common Stock intended to be awarded to Mrs. Santilli in connection with the Public Offering as well as the shares and options previously granted to Mr. and Mrs. Santilli.

(9) Includes an option to purchase 12,500 shares of the Company's Common Stock intended to be awarded to Mr. Ruben in connection with the Public Offering as well as options previously granted to Mr. Ruben.

(10) Includes an option to purchase 12,500 shares of the Company's Common Stock intended to be awarded to Mr. Levin in connection with the Public Offering.


         The directors and executive officers of the Company do not intend to purchase any additional shares of Common Stock in the Public Offering.

                          DESCRIPTION OF CAPITAL STOCK

General

         The authorized capital stock of the Company consists of (i) 1,000,000 shares of preferred stock, $0.001 par value ("Preferred Stock") and (ii) 9,000,000 shares of Common Stock.

Common Stock

         As of the date hereof, there are 2,353,166 shares of Common Stock issued and outstanding. Of such 2,353,166 shares, 1,365,281 shares are beneficially owned by the Board of Directors of the Company. Upon completion of the Public Offering, there will be 3,353,166 shares of Common Stock issued and outstanding (assuming no exercise of the Underwriters' over-allotment option). The issued and outstanding shares of Common Stock have been, and the shares of Class A Common Stock offered hereby will be, duly authorized, validly issued, fully paid and nonassessable. The rights, preferences and limitations of each class of Common Stock of the Company described below were determined by the Company's Board of Directors.

         Holders of Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote. Holders of Common Stock do not have cumulative voting rights, and therefore holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

         Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in any corporate assets remaining after payment of all debts, subject to any preferential rights of any outstanding Preferred Stock. See "Dividend Policy."

         Holders of Common Stock have no preemptive, conversion, or redemption rights and are not subject to further calls or assessments by the Company.

         Immediately after the Public Offering, the Board of Directors of the Company will hold shares of Common Stock constituting approximately 40.7% of the voting power of the outstanding Common Stock, which may allow them to control actions to be taken by the stockholders, including the election of all of the directors to the Board of Directors. See "Principal Stockholders" and "Risk Factors--Voting Control of the Board of Directors of the Company."

         The Common Stock has been approved for inclusion on the Nasdaq National Market under the symbol "___." See "Market for Common Stock."

Preferred Stock

         Pursuant to the Company's Certificate of Incorporation, the Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock in one or more series with such designations, rights, preferences and voting rights as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a way of discouraging, delaying or preventing an acquisition or change in control of the Company. The Company does not currently intend to issue any shares of its Preferred Stock.

Certain Provisions of Delaware Law

         The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law ("Section 203"). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with the Company for three years following the date that person became an interested stockholder unless: (i) before that person became an interested stockholder, the Board approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon completion of the transaction that resulted in the interested stockholders becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or following the date on which that person became an interested stockholder, the business combination is approved by the Company's Board and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the Company not owned by the interested stockholder.

         Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the Company and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Company's directors, if that extraordinary transaction is approved or not opposed by a majority of the directors (but not less than one) who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

         Pursuant to Section 162 of the Delaware General Corporation Law, the Board of Directors of the Company can, without stockholder approval, issue shares of capital stock, which may have the effect of delaying, deferring or preventing a change of control of the Company. Other than pursuant to the Public Offering, the Company has no plan or arrangement for the issuance of any shares of capital stock other than in the ordinary course or pursuant to the Company's stock-based plans.

Certain Certificate of Incorporation and Bylaw Provisions

         Certain provisions of the Company's Amended and Restated Certificate of Incorporation and Bylaws may be deemed to have an anti-takeover effect and may delay, deter or prevent a merger, tender offer, proxy contest or other takeover attempt. The following discussion is a general summary of certain of these provisions which might be determined to have a potential "anti-takeover" effect. Reference should be made in each case to such Certificate and Bylaws. See "Additional Information" for information regarding how to obtain a copy of these documents.

         The Company's Amended and Restated Certificate of Incorporation provides that the stockholders may act only in a meeting that has been duly called and noticed, except that stockholders may approve by written consent any proposal that has already been approved by the Board of Directors.

         The Company's Amended and Restated Certificate of Incorporation fixes the number of Directors to between one and fifteen as determined by resolution of the Board of Directors. The Board of Directors of the Company is currently comprised of five members. Prior to the closing of the Public Offering, all directors were elected each year for a one-year term and until their successors were elected and qualified.

         The Company's Amended and Restated Certificate of Incorporation provides that the Board shall be divided into three classes following the closing of the Public Offering of the Company's Common Stock. Following the close of the Public Offering, the initial directors of Class One will serve until the first Annual Meeting of Stockholders following the Public Offering; at such first Annual Meeting of Stockholders, the directors of Class One shall be elected for a term of three years, and after expiration of such term, shall thereafter be elected every three years for three year terms. The initial directors of Class Two shall serve until the second Annual Meeting of Stockholders following the Public Offering. At the second Annual Meeting of Stockholders following the Public Offering, the directors of Class Two shall be elected for a term of three years and, after the expiration of such term, shall thereafter be elected every three years for three year terms. The initial directors of Class Three shall serve until the third Annual Meeting of Stockholders after the Public Offering. At the third Annual Meeting of Stockholders following the Public Offering, the directors of Class Three shall be elected for a term of three years and after the expiration of such term, shall thereafter be elected every three years for three year terms. Upon the consummation of the Public Offering the Board shall determine the composition of each class.

         Stockholders are not entitled to cumulate their votes in connection with the election of directors. As a result, a person or a group controlling, the majority of shares of Common Stock can elect all of the directors. Following the Public Offering, the Board of Directors of the Company will own 1,365,281 shares of Common Stock constituting 40.7% of the issued and outstanding Common Stock which may allow it to control actions taken by stockholders, including the election of directors. See "Principal Stockholders" and "Risk Factors -- Voting Control of the Board of Directors of the Company."

         The Company's Bylaws provide that special meetings of stockholders may only be called by the Board of Directors, the Chairman or by stockholders entitled to cast at least 50% of the votes entitled to be cast at a particular meeting.

         The Amended and Restated Certificate of Incorporation and Bylaws of the Company contain certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. These provisions eliminate the directors' liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, including the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of a law. The Company's Amended and Restated Certificate of Incorporation and Bylaws also contain provisions which provide for the indemnification of its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.


                         SHARES ELIGIBLE FOR FUTURE SALE

         The Company's Certificate of Incorporation authorizes the issuance of 9,000,000 shares of Common Stock. Upon completion of the Public Offering, there will be outstanding 3,353,166 shares of Common Stock (assuming no exercise of the Underwriters' over-allotment option).

         The 1,000,000 shares of Common Stock to be sold in the Public Offering (1,150,000 shares if the Underwriters' over-allotment option is exercised in full), will be available for resale in the public market without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for shares purchased by affiliates of the Company (in general, any person who has a control relationship with the Company), which shares will be subject to the resale limitations of Rule 144 promulgated under the Securities Act ("Rule 144"). In addition, approximately 225,012 shares of the Common Stock are deemed to be "restricted securities" as the term is defined in Rule 144 and are eligible for resale to the public in compliance with Rule 144.

         In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned shares for at least two years is entitled to sell, within any three month period, a number of shares which does not exceed the greater of 1% of the then-outstanding shares of the Company's Common Stock (33,532 shares immediately after the Public Offering assuming no exercise of the Underwriters' over-allotment option) or the average weekly trading volume of the Company's Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 may also be subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned shares within the definition of "restricted securities" under Rule 144 for at least three years, is entitled to sell such shares under Rule 144(k) without regard to the volume limitation, manner of sale provisions, public information requirements or notice requirements.

         The Commission has published a notice of proposed rule-making that, if adopted as proposed, would shorten the two-year holding under Rule 144 to one year and would shorten the three-year holding period under Rule 144 to two years. The Company cannot predict whether or in what form such amendments will be adopted.

         The Company and its directors and executive officers who are stockholders have agreed, subject to certain limited exceptions, not to offer, sell or otherwise dispose of any shares of Common

Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the Underwriter. Following the expiration of such 180-day period, directors and executive officers of the Company will hold an aggregate of 1,365,281 shares (excluding options) of Common Stock. The Company's directors and executive officers also hold options to purchase an aggregate of 145,000 shares of Common Stock.

         Prior to this Public Offering, there has been a limited public market for the Common Stock. Sales of substantial amounts of Common Stock in the public market could adversely affect market prices for the Common Stock and make it more difficult for the Company to sell equity securities in the future at a time and price which it deems appropriate. See "Market for Common Stock."

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

         The Company's Common Stock has been approved for listing on the NASDAQ National Market System under the symbol "________" upon commencement of the Public Offering. Upon completion of the Public Offering, the Company intends to delist its Common Stock from the PHLX.

         The Company's Common Stock is currently traded on the PHLX under the symbol "AFX". Such Common Stock began trading on the PHLX on May 13, 1996. Prior to the commencement of trading on the PHLX, there was no active trading market for the Common Stock. As a result, stock price information for the Common Stock is not available for any period prior to May 13, 1996. The following table sets forth the high and low sales prices of the Common Stock from the date on which the Common Stock commenced trading on the PHLX through December 31, 1996. On December 23, 1996 the closing price of the Common Stock on the PHLX was $19.56.


               Quarter Ended                          High              Low
--------------------------------------------     --------------    ------------
June 30, 1996(1)............................         $17.00            $10.00
September 30, 1996..........................          19.50             11.13
December 31, 1996 (2).......................          19.875            17.25



--------------
(1)  Represents the period May 13, 1996 through June 30, 1996.
(2)  Through December 23, 1996.

         As of September 30, 1996, there were approximately 120 record holders and approximately 500 beneficial holders of the Common Stock.

         During fiscal 1996, the Company paid dividends on its Common Stock then outstanding of $0.03 per share, for an aggregate dividend payment of $71,000. Subsequent to fiscal year end, the Company declared and paid a dividend of $0.015 per share for the fourth quarter of fiscal 1996. The continuing payment by the Company of dividends in the future is in the sole discretion of its Board of Directors and will depend, among other things, upon the Company's earnings, its capital requirements and financial condition, as well as other relevant factors.

         As a Delaware corporation, the Company may not declare and pay dividends on its capital stock if the amount paid exceeds an amount equal to the excess of the Company's net assets over paid-in-capital or, if there is no excess, its net profits for the current and/or immediately proceeding fiscal year. See "Dividend Policy."

         As of the date hereof, there were 181,000 shares of Common Stock subject to options and options to purchase 150,500 shares intended to be granted in connection with the Public Offering. In addition, there were an additional 38,488 shares reserved for issuance under the Company's option plans. See "Management."


                                  UNDERWRITING

         Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), represented by Friedman, Billings, Ramsey & Co., Inc. (the "Representative"), have severally agreed to purchase from the Company the following respective number of shares of Common Stock at the Public Offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:


                               Underwriters                                                    Number of Shares
---------------------------------------------------------------------------             ------------------------------
Friedman, Billings, Ramsey & Co., Inc......................................



                                                                                        ------------------------------
                  Total....................................................                         1,000,000
                                                                                        ==============================

         The Underwriting Agreement provides that obligations of the several Underwriters thereunder are subject to certain conditions precedent and that the Underwriters will purchase all of the shares of the Common Stock offered hereby if any of such shares are purchased.

         The Company has been advised by the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the Public Offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $________ per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $____ per share to certain other dealers. After the Common Stock has been released for sale to the public, the offering price and other selling terms may be changed by the Representative.

         The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 150,000 additional shares of Common Stock at the Public Offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the table above bears to 1,000,000 and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters as set forth in the above table. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 1,000,000 shares are being offered.

         The Company has agreed to indemnify the Underwriters against certain liabilities including liabilities under the Securities Act. The Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by the Underwriters in connection with the shares of Common Stock offered hereby, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The Company and the Company's officers and directors who are also stockholders of the Company and who, immediately following the Public Offering (assuming no exercise of the Underwriters' over-allotment option) collectively will beneficially own an aggregate of 1,365,281 shares of Common Stock have agreed that for a period of 180 days after the effective date of the Public Offering they will not, without the prior written consent of the Underwriters, directly or indirectly offer for sale, sell, solicit an offer to sell, contract or grant an option to sell, pledge, transfer, establish an open put equivalent position or otherwise dispose of any shares of Common stock, options or warrants to acquire shares of Common Stock. The Company has also agreed not to issue, offer, sell, grant options to purchase or otherwise dispose of any of the Company's equity securities or any other securities convertible into or exchangeable with its Common Stock for a period of 180 days after the effective date of the Public Offering without the prior written consent of the Underwriter, subject to limited exceptions and grants and exercises of stock options.

         The Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

         Prior to the Public Offering, there has been a limited public trading market for the Common Stock. Consequently, the initial Public Offering price of the Common Stock has been determined by negotiations between the Company and the Underwriters. Among the factors to be considered in such negotiations were the historical trading price of the Common Stock, the history of, and the prospects for, the Company and the industry in which the Company competes, an assessment of the Company's management, its financial condition, its past and present earnings and the trend of such earnings, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the economy and the securities markets at the time of the Public Offering and the market prices of and demand for publicly traded common stock of comparable companies in recent periods.

         The Underwriter intends to make a market in the Common Stock upon completion of the Public Offering, subject to compliance with applicable laws and regulations. The Underwriter may, however, discontinue its market making activities at any time. See "Market for Common Stock."

                                  LEGAL MATTERS

         The validity of the Common Stock being offered hereby have been passed upon for the Company by Blank Rome Comisky & McCauley, Four Penn Center Plaza, Philadelphia, Pennsylvania. Certain legal matters will be passed upon for the Underwriters by Elias, Matz, Tiernan & Herrick L.L.P., Washington, DC.


                                     EXPERTS

         The Consolidated Financial Statements of ABFS and subsidiaries as of June 30, 1996 and for the year ending June 30, 1996 included in this Prospectus, have been audited by BDO Seidman, LLP, independent certified public accountants, as set forth in their report appearing herein and have been included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The Consolidated Financial Statements of ABFS and subsidiaries as of June 30, 1995 and 1994, and for the years ended June 30, 1995 and 1994 included in this Prospectus, have been audited by Fishbein & Company, P.C., independent certified public accountants, as set forth in their report appearing herein and have been included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         On March 11, 1996, the Company engaged the firm of BDO Seidman, LLP as independent certified public accountants replacing the firm of Fishbein & Company, P.C. This change in independent certified public accountants was recommended by the Audit Committee and subsequently approved by the Board of Directors.

         There were no disagreements between the Company or its subsidiaries and Fishbein & Company, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure in connection with the audit of the consolidated financial statements for the two years ended June 30, 1995 and subsequent period through March 11, 1996 which, if not resolved to the satisfaction of Fishbein & Company, P.C., would have caused them to make reference to the subject matter of the disagreement(s) in connection with the reports of Fishbein & Company, P.C. on the consolidated financial statements of the Company for the two years ended June 30, 1995. Such reports did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In addition, there has not been any

"reportable events" as defined by Item 304(a)(1)(iv)(B) of Regulation S-B during the periods referred to above.

                          TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Company's Common Stock is American Stock Transfer & Trust Company, Brooklyn, New York.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AMERICAN BUSINESS FINANCIAL SERVICES, INC.
AND SUBSIDIARIES


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS...........................F-2

INDEPENDENT AUDITOR'S REPORT.................................................F-3

CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 1996 AND 1995 AND
   SEPTEMBER 30, 1996 (UNAUDITED)............................................F-4

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED JUNE 30, 1996,
   1995 AND 1994 AND THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
   (UNAUDITED)...............................................................F-5

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE YEARS ENDED
   JUNE 30, 1996, 1995 AND 1994 AND THE THREE MONTHS ENDED SEPTEMBER 30, 1996
   (UNAUDITED)...............................................................F-7

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED JUNE 30, 1996,
   1995 AND 1994 AND THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
   (UNAUDITED)...............................................................F-8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS...........................F-11 - F-28

Report of Independent Certified Public Accountants



American Business Financial Services, Inc.
  and Subsidiaries
Bala Cynwyd, Pennsylvania

We have audited the accompanying consolidated balance sheet of American Business Financial Services, Inc. and subsidiaries as of June 30, 1996, and the related consolidated statements of operations and stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Business Financial Services, Inc. and subsidiaries as of June 30, 1996, and the consolidated results of their operations, stockholders' equity and their cash flows for the year then ended in conformity with generally accepted accounting principles.


                                                            /s/ BDO SEIDMAN, LLP


Philadelphia, Pennsylvania
August 23, 1996

Stockholders and Directors
American Business Financial Services, Inc.
Bala Cynwyd, Pennsylvania


                           INDEPENDENT AUDITOR'S REPORT


       We have audited the accompanying consolidated balance sheet of AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES as of June 30, 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the two years in the period ended June 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Business Financial Services, Inc. and Subsidiaries as of June 30, 1995, and the consolidated results of their operations and their consolidated cash flows for each of the two years in the period ended June 30, 1995, in conformity with generally accepted accounting principles.


       The Company changed its method of accounting for income taxes as of July 1, 1993.



                                              /s/ Fishbein & Company, P.C.
                                              FISHBEIN & COMPANY, P.C.




Elkins Park, Pennsylvania
September 20, 1995


                                                                                        American Business Financial
                                                                                    Services, Inc. and Subsidiaries

                                                                                                     Balance Sheets
-------------------------------------------------------------------------------------------------------------------

                                                               September 30,           June 30,          June 30,
                                                                        1996               1996              1995
-------------------------------------------------------------------------------------------------------------------
                                                                  (unaudited)
Assets

Cash and cash equivalents                                  $       8,812,590     $    5,345,269    $    4,734,368
Loan and lease receivables, net
  Available for sale                                              10,894,302         17,625,178         8,668,956
  Other                                                              579,134            534,325           328,401
Other receivables                                                 20,762,050         14,090,542         4,237,072
Prepaid expenses                                                   2,476,037          1,341,160           594,046
Property and equipment, net of accumulated
  depreciation and amortization                                    1,577,699          1,452,895           687,678
Other assets                                                       6,873,364          6,504,794         2,924,375
-------------------------------------------------------------------------------------------------------------------


Total assets                                               $      51,975,176     $   46,894,163    $   22,174,896
-------------------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity

Liabilities
  Debt                                                     $      37,876,268     $   35,987,401    $   17,824,007
  Accounts payable and accrued expenses                            4,286,597          3,132,170         1,117,930
  Deferred income taxes                                            2,128,539          1,506,271           704,304
  Other liabilities                                                2,171,913          1,876,806           385,241
-------------------------------------------------------------------------------------------------------------------

Total liabilities                                                 46,463,317         42,502,648        20,031,482
-------------------------------------------------------------------------------------------------------------------
Commitment and contingencies

Stockholders' equity
  Preferred stock, no par value
    Authorized 1,000,000 shares
    Issued and outstanding none                                            -                  -                 -
  Common stock, par value $.001
    Authorized 9,000,000 shares
    Issued and outstanding 2,353,166 shares in
      1996 and 2,128,154 shares in 1995                                2,353              2,353             2,128
  Additional paid-in capital                                       1,931,699          1,931,699         1,331,892
  Retained earnings                                                4,177,839          3,057,495           809,394
-------------------------------------------------------------------------------------------------------------------

                                                                   6,111,891          4,991,547         2,143,414
  Less note receivable                                               600,032            600,032                 -
-------------------------------------------------------------------------------------------------------------------

Total stockholders' equity                                         5,511,859          4,391,515         2,143,414
-------------------------------------------------------------------------------------------------------------------

Total liabilities and stockholders' equity                 $      51,975,176     $   46,894,163    $   22,174,896
-------------------------------------------------------------------------------------------------------------------

                    See accompanying notes to consolidated financial statements.


                                                                                        American Business Financial
                                                                                    Services, Inc. and Subsidiaries

                                                                              Consolidated Statements of Operations

-------------------------------------------------------------------------------------------------------------------



                                                   Three Months Ended
                                                        September 30,                  Year Ended June 30,
                                            ---------------------------      ------------------------------------

                                                     1996          1995          1996          1995          1994
-------------------------------------------------------------------------------------------------------------------
                                              (unaudited)    (unaudited)

Revenues
  Gain on sales of loans and leases         $   4,373,235   $    55,362   $ 9,005,193    $1,442,961    $  110,378
  Interest and fees                             1,135,228       888,674     3,350,716     4,057,643     2,366,366
  Other income                                     75,647           466        22,824       143,473       155,923
-------------------------------------------------------------------------------------------------------------------

Total revenues                                  5,584,110       944,502    12,378,733     5,644,077     2,632,667
-------------------------------------------------------------------------------------------------------------------
Expenses
  Interest                                      1,041,659       451,790     2,667,858     1,213,111       628,240
  Provision for credit losses                     300,000        44,824       681,228       165,143        47,692
  Payroll and related costs                       198,611       130,593     1,203,260       995,215       411,048
  Sales and marketing                           1,369,253       492,219     2,685,173     1,510,227       660,755
  General and administrative                      896,678       261,030     2,020,551       866,478       550,792
-------------------------------------------------------------------------------------------------------------------

Total expenses                                  3,806,201     1,380,456     9,258,070     4,750,174     2,298,527
-------------------------------------------------------------------------------------------------------------------

Income (loss) before income taxes
  (benefit) and cumulative effect
  of accounting changes                         1,777,909      (435,954)    3,120,663       893,903       334,140

Income taxes (benefit)                            622,268      (152,584)      801,967       312,866       197,563
-------------------------------------------------------------------------------------------------------------------

Income (loss) before cumulative
  effect of accounting change                   1,155,641      (283,370)    2,318,696       581,037       136,577

Cumulative effect of accounting
  change on prior years                                 -             -             -             -       (51,933)
-------------------------------------------------------------------------------------------------------------------

Net income (loss)                           $   1,155,641   $  (283,370)  $ 2,318,696    $  581,037    $   84,644
-------------------------------------------------------------------------------------------------------------------


                                                                                        American Business Financial
                                                                                    Services, Inc. and Subsidiaries

                                                                              Consolidated Statements of Operations

-------------------------------------------------------------------------------------------------------------------


                                                 Three Months Ended
                                                      September 30,                  Year Ended June 30,
                                                 ----------------------       -----------------------------------

                                                     1996          1995          1996          1995          1994
-------------------------------------------------------------------------------------------------------------------
                                               (unaudited)   (unaudited)

Earnings (loss) per share
  Income (loss) before cumulative
    effect of accounting change             $         .47   $      (.13)  $      1.01    $      .27    $      .06
  Cumulative effect of accounting
    change on prior years                               -             -             -             -          (.02)
-------------------------------------------------------------------------------------------------------------------


Net income (loss)                           $         .47   $      (.13)  $      1.01    $      .27    $      .04
-------------------------------------------------------------------------------------------------------------------


Weighted average number of
  shares outstanding                            2,448,031     2,128,154     2,296,913     2,128,154     2,127,263
-------------------------------------------------------------------------------------------------------------------

                    See accompanying notes to consolidated financial statements.



                                                                                        American Business Financial
                                                                                    Services, Inc. and Subsidiaries

                                                                    Consolidated Statements of Stockholders' Equity

-------------------------------------------------------------------------------------------------------------------



                                                 Common Stock
                                             --------------------        Additional                         Total
                                             Number of                    Paid-In        Retained   Stockholders'
                                              Shares       Amount         Capital        Earnings          Equity
-------------------------------------------------------------------------------------------------------------------

Balance, July 1, 1993                        2,115,018   $  2,115   $   1,323,350   $     143,713   $   1,469,178

Public offering                                 12,525         12           7,241               -           7,253

Conversion of subordinated
 debentures                                        611          1           1,301               -           1,302

Net income                                           -          -               -          84,644          84,644
-------------------------------------------------------------------------------------------------------------------

Balance, June 30, 1994                       2,128,154      2,128       1,331,892         228,357       1,562,377

Net income                                           -          -               -         581,037         581,037
-------------------------------------------------------------------------------------------------------------------

Balance, June 30, 1995                       2,128,154      2,128       1,331,892         809,394       2,143,414

Options exercised                              225,012        225         599,807               -         600,032

Cash dividends
  ($.03 per share)                                   -          -               -         (70,595)        (70,595)

Net income                                           -          -               -       2,318,696       2,318,696
-------------------------------------------------------------------------------------------------------------------

Balance, June 30, 1996                       2,353,166      2,353       1,931,699       3,057,495       4,991,547

Cash dividend ($.015
 per share) (unaudited)                              -          -               -         (35,297)        (35,297)

Net income (unaudited)                               -          -               -       1,155,641       1,155,641
-------------------------------------------------------------------------------------------------------------------

Balance, September 30, 1996
 (unaudited)                                 2,353,166   $  2,353   $   1,931,699   $   4,177,839   $   6,111,891
-------------------------------------------------------------------------------------------------------------------

                    See accompanying notes to consolidated financial statements.



                                                                                        American Business Financial
                                                                                    Services, Inc. and Subsidiaries

                                                                              Consolidated Statements of Cash Flows

---------------------------------------------------------------------------------------------------------------------




                                                      Three Months Ended
                                                           September 30,                  Year Ended June 30,
                                               -------------------------      ----------------------------------------

                                                     1996           1995            1996           1995           1994
----------------------------------------------------------------------------------------------------------------------
                                               (unaudited)    (unaudited)

Cash flows from operating activities
  Net income (loss)                        $    1,155,641    $  (283,370)   $  2,318,696   $    581,037    $    84,644
  Adjustments to reconcile net income
    (loss) to net cash (used in) provided
    by operating activities
      Gain on sales of loans/leases            (4,373,235)       (55,362)     (8,969,880)    (1,442,961)      (110,378)
      Amortization of origination
        fees and costs                             86,321         75,058         305,136        528,554        529,573
      Amortization of deferred
        servicing rights                           51,643              -          69,489              -              -
      Provision for credit losses                 300,000         44,824         681,228        165,143         47,692
      Accounts written off                        (50,443)             -        (129,063)       (87,885)       (10,838)
      Depreciation and amortization of
        property and equipment                    106,980         68,472         318,493        177,632        116,007
      Amortization of financing and
        organization costs                        127,933        109,840         505,012        436,260        190,012
      (Increase) decrease in accrued
        interest and fees on loan and
        lease receivables                         (44,809)       (72,097)       (268,010)       119,407       (129,751)
      Decrease (increase) in
        other receivables                      (1,083,286)       365,267         683,797       (328,081)      (444,321)
      (Increase) in prepaid expenses           (1,134,877)      (216,585)       (747,114)      (241,164)      (133,721)
      Decrease (increase) in other assets         299,466        (28,447)        332,009       (117,992)      (253,668)
      Increase in accounts payable and
        accrued expenses                        1,154,427        262,450       2,014,240        328,022        488,350
      Increase (decrease) in deferred
        income taxes                              622,268       (152,584)        801,967        285,791        247,636
      Increase in other liabilities               295,107        279,968       1,491,565        316,868         39,262
-----------------------------------------------------------------------------------------------------------------------

Net cash (used in) provided
  by operating activities                      (2,486,864)       397,434        (592,435)       720,631        660,499
-----------------------------------------------------------------------------------------------------------------------




                                                                                        American Business Financial
                                                                                    Services, Inc. and Subsidiaries

                                                                              Consolidated Statements of Cash Flows

-------------------------------------------------------------------------------------------------------------------



                                                   Three Months Ended
                                                        September 30,                   Year Ended June 30,
                                      ------------------------------         ------------------------------------

                                                1996           1995            1996           1995           1994
-------------------------------------------------------------------------------------------------------------------
                                          (unaudited)    (unaudited)

Cash flows from investing activities
  Loans and leases originated         $  (22,971,918)   $(7,876,031)   $(60,472,812)  $(15,408,775)   $(6,674,527)
  Loans repurchased                                -              -               -              -        (21,393)
  Loan and lease payments received           856,130        355,338       4,549,979      3,065,676      1,084,159
  Proceeds of loans and leases sold       26,676,311        958,413      40,627,246      8,747,265      1,607,233
  Purchase of property and equipment        (231,783)      (477,338)     (1,022,926)      (382,154)      (274,837)
  Decrease in securitization gain
    receivable                                     -         14,839          58,693          9,958              -
  Principal receipts on investments           16,245          5,245          33,307          3,567              -
-------------------------------------------------------------------------------------------------------------------

Net cash provided by (used in)
  investing activities                     4,344,985     (7,019,534)    (16,226,513)    (3,964,463)    (4,279,365)
-------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities
  Financing costs incurred                  (244,368)       (92,225)       (662,950)      (483,732)      (597,167)
  Net proceeds of (principal payments on)
    revolving line of credit              (2,348,465)             -       2,348,465     (1,999,431)      (965,103)
  Proceeds of term note payable, bank              -              -               -              -         64,000
  Principal payments on term notes
    payable, bank                                  -              -               -       (245,555)       (21,183)
  Dividends paid                             (35,297)             -         (70,595)             -              -
  Principal payments on note
    payable, other                              (104)        (5,606)         (4,814)        (1,652)          (104)
  Proceeds of notes payable,
    related parties                                -              -               -              -        807,444
  Principal payments on notes
    payable, related parties                       -              -               -              -     (1,589,011)
  Proceeds from public offering,
    net of related costs of $26,147                -              -               -              -          7,253
  Proceeds from issuance of subordinated
    debentures                             5,945,884      3,724,674      19,687,982     12,049,581      6,107,478
  Principal payments on subordinated
    debentures                            (1,708,450)      (637,976)     (3,867,447)    (1,420,432)      (262,102)
-------------------------------------------------------------------------------------------------------------------

Net cash provided by
  financing activities                     1,609,200      2,993,177      17,429,849      7,895,617      3,549,957
-------------------------------------------------------------------------------------------------------------------




                                                                                        American Business Financial
                                                                                    Services, Inc. and Subsidiaries

                                                                              Consolidated Statements of Cash Flows

--------------------------------------------------------------------------------------------------------------------



                                                  Three Months Ended
                                                       September 30,                    Year Ended June 30,
                                      ------------------------------        --------------------------------------

                                                1996           1995            1996           1995           1994
-------------------------------------------------------------------------------------------------------------------
                                          (unaudited)    (unaudited)

Net increase (decrease) in
  cash and cash equivalents           $    3,467,321    $(3,628,923)   $    610,901   $  4,651,785    $   (68,909)

Cash and cash equivalents,
  beginning of period                      5,345,269      4,734,368       4,734,368         82,583        151,492
-------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents,
  end of period                       $    8,812,590    $ 1,105,445    $  5,345,269   $  4,734,368    $    82,583
-------------------------------------------------------------------------------------------------------------------

Supplemental disclosures of cash flow information
  Cash paid during the year for
    Interest                          $      888,622    $   211,580    $  1,183,745   $    706,506    $   510,916
-------------------------------------------------------------------------------------------------------------------

    Income taxes                      $            -    $    75,000    $     78,475   $      8,250    $    12,364
-------------------------------------------------------------------------------------------------------------------

  Noncash transactions recorded in
    connection with the sale of and
    foreclosure on loans receivable
    Increase in other receivables,
    securitization gains              $    5,563,603    $     9,405    $ 10,595,960   $  3,271,770    $         -
      Increase in other assets
        Investment, held to maturity               -              -       2,332,247        684,380              -
        Foreclosed real estate held
          for sale                                 -              -         111,890        448,801              -
        Other holdings held for sale               -              -         308,933              -              -
        Transfer from loans and leases,
          other                                    -              -         (62,085)             -              -
        Deferred servicing rights            574,210              -       1,165,000              -              -
        Increase in fixed assets                   -         51,425               -              -              -
-------------------------------------------------------------------------------------------------------------------

                                      $    6,137,813    $    60,830    $ 14,451,945   $  4,404,951    $         -
-------------------------------------------------------------------------------------------------------------------

Supplemental schedule of noncash investing and financing activities
-------------------------------------------------------------------------------------------------------------------

During the year ended June 30, 1994, subordinated debentures of $1,302 were converted to 611 shares of common stock.
-------------------------------------------------------------------------------------------------------------------

During the year ended June 30, 1994, a note payable of $30,529 was incurred for the acquisition of property and equipment.
-------------------------------------------------------------------------------------------------------------------

During the year ended June 30, 1996, stock options for 225,012 shares of common stock were exercised. Shares with a total price of $600,032 were issued in exchange for a note receivable of the same amount.
-------------------------------------------------------------------------------------------------------------------


                    See accompanying notes to consolidated financial statements.

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1996 and for the Three
                          Months Ended September 30, 1996 and 1995 is unaudited)

--------------------------------------------------------------------------------


1.  Summary of       Principles  of  Consolidation  and Nature of  Business
    Significant
    Accounting       The accompanying  consolidated financial statements include
    Policies         the accounts of American Business Financial Services,
                     Inc. ("ABFS") and its wholly-owned subsidiaries (the
                     "Company"). All significant intercompany transactions and balances have been eliminated.

                     The Company makes secured loans in the Mid-Atlantic Region and is subject to the risks of the real estate market in that area. The Company also makes business equipment leases and unsecured consumer loans. The Company securitizes its secured loans.

                     Cash Equivalents

                     Cash equivalents consist of short-term investments purchased with an initial maturity of three months or less.

                     Loan and Lease Receivables Available for Sale

                     Loan and lease receivables available for sale represent receivables that the Company generally intends to sell or securitize within the next twelve months. These assets are stated at the lower of cost (principal balance including unamortized origination costs/fees) or estimated market value in the aggregate. Market value is determined by most recent sale or securitization transactions.

                     The Company sells loans through securitizations and is subject to certain limited recourse provisions. Income is recorded at the time of sale approximately equal to the present value of the anticipated future cash flows ("residuals"), offset by unamortized loan origination costs/fees, related transaction expenses and estimated credit losses ("excess spread receivables"). Subsequent to the initial sale, securitization income is recorded in proportion to the actual cash flow received. To the extent that the anticipated cash flows differ from actual cash flows, adjustments are recognized through the use of an allowance account, as needed.

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1996 and for the Three
                          Months Ended September 30, 1996 and 1995 is unaudited)

--------------------------------------------------------------------------------

                     Allowance for Credit Losses

                     The allowance for credit losses is based upon the Company's estimate of expected collectibility of loans and leases outstanding. The allowance is increased by periodic charges to operations as necessary.

                     Mortgage Servicing Rights

                     Effective July 1, 1995, the Company adopted Financial Accounting Standards Board Statement No. 122, "Accounting for Mortgage Servicing Rights". The Statement amends Statement No. 65 to require recognition as a separate asset the rights to service mortgage loans for others, however those servicing rights are acquired. The Statement requires the assessment of capitalized mortgage servicing rights for impairment to be based on the current fair value of those rights. Mortgage servicing rights are amortized in proportion to and over the period of the estimated net servicing income.

                     Origination Costs and Fees and Amortization

                     Direct origination costs, net of origination fees, are deferred and amortized over the contractual life of the receivable using the interest method. Unamortized amounts are recognized as (expense) income when the receivable is sold or paid in full.

                     Property and Equipment and Depreciation and Amortization

                     Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line and declining balance methods over the estimated useful lives of the assets (ranging from 5 to 10 years). Expenditures for additions, renewals and betterments are capitalized; expenditures for maintenance and repairs are charged to expense as incurred.

                     Financing Costs and Amortization

                     Costs incurred in obtaining revolving lines of credit are amortized using the straight-line method over the terms of the agreements.

                     Financing costs incurred in connection with public offerings of debentures are amortized using the interest method over the term of the related debentures.

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1996 and for the Three
                          Months Ended September 30, 1996 and 1995 is unaudited)

--------------------------------------------------------------------------------


                     Investments, Held to Maturity

                     The investments classified as held to maturity consist of mortgage-backed securities that the Company has the positive intent and ability to hold to maturity. These investments are stated at amortized cost, which approximates market.

                     Foreclosed property held for sale is stated at the lower of cost or fair market value.

                     Interest Income

                     Interest income from loan and lease receivables is recognized using the interest method. Accrual of interest income is suspended when the receivable is contractually delinquent for ninety days or more. The accrual is resumed when the receivable becomes contractually current, and past due interest income is recognized at that time. In addition, a detailed review of receivables will cause earlier suspension if collection is doubtful.

                     Income Taxes

                     The Company files a consolidated federal income tax return.

                     The Company uses the liability method in accounting for income taxes.

                     Principal differences between the Company's financial and income tax reporting include amortization of loan and lease origination costs/fees, the allowance for credit losses, depreciation and amortization of property and equipment, securitization gains, servicing rights and net operating losses.

                     Earnings Per Share

                     Earnings per share are based on the weighted average number of shares outstanding. Earnings per share amounts for the quarter ending September 30, 1996 assume the exercise of all stock options having an exercise price less than the average market price of the common stock using the treasury method. The effect of outstanding stock options is not dilutive for years ended June 30, 1996, 1995 and 1994 and for the quarter ended September 30, 1995.

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1996 and for the Three
                          Months Ended September 30, 1996 and 1995 is unaudited)

--------------------------------------------------------------------------------

                     Reclassifications

                     Certain amounts in the 1995 and 1994 financial statements have been reclassified to conform to the 1996 presentation.

                     Unaudited Interim Financial Information

                     The unaudited interim consolidated financial statements as of September 30, 1996 and for the three month periods ended September 30, 1996 and 1995 reflect, in the opinion of management, all adjustments (which include cash flows as of and for the periods presented). The results for the interim periods presented are not necessarily indicative of results to be expected for the full year.


2. Loan and                                       September 30,             June 30,          June 30,
   Lease                                              1996                    1996              1995
   Receivables          ----------------------------------------------------------------------------------

                     Real estate secured loans       $ 5,365,40     $      12,960,229    $    4,761,778
                     Leases (net of unearned
                      income of $1,410,664,
                       $1,136,621 and
                       $557,880)                      5,700,134             4,393,713         2,034,981
                     Other loans                        132,065               109,726         1,134,742
                     Unamortized origination
                       costs/fees                       653,677               868,934           892,713
                    -----------------------------------------------------------------------------------

                                                     11,851,283            18,332,602         8,824,214
                     Less allowance for
                       credit losses                    956,981               707,424           155,258
                    -----------------------------------------------------------------------------------


                     Loan and lease
                       receivables, net            $ 10,894,302     $      17,625,178    $    8,668,956
                    -----------------------------------------------------------------------------------

                     Substantially, all of the leases are sales-type leases whereby the lessee has the right to purchase the leased equipment at the lease expiration for a nominal amount.

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1996 and for the Three
                          Months Ended September 30, 1996 and 1995 is unaudited)

--------------------------------------------------------------------------------


                     The Company sells real estate secured loans through securitizations and retains collection and administrative responsibilities as servicer for the trusts holding the loans. Under terms of the sales, the purchasers have limited recourse ($2,818,578 at September 30, 1996 and $2,834,783 at June 30, 1996) should certain amounts of the loans prove to be uncollectible. However, the Company believes that allowances established for these off-balance sheet instruments are adequate to provide for any amounts found to be uncollectible. At September 30, 1996, the uncollected balance of receivables securitized was approximately $67,500,000. At June 30, 1996, the uncollected balance of receivables securitized was approximately $42,100,000.

                     At September 30, 1996, the accrual of interest income was suspended on real estate secured loans of $508,617. At June 30, 1996, the accrual of interest income was suspended on real estate secured loans of $599,564. Based on its evaluation of the collateral related to these loans, the Company expects to collect all contractual interest and principal.

                     At June 30, 1996, the contractual maturities of loan and lease receivables are as follows:


                                        1997        1998        1999      2000      2001  Thereafter        Total
-------------------------------------------------------------------------------------------------------------------


Real estate secured loans          $1,175,085   $ 369,635  $  422,257  $422,529  $477,495  $10,093,228  $12,960,229
Leases                              1,785,696   1,280,863     767,481   415,126   144,547            -    4,393,713
Other loans                            23,921      28,184      32,847    19,660     5,114            -      109,726
Unamortized organization
  costs/fees                          614,865     132,547      70,126    34,644    13,712        3,040      868,934
-------------------------------------------------------------------------------------------------------------------

Total loans receivable             $3,599,567  $1,811,229  $1,292,711  $891,959  $640,868  $10,096,268  $18,332,602
-------------------------------------------------------------------------------------------------------------------


                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1996 and for the Three
                          Months Ended September 30, 1996 and 1995 is unaudited)

--------------------------------------------------------------------------------


3.  Allowance         Balance, July 1, 1993                            $ 41,146
    for Credit        Provision for credit losses                        47,692
    Losses            Accounts written off                              (10,838)
                     -----------------------------------------------------------

                     Balance June 30, 1994                               78,000
                     Provision for credit losses                        165,143
                     Accounts written off                               (87,885)
                     -----------------------------------------------------------

                     Balance, June 30, 1995                             155,258
                     Provision for credit losses                        681,228
                     Accounts written off                              (129,062)
                     -----------------------------------------------------------

                     Balance, June 30, 1996                             707,424
                     Provision for credit losses                        300,000
                     Accounts written off                               (50,443)
                     -----------------------------------------------------------


                     Balance, September 30, 1996                       $956,981
                     -----------------------------------------------------------


4.  Other                                       September 30,             June 30,          June 30,
    Receivables                                          1996                 1996              1995
                     -------------------------------------------------------------------------------

                     Sales of loans               $    93,055          $    86,090        $  415,521
                     Home equity loan fees             40,508              121,874           506,236
                     Excess spread                 20,235,897           13,447,674         2,969,812
                     Other                            392,590              434,904           345,503
                     --------------------------------------------------------------------------------

                                                  $20,762,050          $14,090,542        $4,237,072
                     --------------------------------------------------------------------------------


                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1996 and for the Three
                          Months Ended September 30, 1996 and 1995 is unaudited)

--------------------------------------------------------------------------------


5.  Property                                       September 30,            June 30,         June 30,
    and                                                     1996                1996             1995
    Equipment        ---------------------------------------------------------------------------------

                     Computer equipment and
                        software                     $ 1,453,887      $     1,296,769    $     754,732
                     Office furniture and
                        equipment                        871,432              803,445          393,423
                     Leasehold improvements              179,154              171,542           49,999
                     ----------------------------------------------------------------------------------

                                                       2,504,473            2,271,756        1,198,154
                     Less accumulated depreciation
                       and amortization                  926,774              818,861          510,476
                     ----------------------------------------------------------------------------------

                                                     $ 1,577,699       $    1,452,895     $    687,678
                     ----------------------------------------------------------------------------------



6.  Other                                          September 30,           June 30,         June 30,
    Assets                                                  1996               1996             1995
                     ----------------------------------------------------------------------------------

                     Deposits                           $ 296,582       $   296,582      $   113,483
                     Financing costs, debt
                       offerings, net of
                       accumulated amortization
                       of $1,083,699, $1,074,212
                       and $581,324                     1,256,642         1,138,455          968,393
                     Investments, held to maturity
                       (mature in September 2004
                       through April 2011)              2,818,538         2,834,783          680,813
                     Foreclosed property held
                       for sale                           180,591           607,905          761,523
                     Servicing rights                   1,910,077         1,387,511                -
                     Other                                410,934           239,558          400,163
                     ----------------------------------------------------------------------------------

                                                       $6,873,364        $6,504,794       $2,924,375
                     ----------------------------------------------------------------------------------


                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1996 and for the Three
                          Months Ended September 30, 1996 and 1995 is unaudited)



7.    Debt                                         September 30,         June 30,          June 30,
                                                            1996             1996              1995
                     -----------------------------------------------------------------------------------

                     Subordinated debentures,
                     due September 1996
                     through June 1998;
                     interest at rates
                     ranging from 8% to
                     12% payable quarterly;
                     subordinated to all of
                     the Company's senior
                     indebtedness.                  $ 1,345,421       $ 1,345,421      $ 1,422,421


                     Subordinated debentures,
                     due July 1996 through
                     September 2006; interest
                     at rates ranging from 7%
                     to 10.50%; subordinated
                     to all of the Company's
                     senior indebtedness.            36,532,442        32,275,058       16,377,523

                     Note payable, $25,000,000
                     revolving line of credit
                     expiring September 1996;
                     interest at LIBOR plus
                     1 1/4% (an effective rate
                     of 6 3/4% at June 30,
                     1996) payable monthly;
                     collateralized by loans
                     receivable.                              -         2,348,465                -

                     Note payable in monthly
                     installments of $655
                     including interest at
                     11.8%; final payment
                     due in March 1999;
                     collateralized by
                     related equipment.                  18,405            18,457           24,063
                     -----------------------------------------------------------------------------------

                                                    $37,876,268      $ 35,987,401      $17,824,007
                     -----------------------------------------------------------------------------------

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1996 and for the Three
                          Months Ended September 30, 1996 and 1995 is unaudited)

--------------------------------------------------------------------------------


                     Principal payments on debt for the next five years are due as follows: year ending June 30, 1997 - $21,206,784; 1998 -
                     $4,329,462; 1999 - $2,884,971; 2000 - $1,995,153 and 2001 -
                     $2,557,366.

                     Effective December 18, 1995, the Company authorized the issuance through a public offering of up to $50,000,000 of unsecured, subordinated debentures to be offered on an ongoing and continuous basis. During the year ended June 30, 1996, subordinated debentures of $16,810,707 were issued through this offering.

                     At June 30, 1996, the Company has available unused revolving lines of credit of $7,500,000 and $3,500,000, respectively. The lines expire in December 1996 and May 1998, respectively. At September 30, 1996, the Company has available unused revolving lines of credit of $3,500,000, $25,000,000 and $7,500,000. The lines expire in December, 1996, March 1997 and May, 1998, respectively. Advances under the lines, if any, are collateralized by certain loans receivable. One of the loan agreements contains various restrictive covenants, including the following: the Company must maintain (on a consolidated basis) a ratio of subordinated debt to bank debt (as defined) of not less than 1.50:1, a ratio of senior indebtedness to capital funds (as defined) of not more than .95:1, minimum capital funds (as defined) of $23,200,000, and minimum pre-tax income of $3,000,000, and may not pay any dividends in excess of the lesser of 33% of current year net income or $250,000.


8.  Common and       On May 31, 1996, the  stockholders  approved an amended and
    Preferred        restated  Certificate of Incorporation  which increased the
    Stock            authorized common shares from five million  shares to nine million shares and established a class of preferred shares with one million shares authorized.


                     On September 12, 1995, the Board of Directors declared a 3 for 2 stock split of common stock to stockholders of record on October 1, 1995. The stock split has been reflected in the accompanying consolidated financial statements.

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1996 and for the Three
                          Months Ended September 30, 1996 and 1995 is unaudited)

--------------------------------------------------------------------------------


9.  Stock            On May 31, 1996, the  stockholders  approved a non-employee
    Options          director stock option plan which authorizes the grant to
                     non-employee directors of options to purchase 135,000 shares of common stock at a price equal to the market price of the stock at the date of grant. Options are fully vested when granted and expire ten years after grant. At September
                     30, 1996, 45,000 shares were available for future grants under this plan. Transactions under this plan were as follows:








                                                    Number of          Price Per
                                                       Shares              Share
                     -----------------------------------------------------------

                     Options granted and
                     outstanding, June 30, 1996        90,000           $   5.00
                     -----------------------------------------------------------

                     Options granted                        -                  -

                     Options exercised                      -                  -
                     -----------------------------------------------------------

                     Options outstanding,
                      September 30, 1996                90,000          $   5.00
                     -----------------------------------------------------------


                     The Company has an employee stock option plan which authorizes the grant to employees of options to purchase 375,000 shares of common stock at a price equal to the market price of the stock at the date of grant. Options are fully vested when granted and expire five to ten years after grant. At September 30, 1996, 83,988 shares were available for future grants under this plan. Transactions under the plan were as follows:

                                                    Number of          Price Per
                                                       Shares              Share
                     -----------------------------------------------------------

                    Options outstanding,
                       July 1, 1994                   225,012           $   2.67

                    Options granted                    43,500               2.67
                    ------------------------------------------------------------

                    Options outstanding,
                      June 30, 1995                   268,512               2.67


                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1996 and for the Three
                          Months Ended September 30, 1996 and 1995 is unaudited)

--------------------------------------------------------------------------------

                                                  Number of            Price Per
                                                     Shares                Share
                     -----------------------------------------------------------


                     Options granted                 22,500          $      5.00

                     Options exercised             (225,012)                2.67
                     -----------------------------------------------------------

                     Options outstanding,
                       June 30, 1996                 66,000            2.67-5.00
                     -----------------------------------------------------------

                     Options granted                      -                    -

                     Options exercised                    -                    -
                     -----------------------------------------------------------

                     Options outstanding,
                       September 30, 1996            66,000          $2.67-$5.00
                     -----------------------------------------------------------

                     On September 29, 1995, options for 225,012 shares were exercised at $2.67 per share by an officer of the Company. The purchase price of $600,032 was advanced to the officer, by the Company, on a ten year loan with interest at 6.46%, payable annually. The loan is secured by 450,000 shares of the Company's stock (at the date of exercise, market value of collateral was approximately $1,200,000) and is shown as a reduction of stockholders' equity on the accompanying balance sheet.

10.  Income Taxes    The provision for income taxes consists of the following:

                                                        Year Ended June 30,
                                                   1996                    1995
                    ------------------------------------------------------------

                    Current
                      Federal                        $ -                $ 27,075
                      State                            -                       -
                    ------------------------------------------------------------

                                                       -                  27,075
                    ------------------------------------------------------------

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1996 and for the Three
                          Months Ended September 30, 1996 and 1995 is unaudited)

--------------------------------------------------------------------------------



                                                          Year Ended June 30,
                                                       1996                 1995
                     -----------------------------------------------------------

                     Deferred
                       Federal                   $ 858,617          $   457,439
                       State                       (56,650)            (171,648)
                     -----------------------------------------------------------

                                                   801,967              285,791
                     -----------------------------------------------------------

                                                 $ 801,967          $   312,866
                     -----------------------------------------------------------


                     The current provision for federal income taxes for the year ended June 30, 1995 is net of the tax benefit of approximately $249,000 from the utilization of net operating loss carryforwards.

                     The cumulative temporary differences resulted in net deferred income tax assets or liabilities consisting primarily of:

                                                      Three Months
                                                             Ended
                                                      September 30,            Year Ended June 30,
                                                               1996             1996          1995
                    ------------------------------------------------------------------------------
                    Deferred income tax assets
                      Allowance for credit losses         $ 388,534       $  287,214      $ 62,568
                      Net operating loss carryforwards      326,284          461,954       126,435
                      Loan and lease receivable              70,176           68,058             -
                      Accrued expenses                            -          246,500             -
                    ------------------------------------------------------------------------------

                                                            784,994        1,063,726       189,003
                    Less valuation allowance                148,500          148,500       126,435
                    ------------------------------------------------------------------------------

                                                            636,494          915,226        62,568
                    ------------------------------------------------------------------------------


                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1996 and for the Three
                          Months Ended September 30, 1996 and 1995 is unaudited)

--------------------------------------------------------------------------------

                                                            Three Months
                                                                   Ended
                                                            September 30,          Year Ended June 30,
                                                                  1996             1996           1995
                     -----------------------------------------------------------------------------------

                     Deferred income tax liabilities
                       Loan and lease origination
                         costs/fees, net                      $  231,161     $  368,849       $365,679
                       Book over tax basis of property
                         and equipment                           152,151        131,751         54,965
                       Other receivables                       1,732,295      1,548,423        346,228
                       Servicing rights                          649,426        372,474              -
                     ------------------------------------------------------------------------------------

                                                               2,765,033      2,421,497        766,872
                     ------------------------------------------------------------------------------------

                     Net deferred income tax
                      liabilities                             $2,128,539     $1,506,271       $704,304
                     ------------------------------------------------------------------------------------


                     The valuation allowance represents the income tax effect of State net operating loss carryforwards of the Company which are not presently expected to be utilized.

                     A reconciliation of income taxes at federal statutory rates to the Company's tax provision is as follows:

                                                          Year Ended June 30,
                                                       1996                 1995
                     -----------------------------------------------------------


                    Federal income tax at
                      statutory rates           $ 1,061,005            $303,927
                    State income tax, net
                      of federal tax benefit              -             (48,614)
                    Nondeductible expenses           13,545              11,080
                    Increase in state tax
                      valuation allowance                 -              46,453
                    Other, net                     (272,583)                 20
                    ------------------------------------------------------------

                                                $   801,967            $312,866
                    ------------------------------------------------------------


                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1996 and for the Three
                          Months Ended September 30, 1996 and 1995 is unaudited)

--------------------------------------------------------------------------------



                     For income tax reporting, the Company has net operating loss carryforwards aggregating approximately $1,650,000 available to reduce future state income taxes for various states as of June 30, 1996. If not used, substantially all of the carryforwards will expire at various dates from June 30, 1997 to June 30, 1999.


11.  Commitment      Commitment
     and
     Contingencies   The Company leases certain of its facilities under a
                     five-year operating lease expiring in November 2000, at a minimum annual rental of $430,637. The lease contains a renewal option for an additional five year period at an increased annual rental. Rent expense under all operating leases for such facilities was $373,694 and $199,368 for the years ended June 30, 1996 and 1995, respectively. Rent expense under all operating leases for such facilities was $132,619 and $57,586 for the three months ended September
                     30, 1996 and 1995, respectively.





                     Contingencies

                     A subsidiary of the Company makes home equity loans on behalf of unaffiliated lenders for a fee equal to a percentage of the loan amount. Certain agreements require that all or a portion of the fee be refunded if the loan is paid off during the first six to twelve months after origination.

                     At September 30, 1996 approximately $131,000 of income is subject to this provision. The actual amount of the fee refunded during the three months ended September 30, 1996 which was recorded as income prior to July 1, 1996 was $16,800. At June 30, 1996 and 1995, approximately $292,000 and $394,000, respectively, of fee income is subject to this provision. The actual amount of the fee refunded during the years ended June 30, 1996 and 1995, which was recorded as income prior to July 1, 1995 and 1994, was $138,187 and $14,267, respectively.

                     The Company is a defendant in a lawsuit filed by one of its competitors for alleged interference with existing contractual relations between the competitor and its customers and vendors. Currently, the Company is negotiating a settlement which is expected to be immaterial to the Company's operations.

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1996 and for the Three
                          Months Ended September 30, 1996 and 1995 is unaudited)

--------------------------------------------------------------------------------



12.  Fair Value      No market exists for certain of the Company's assets and
     of Financial    liabilities, therefore, fair value estimates are based on
     Instruments     judgments regarding credit risk, investor expectation of
                     future economic conditions, normal cost of administration and other risk characteristics, including interest rates and prepayment risk. These estimates are subjective in nature and involve uncertainties and matters of judgment and, therefore, cannot be determined with precision.
                     Changes in assumptions could significantly affect the estimates.

                     In addition, the fair value estimates presented do not include the value of assets and liabilities that are not considered financial instruments.

                     The table below summarizes the information about the fair value of the financial instruments recorded on the Company's financial statements at June 30, 1996.







                                                                   June 30, 1996
                     -----------------------------------------------------------

                                                       Carrying             Fair
                                                          Value            Value
                     -----------------------------------------------------------
                     Assets
                       Cash and cash equivalents    $ 5,345,269      $ 5,345,269
                       Loans and leases available
                          for sale                   18,332,602       20,800,000
                       Excess spread                 13,447,674       13,447,674
                       Servicing rights               1,387,511        1,387,511

                     Liabilities
                       Borrowings under revolving
                          lines of credit           $ 2,348,465      $ 2,348,465
                       Subordinated debentures       33,620,479       33,620,479



                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1996 and for the Three
                          Months Ended September 30, 1996 and 1995 is unaudited)

--------------------------------------------------------------------------------


                     The methodology and assumptions utilized to estimate the fair value of the Company's financial instruments are as follows:

                     Cash and Cash Equivalents - For these short-term instruments the carrying amount approximates fair value.

                     Loans and Leases Available for Sale - The Company has estimated the fair values reported based upon recent sales and securitizations.

                     Excess Spread - Fair value is determined using estimated discounted future cash flows taking into consideration anticipated prepayment rates.

                     Servicing Rights - Fair value is determined using estimated discounted future cash flows taking into consideration anticipated prepayment rates.

                     Borrowings Under Revolving Lines of Credit - The carrying value reported approximates the fair value due to the short-term nature of the borrowings, and the variable rate of interest charged on the borrowings.

                     Subordinated Debt - The fair value of fixed maturity subordinated debentures is estimated using the rates currently offered for debentures of similar maturities.


13.  Hedging         The  Company  regularly  securitizes  and sells  fixed rate
     Transactions    mortgage loans. To offset the effects of interest rate
                     fluctuations on the value of its fixed rate loans held for sale, the Company in certain cases will hedge its interest rate risk related to the loans held for sale by selling
                     U.S. Treasury securities short. The Company classifies these sales as hedges of specific loans held for sale and does not record the derivative securities on its financial statements. The gain or loss derived from these sales is deferred and recognized as an adjustment to gain on sale of loans when the loans are securitized.

                     At June 30, 1996, the Company sold short $15,000,000 of U.S. Treasury securities due June 30, 1998 to settle on September 30, 1996. The deferred loss at June 30, 1996 was approximately $27,000.

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1996 and for the Three
                          Months Ended September 30, 1996 and 1995 is unaudited)

--------------------------------------------------------------------------------


                     During the year ended June 30, 1996, the Company included a gain of $35,312 on short sales of U.S. Treasury securities as part of gains on sales of loans.

                     During the three months ended September 30, 1996, the Company included a loss of $34,180 on short sales of U. S. Treasury securities as part of gains on sales of loan.


14.  Use of          The preparation of financial  statements in conformity with
     Estimates       generally accepted accounting principles requires
                     management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                     Although the Company believes that it has made reasonable estimates of the excess spread receivables likely to be realized, the rate of prepayment and the amount of defaults realized by the Company are estimates and actual experience may vary from its estimates. Higher levels of future prepayments, delinquencies and/or liquidations could result in decreased excess spreads and the write down of the receivable, which would adversely affect the Company's income in the period of adjustment.

                     The Company's revenues and net income have fluctuated in the past and may fluctuate in the future principally as a result of the timing and size of its securitizations. Since the Company does not recognize gains on the sale of such loans until it consummates a securitization thereof, the Company's operating results for a given period can fluctuate significantly as a result of the timing and level of securitizations.

                                                     American Business Financial
                                                 Services, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                         (Information as of September 30, 1996 and for the Three
                          Months Ended September 30, 1996 and 1995 is unaudited)

--------------------------------------------------------------------------------


15.  Recent          In October 1995, the Financial Accounting Standards Board
     Accounting      ("FASB") issued Statement of Financial Accounting Standards
     Pronounce-      ("SFAS") No. 123, "Accounting for Stock-Based Compensation"
     ments           ("SFAS No. 123"), establishing financial accounting and
                     reporting standards for stock-based employee compensation plans. SFAS No. 123 encourages all entities to adopt a new method of accounting to measure compensation cost of all employee stock compensation plans based on the estimated fair value of the award at the date it is granted.
                     Companies are, however, allowed to continue to measure compensation cost for those plans using the intrinsic value based method of accounting, which generally does not result in compensation expense recognition for most plans. The
                     Company expects to remain with the existing accounting and will disclose in a footnote to the financial statements pro forma net income and, earnings per share, as if SFAS No.
                     123 had been adopted. The accounting requirements of this Statement are effective for transactions entered into during fiscal years that begin after December 15, 1995;
                     however, companies are required to disclose information for awards granted in their first fiscal year beginning after December 15, 1994. The Company intends to utilize the intrinsic value method of accounting.





                     In June 1996, the Financial Accounting Standards Board ("FASB") issued Statements of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"). Pursuant to SFAS No. 125, after a transfer of financial assets, an entity would be required to recognize all financial assets and servicing it controls and liabilities it has incurred and, conversely, would not be required to recognize financial assets when control has been surrendered and liabilities when extinguished. SFAS No. 125 provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 will be effective with respect to the transfer and servicing of financial assets and the extinguishment of liabilities occurring after December 31, 1996, with earlier application prohibited. The Company has not completed its analysis of the impact SFAS No. 125 may have on the financial condition and results of operations of the Company.

===============================================================================

No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made in connection herewith shall, under any circumstances, create any implication that there has been no change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof. This Prospectus, does not constitute an offer to sell or solicitation of any offer to buy the Common Stock by anyone in any jurisdictions in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation of any offer to buy the Common Stock is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation.

                              -------------------
                                TABLE OF CONTENTS
                               -------------------
                                                          Page
Available Information...................................     2
Prospectus Summary......................................     3
Summary Consolidated Financial Data.....................     7
Risk Factors............................................     9
The Company..............................................   18
Use of Proceeds..........................................   18
Dividend Policy..........................................   19
Market for Common Stock..................................   19
Capitalization...........................................   20
Selected Consolidated Financial Data.....................   21
Management's Discussion and Analysis of
   Financial Condition and Results of Operations.........   23
Business.................................................   41
Management...............................................   58
Certain Relationships and Related Transactions...........   67
Principal Stockholders...................................   68
Description of Capital Stock.............................   70
Shares Eligible for Future Sale..........................   73
Market for Common Stock and Related
   Stockholder Matters...................................   74
Underwriting.............................................   75
Legal Matters............................................   77
Experts..................................................   77
Transfer Agent and Registrar.............................   78
Index to Consolidated Financial Statements................ F-1
Consolidated Financial Statements......................... F-4

Until _____________, 1997, all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

===============================================================================

===============================================================================


                                1,000,000 Shares


                               AMERICAN BUSINESS
                            FINANCIAL SERVICES, INC.



                                  Common Stock



                                   ----------
                                   PROSPECTUS
                                   ----------



                              FRIEDMAN, BILLINGS,
                               RAMSEY & CO., INC.



                                          , 1997
                          ----------------


===============================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.       Indemnification of Directors and Officers.

         The Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and the Amended and Restated Bylaws (the "Bylaws") of ABFS provide for indemnification of its directors and officers to the full extent permitted by Delaware law. In the event that the Delaware General Corporation Law (the "Corporation Law") is amended to authorize corporate action further eliminating or limiting the personal liability of directors and officers, the Certificate of Incorporation and Bylaws provide the personal liability of the directors and officers of ABFS shall be so eliminated or limited.

         Section 145 of the Corporation Law provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding.

         Section 145 of the Corporation Law provides that a company may pay the expenses incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. The Certificate of Incorporation and Bylaws of ABFS provide that ABFS shall pay such expenses.

         The Company has obtained insurance to cover the Company's directors and executive officers for liabilities which may be incurred in connection with the offer, sale and registration of the Common Stock.

Item 25.       Other Expenses of Issuance and Distribution.

         The following table sets forth the estimated expenses to be incurred in connection with the offering of the Common Stock, other than underwriting discounts and commissions, all of which will be borne by ABFS:

SEC Registration Fee*................................   $  6,817
NASD Filing Fee*.....................................      2,749
NASDAQ Listing Fee*..................................     10,750
Expenses of Underwriter..............................     15,000
Fees and Expenses of Underwriters Counsel............    125,000
Printing and Engraving ..............................     45,000
Legal Fees and Expenses..............................    140,000
Accounting Fees and Expenses.........................     50,000
Transfer Agent Fees and Expenses.....................      5,000
Blue Sky Fees and Expenses...........................     15,000
Miscellaneous........................................     29,684
                                                        --------
        TOTAL........................................   $445,000
                                                        ========



-------------------
*Exact; all other fees and expenses are estimates


Item 26.       Recent Sales of Unregistered Securities.

         On September 29, 1995, ABFS issued 225,012 shares of common stock to Anthony J. Santilli, President of ABFS, upon the exercise of stock options at a price of $2.67 per share.

         Exemption from registration for the issuance described above was claimed pursuant to Section 4(2) of the Securities Act, in reliance upon the fact that such sales did not involve a public offering. Therefore, such securities are subject to certain transfer restrictions.


Item 27.       Financial Statements and Exhibits

         The following documents were filed as part of this Registration Statement.

 (a)    Financial Statements:


 AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

        Reports of Independent Certified Public Accountants

        Consolidated balance sheets as of June 30, 1996 and 1995 and September 30, 1996 (unaudited)

        Consolidated statements of operations for the years ended
               June 30, 1996, 1995 and 1994 and the three months ended September30, 1996 and 1995 (unaudited)

        Consolidated statements of stockholders' equity for the years ended June 30, 1996, 1995 and 1994 and the three months ended September30, 1996 (unaudited)

        Consolidated statements of cash flows for the years ended
               June 30, 1996, 1995 and 1994 and the three months ended September30, 1996 and 1995 (unaudited)

        Notes to Consolidated Financial Statements

 (b)    Exhibits:

     Regulation S-B
     Exhibit Number            Description
     --------------            -----------
             1                 Form of Underwriting Agreement.*

             3.1 Amended and Restated Certificate of Incorporation (Incorporated by reference from Exhibit 3.1 of the Annual Report on Form 10-KSB of ABFS for the fiscal year ended June 30, 1996, File No. 0-22472, filed on September 27, 1996 (the "1996
                               Form 10-KSB")).

             3.2               Bylaws of ABFS.

             4.1               Specimen of Common Stock Certificate.

             4.2 Form of Unsecured Investment Note (Incorporated by reference to Exhibit 4.1 of Amendment No.1 to Form SB-2 Filed April 29, 1994, Registration Number 33-76390 (the "Form SB-2")).




*To be filed by Amendment.

     Regulation S-B
     Exhibit Number            Description
     --------------            -----------

             4.3 Form of Unsecured Investment Note issued pursuant to Indenture with First Trust National Association. (Incorporated by reference to
                               Exhibit 4.5 of Amendment No. One to the Form SB-2 filed on December 14, 1995, Registration Number 33-98636 (the "1996 Form SB-2").

             4.4 Form of Indenture by and between ABFS and First Trust National Association (Incorporated by reference to Exhibit 4.6 of the Form SB-2 filed on October 26, 1995, Registration Number 33-98636).

             5                 Opinion of Blank Rome Comisky& McCauley.

             10.1 Loan and Security Agreement between Upland Mortgage and BankAmerica Business Credit, Inc. dated May 23, 1996 (Incorporated by reference from the 1996 Form 10-KSB).

             10.2              Amended and Restated Stock Option Plan.

             10.3 Stock Option Award Agreement (Incorporated by reference to Exhibit 10.1 of the Registration Statement on Form S-11, Registration No. 33-59042 filed on February 26, 1993 ("Form S-11")).

             10.4 Line of Credit Agreement by and between American Business Credit, Inc. and Eagle National Bank (Incorporated by reference to Exhibit 10.4 of Amendment No. 1 on Form SB-2, Registration No. 33-59042, filed on April 29, 1993 (the "1993
                               SB-2")).

             10.5 Agreement dated April 12, 1993 between American Business Credit, Inc. and Eagle National Bank (Incorporated by reference to Exhibit 10.5 of the 1993 SB-2).

             10.6              1995 Stock Option Plan for Non-Employee
                               Directors.

             10.7 Form of Option Award Agreement for Non-Employee Directors Plan (Incorporated by reference from Exhibit 10.13 of the 1996 Form 10-KSB).

     Regulation S-B
     Exhibit Number            Description
     --------------            -----------

             10.8 Interim Warehouse and Security Agreement between Upland Mortgage and Prudential Securities Realty Funding Corporation dated April 25, 1996 (Incorporated by reference from Exhibit 10.14 of the 1996 Form 10-KSB).

             10.9 Lease dated January 7, 1994 by and between TWC Realty Fund IV Pennsylvania Trust and ABFS (Incorporated by reference from Registration Statement on Form SB-2 filed March 15, 1994, File No. 33-76390).

             10.10 First Amendment to Agreement of Lease by and between TCW Realty Fund IV Pennsylvania Trust and ABFS dated October 24, 1994. (Incorporated by reference from Exhibit 10.9 to ABFS' Form 10-KSB for the fiscal year ended June 30, 1995 (the "1995 10-KSB")).

             10.11 Second Amendment to Agreement of Lease by and between TWC Realty Fund IV Pennsylvania Trust and ABFS dated December 23, 1994 (Incorporated by reference from Exhibit 10.10 to the 1995 10-KSB).

             10.12 Third Amendment to Lease between TWC Realty Fund IV Pennsylvania Trust and ABFS dated July 25, 1995 (Incorporated by reference from Exhibit
                               10.11 to the 1995 10-KSB).

             10.13 Revolving Credit and Security Agreement dated August 12, 1994 between ABFS, American Business Credit, Inc., HomeAmerican Credit, Inc. and Meridian Bank (Incorporated by reference from Exhibit 10.7 to the 1995 10-KSB).

             10.14 Promissory Note of Anthony J. Santilli, Jr. and Stock Pledge Agreement dated September 29, 1995 (Incorporated by reference to Exhibit 10.14 of the 1996 Form SB-2).

             10.15             Form of Employment Agreement with Anthony J.
                               Santilli, Jr. and Beverly Santilli.*




*To be filed by Amendment.

     Regulation S-B
     Exhibit Number            Description
     --------------            -----------
             10.16             Management Incentive Plan.

             10.17 Loan and Security Agreement dated December 12, 1996 between American Business Credit, Inc. and Finova Capital Corporation.

             16 Letter on Change in Certifying Accountant (Incorporated by reference from ABFS' Current Report on Form 8-K dated March 11, 1996, File No. 0-22472).

             21                Subsidiaries of the Company.

             23.1              Consent of Fishbein & Company, P.C.

             23.2              Consent of Blank Rome Comisky& McCauley (See
                               Exhibit 5.1).

             23.3              Consent of BDO Seidman LLP.

             24.1              Power of attorney (included on signature page).


         Exhibit numbers correspond to the exhibits required by Item 601 of Regulation S-B for a Registration Statement on Form SB-2.

Item 28.      Undertakings.

         (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 24 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (b) The undersigned hereby undertakes:

               (1) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective; and

               (2) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Philadelphia, Commonwealth of Pennsylvania on December 26, 1996.

                             AMERICAN BUSINESS FINANCIAL SERVICES, INC.


Date:   December 26, 1996    By:/s/ Anthony J. Santilli, Jr.
                                -----------------------------------------------
                                Anthony J. Santilli, Jr., Chairman, President, Chief Executive Officer, Chief Operating Officer, Treasurer and Director (Duly Authorized Officer)

                           --------------------------

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony J. Santilli, his true and lawful attorney-in-fact and agent with full power of substitution or resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been duly signed below by the following persons in the capacities and on the dates stated.


              Signature                                    Capacity                               Date
--------------------------------------  -----------------------------------------------  -----------------------

/S/ Anthony J. Santilli, Jr.
---------------------------------       Chairman, President, Chief Executive Officer,     December 26, 1996
Anthony J. Santilli, Jr.                Chief Operating Officer, Treasurer and Director
                                        (Principal Executive and Operating Officer)


/s/ David M. Levin
---------------------------------       Senior Vice President-Finance and Chief           December 26, 1996
David M. Levin                          Financial Officer (Principal Financial and
                                        Accounting Officer)


 /s/ Leonard Becker
---------------------------------       Director                                          December 26, 1996
Leonard Becker



---------------------------------       Director
Richard Kaufman


/s/ Michael DeLuca
---------------------------------       Director                                          December 26, 1996
Michael DeLuca


                                  EXHIBIT INDEX


S-B Exhibit Numbers     Description
-------------------     -----------

        1               Form of Underwriting Agreement*

        3.2             Bylaws

        4.1             Specimen Common Stock Certificate

        5               Opinion of Blank Rome Comisky & McCauley

       10.2             Amended and Restated Stock Option Plan

       10.6             1995 Stock Option Plan for Non-Employee Directors

       10.15 Form of employment agreement with Anthony J. Santilli, Jr. and Beverly Santilli*

       10.16            Management Incentive Plan

       10.17 Loan and Security Agreement dated December 12, 1996 between American Business Credit, Inc. and Finova Capital Corporation

       21               Subsidiaries of the Company

       23.1             Consent of Fishbein & Company, P.C.

       23.2             Consent of Blank Rome Comisky & McCauley (See Exhibit 5)

       23.3             Consent of BDO Seidman LLP




*To be filed by Amendment.